UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                 Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

AMERICAN DENTAL PARTNERS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

American Dental Partners, Inc. common stock, par value $0.01 per share (“common stock”)

(2)	Aggregate number of securities to which transaction applies:

As of November 28, 2011, 15,528,106 shares of common stock (including restricted performance shares) and 2,313,148 shares of common stock underlying outstanding options of the Company with an exercise price of less than $19.00 per share

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $315,711,070. The maximum aggregate value of the transaction was calculated based upon the sum of (A) (1) 15,528,106 shares of common stock (including restricted performance shares) issued and outstanding and owned by persons other than the Company, Buyer and Merger Sub on November 28, 2011, multiplied by (2) $19.00 per share (the “per share merger consideration”) and (B) (1) 2,313,148 shares of common stock underlying outstanding options of the Company with an exercise price of less than $19.00 per share, as of November 28, 2011, multiplied by (2) the excess of the per share merger consideration over the weighted average exercise price of $10.061075 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .00011460 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$315,711,070

(5)	Total fee paid:

$36,181

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

AMERICAN DENTAL PARTNERS, INC.

[            ], 2011

To the Stockholders of American Dental Partners, Inc.:

You are cordially invited to attend a special meeting of stockholders of American Dental Partners, Inc., a Delaware corporation, referred to in the attached proxy statement as we, us or the Company, to be held at [10:00] a.m., Eastern time, on [            ], 2012, at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880.

On November 4, 2011, we entered into an Agreement and Plan of Merger, or the merger agreement, with JLL Crown Holdings, LLC, a Delaware limited liability company, or Buyer, and JLL Crown Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer, or Merger Sub, providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer. Buyer and Merger Sub are controlled by funds affiliated with JLL Partners, Inc., or JLL. At the special meeting, you will be asked to adopt the merger agreement and consider certain other proposals described in the attached proxy statement.

If the merger is completed, each share of Company common stock, other than as described below, will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “per share merger consideration.” The following shares of Company common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) treasury shares owned by the Company, (b) shares owned by Buyer, Merger Sub or any other direct or indirect wholly-owned subsidiary of Buyer, and (c) shares owned by stockholders who have properly exercised appraisal rights under the Delaware General Corporation Law.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. This special committee determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable to, and advisable to and in the best interests of, us and our stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board of directors, after careful consideration and acting on the recommendation of the special committee, approved and declared the advisability of the merger agreement and the merger, and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends unanimously that you vote “FOR” the proposal to adopt the merger agreement.

The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of Company common stock at the close of business on the record date. More information about the merger is contained in the accompanying proxy statement, and a copy of the merger agreement is attached to the proxy statement as Annex A. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. Your failure to vote or an abstention will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity how to vote in accordance with the voting instruction form that it furnished to you. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of Company common stock for approval of the proposal to adopt the merger agreement will have the same effect as a vote against the proposal to adopt the merger agreement.

We appreciate your continued support of the Company.

Sincerely,

[                    ]

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [            ], 2011 and is first being mailed to stockholders on or about [            ], 2011.

AMERICAN DENTAL PARTNERS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [            ], 2012

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of American Dental Partners, Inc. (the “Company,” “we,” “us” or “our”) will be held at [10:00] a.m., Eastern time, on [            ], 2012, at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 4, 2011 (the “merger agreement”), among the Company, JLL Crown Holdings, LLC, a Delaware limited liability company (“Buyer”), and JLL Crown Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Buyer;

2.	To cast a non-binding, advisory vote to approve certain merger-related executive compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger;

3.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum; and

4.	To transact such other business as may properly be brought before the special meeting.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to the proxy statement as Annex A.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. This special committee determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable to, and advisable to and in the best interests of, us and our stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board of directors, after careful consideration and acting on the recommendation of the special committee, approved and declared the advisability of the merger agreement and the merger, and recommended that our stockholders adopt the merger agreement at the special meeting. Our board of directors recommends unanimously that you vote “FOR” the proposal to adopt the merger agreement.

Additionally, our board of directors recommends unanimously that you vote “FOR” the non-binding, advisory proposal regarding certain merger-related executive compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum.

Only stockholders of record at the close of business on [            ], 2011 are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements of the special meeting.

1

The adoption of the merger agreement by our stockholders requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding at the close of business on the record date. The approval of the non-binding, advisory proposal on merger-related executive compensation and of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of Company common stock present and entitled to vote on the proposals.

Failure to vote your shares of Company common stock, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Failure to vote your shares of Company common stock and broker non-votes will not have an effect on the non-binding proposal to approve the merger-related executive compensation or the proposal to adjourn the special meeting. Abstentions will have the same effect as a vote “AGAINST” these proposals. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the meeting.

Regardless of the number of shares of Company common stock you own, your vote is important. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, which we sometimes refer to as being held in street name, you should instruct that entity how to vote in accordance with the voting instruction form that it furnishes to you. Your failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of Company common stock for the approval of the proposal to adopt the merger agreement will have the same effect as a vote against the proposal to adopt the merger agreement.

You can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or by attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the per share merger consideration if the merger closes, but only if they perfect their appraisal rights by complying with specified procedures under Delaware law, which are summarized in the accompanying proxy statement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you will need to bring a copy of your statement reflecting your share ownership as of the record date, and if you wish to vote your shares at the meeting, you will need to obtain a proxy form from your broker, dealer, commercial bank, trust company or other nominee.

By Order of the Board of Directors,

[            ]

[            ]

Wakefield, Massachusetts

[            ], 2012

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Important Notice of Internet Availability

This proxy statement for the special meeting to be held on [            ], 2012, is available free of charge at http://www.amdpi.com.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

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SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the non-binding proposal regarding certain merger-related executive compensation and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card, or need additional copies of the proxy materials, please call:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

at one of the phone numbers listed below:

Stockholder call toll free (800) 460-1014

or

(203) 658-9400 (Call Collect)

Bankers and Brokers call toll free (800) 662-5200

Email: adpi.info@morrowco.com

Annex A – Agreement and Plan of Merger

Annex B – Opinion of Greenhill & Co., LLC

Annex C – Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Annex D – Section 262 of the Delaware General Corporation Law

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [            ]. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to American Dental Partners, Inc. and its subsidiaries.

OVERVIEW OF THE TRANSACTION (PAGE             )

The Company, Buyer and Merger Sub entered into the merger agreement on November 4, 2011. Under the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer. Both Buyer and Merger Sub are beneficially owned by funds affiliated with JLL Partners, Inc., or JLL. The following will occur in connection with the merger:

•

each share of Company common stock issued and outstanding immediately prior to the closing (other than certain shares owned by parties to the merger agreement and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law, or the DGCL) will convert into the right to receive the $19.00 per share merger consideration, in cash, without interest and less any required withholding taxes;

•

all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate representing any shares of Company common stock will cease to have any rights with respect to those shares, except the right to receive the $19.00 per share merger consideration upon surrender of the certificate;

•

each outstanding stock option (other than options designated as rollover options by Buyer and the holder of the option, referred to as rollover options), whether vested or unvested, will fully vest and will be canceled as of the effective time of the merger and converted into the right to receive an amount equal to the excess, if any, of the $19.00 per share merger consideration over the exercise price per share of the stock option, without interest and less any required withholding taxes;

•

each outstanding restricted performance share will automatically vest and our reacquisition right with respect to the restricted performance shares will lapse, and the holder of the restricted performance share will be entitled to receive the $19.00 per share merger consideration, without interest and less any required withholding taxes; and

•

each rollover option will automatically be converted into an option to purchase common stock of any direct or indirect parent of the Company, with the number of shares underlying that option equitably adjusted to prevent any increase or decrease in the intrinsic value of that rollover option as a result of the merger.

Our employee stock purchase plan, or ESPP, will be terminated immediately prior to the closing date of the merger. No offering period with respect to the ESPP will be commenced on or after November 4, 2011. Shares of Company common stock acquired under the ESPP prior to the closing of the merger will be treated the same as other outstanding shares of Company common stock (other than excluded shares as defined on page [            ]) upon the closing of the merger.

Following and as a result of the merger, holders of Company common stock will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of November 4, 2011, as it may be amended from time to time, among the Company, Buyer and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company pursuant to the merger agreement, as the merger.

PARTIES TO THE MERGER (PAGE             )

The parties to the merger agreement and the merger are:

American Dental Partners, Inc., or the Company, is a Delaware corporation headquartered in Wakefield, Massachusetts. We are a leading provider of business services, support staff and dental facilities to multidisciplinary dental group practices in selected markets throughout the United States. We are committed to the success of the affiliated practices and make substantial investments to support their operations. We provide dental facilities and support staff to the affiliated practices and provide or assist with organizational planning and development; staff recruitment; employee retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems and technology; marketing; payor contracting; and financial planning, reporting and analysis. At September 30, 2011, we were affiliated with 27 dental group practices, comprising 566 full-time equivalent dentists practicing in 282 dental facilities in 21 states.

JLL Crown Holdings, LLC, or Buyer, is a Delaware limited liability company that is controlled by funds affiliated with JLL, which we refer to as the sponsor, and was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, the Company will be a direct, wholly-owned subsidiary of Buyer.

JLL Crown Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Buyer solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation of the merger, or the surviving corporation.

THE SPECIAL MEETING (PAGE             )

Time, Place and Purpose of the Special Meeting (Page             )

The special meeting of the stockholders of the Company, which we refer to as the special meeting, will be held on [            ], 2012, starting at [10:00] a.m. Eastern time, at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880.

At the special meeting, holders of common stock of the Company, $0.01 par value per share, which we refer to as Company common stock, will be asked to approve:

•	the proposal to adopt the merger agreement,

•

the proposal with respect to the non-binding, advisory vote in favor of certain merger-related executive compensation payable under existing agreements that certain executive officers of the Company will or may receive in connection with the merger,

•

the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or to constitute a quorum necessary to conduct the special meeting, and

•	the transaction of such other business as may properly be brought before the special meeting.

Record Date and Quorum (Page             )

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [            ], 2011, which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned at the close of business on the record date. At the close of business on the record date, there were [            ] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock issued and outstanding at the close of business on the record date and entitled to vote and that are present in person, or represented by proxy, at the special meeting will constitute a quorum for the purposes of the special meeting. Thus, [            ] shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to constitute a quorum. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the meeting.

Vote Required (Page             )

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the shares of Company common stock outstanding at the close of business on the record date.

The non-binding, advisory proposal regarding certain merger-related executive compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger must be approved by the affirmative vote of a majority of the shares of Company common stock present at the special meeting in person or by proxy and entitled to vote on the proposal.

The proposal to adjourn the special meeting, whether or not a quorum is present, must be approved by the affirmative vote of a majority of the shares of Company common stock present in person or by proxy and entitled to vote on the proposal.

As of the close of business on the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately [            ] shares of Company common stock (including restricted performance shares and excluding any shares of Company common stock deliverable upon exercise or conversion of any options), representing approximately [            ]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal regarding certain merger-related executive compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page             )

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held through a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity on how to vote your shares of Company common stock using the instructions it provides to you.

If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the non-binding, advisory proposal regarding certain merger-related executive compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our corporate secretary, which must be filed with the corporate secretary, or by attending the special meeting and voting in person. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our corporate secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on [            ], 2012.

TREATMENT OF COMPANY STOCK OPTIONS AND RESTRICTED PERFORMANCE SHARES (PAGE             )

The merger agreement provides that, immediately prior to the effective time of the merger, each outstanding stock option (other than (i) options designated as rollover options by Buyer and the holder of the option, referred to as rollover options, and (ii) statutory options granted under our ESPP), whether vested or unvested, will fully vest and will be canceled as of the effective time of the merger and converted into the right to receive, within five business days after the completion of the merger, an amount in cash equal to the excess, if any, of the $19.00 per share merger consideration over the exercise price per share of that stock option, without interest and less any required withholding taxes. At the effective time of the merger, each rollover option will automatically be converted into an option to purchase common stock of any direct or indirect parent of the Company, with the number of shares underlying that option equitably adjusted to prevent any increase or decrease in the intrinsic value of that rollover option as a result of the merger.

The ESPP will be terminated immediately prior to the closing date of the merger. No offering period with respect to the ESPP will be commenced on or after November 4, 2011. Shares of Company common stock acquired under the ESPP prior to the closing of the merger will be treated the same as other outstanding shares of Company common stock (other than excluded shares as defined on page [            ]) upon the closing of the merger.

Immediately prior to the effective time of the merger, each outstanding restricted performance share will become fully vested and all restrictions and holding periods will lapse. Upon closing, each restricted performance share will be treated as a share of Company common stock and as such will be entitled to receive the $19.00 per share merger consideration, without interest and less applicable withholding taxes.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (PAGE             )

After consideration of various factors described in the section entitled “The Merger — Recommendation of the Special Committee and Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement,” including the recommendation of the special committee, the board of directors of the Company, which we refer to as the board, (i) determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable to, and advisable to and in the best interests of, us and our stockholders, (ii) approved the merger agreement and the merger, (iii) resolved that a special meeting of the stockholders of the Company be called to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, and (iv) recommended that our stockholders vote in favor of adoption of the merger agreement.

In considering the recommendation of the board with respect to the proposal to adopt the merger and merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The special committee and the board were aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page             .

The board of directors recommends unanimously that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding proposal to approve certain merger-related executive compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

OPINION OF GREENHILL & CO., LLC (PAGE             )

Greenhill & Co., which is referred to as Greenhill, delivered its opinion to the special committee that, as of November 4, 2011 and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be received by the holders of Company common stock (other than JLL, Buyer, Merger Sub and their respective affiliates to the extent they are holders of Company common stock, referred to as excluded holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion, dated November 4, 2011, to the special committee, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We encourage you to read Greenhill’s opinion, and the section “The Merger — Opinion of Greenhill, Independent Financial Advisor to the Special Committee” beginning on page [            ], carefully and in its entirety. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Greenhill’s written opinion was addressed to the special committee for the information of the special committee in connection with its consideration of the merger agreement, and it was not a recommendation to the special committee as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the Company stockholders should approve the merger agreement or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the Company’s underlying business decision to proceed with or effect the merger.

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (PAGE             )

In connection with the merger, the Company’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as BofA Merrill Lynch, delivered a written opinion, dated November 4, 2011, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $19.00 per share merger consideration to be received by holders of Company common stock (other than excluded holders). The full text of BofA Merrill Lynch’s written opinion, dated November 4, 2011, to the Company’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Annex C. BofA Merrill Lynch’s opinion also is more fully described under the section “The Merger — Opinion of BofA Merrill Lynch, Financial Advisor to the Company” beginning on page [    ]. The summary of BofA

Merrill Lynch’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Company’s board of directors for the benefit and use of the Company’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

FINANCING OF THE MERGER (PAGE             )

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of [            ], 2011, would be approximately $315.7 million;

•

refinance outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, which, as of [            ], 2011, was approximately $[            ] in principal amount; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of up to $235.0 million to be provided by an investment fund affiliated with JLL, or other parties to which it assigns all or a portion of its commitment; and

•	borrowings of up to $256.0 million under a senior secured credit facility comprising a $220.0 million term loan facility and a $36.0 million revolving facility.

Buyer has obtained the equity commitment letter and the debt commitment letter described more fully below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Buyer and Merger Sub to obtain any portion of the committed financing (or alternative financing) will likely result in the failure of the merger to be completed. In that case, Buyer may be obligated to pay the Company a termination fee of $15.9 million as described under “The Merger Agreement — Termination Fees” beginning on page [            ] and “The Merger Agreement — Remedies” beginning on page [            ]. Buyer’s obligation to pay this fee under specified circumstances is guaranteed under the limited guarantee referred to below.

Equity Financing (Page             )

Buyer has entered into a letter agreement, which we refer to as the equity commitment letter, with JLL Partners Fund VI, L.P., which we refer to as the guarantor, dated November 4, 2011, under which the guarantor has committed to make a capital contribution to Buyer at or prior to the closing of the merger in an aggregate amount of up to $235.0 million.

The guarantor’s obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Buyer’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the funding of the debt financing on or prior to the closing date of the merger under the terms and conditions of the debt commitment letter or any alternative financing that Buyer and Merger Sub are required or permitted to accept from alternative sources under the merger agreement.

Debt Financing (Page             )

Buyer has entered into a commitment letter, dated November 4, 2011, which we refer to as the debt commitment letter, with KeyBank National Association, CIT Healthcare LLC, CIT Bank, CIT Capital Securities LLC and NXT Capital, LLC (collectively referred to as the commitment parties) pursuant to which certain of the commitment parties, who we refer to as the initial lenders, have committed to provide an aggregate $256.0 million senior secured credit facility, comprising a $220.0 million term loan facility and a $36.0 million revolving facility, on the terms and subject to the conditions set forth in a debt commitment letter.

The obligations of the initial lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including among others: (i) receipt at closing of the specified documentation and opinions; (ii) accuracy of certain representations; (iii) the refinancing of the Company’s outstanding senior secured credit facility; (iv) the absence of any “material adverse effect,” as defined in the debt commitment letter; (v) the making of the equity contribution to Buyer; (vi) certification that, as of the closing date, the Company’s total leverage ratio does not exceed 3.75 to 1.00 (calculated on a pro forma basis after giving effect to the merger, with permitted adjustments); and (vii) the lead arrangers (as defined in the debt commitment letter) will have been afforded a marketing period of at least 20 consecutive business days (excluding certain days) to market the senior secured facilities to prospective lenders. The final termination date for the debt commitment letter is the same as the outside termination date under the merger agreement.

Guarantee (Page             )

Pursuant to a limited guarantee, which we refer to as the guarantee, delivered by the guarantor in favor of the Company, dated as of November 4, 2011, the guarantor has agreed to guarantee the obligation of Buyer under the merger agreement to pay any termination fee to the Company and certain expense reimbursement and indemnification obligations of Buyer and Merger Sub to the Company under the merger agreement, in each case, as and when due, up to a maximum of $15.9 million. See “The Merger Agreement — Termination Fees” beginning on page             .

INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE             )

In considering the recommendation of our board of directors, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	accelerated vesting of stock options and cash payments with respect to stock options that have an exercise price of less than $19.00 per share;

•	accelerated vesting of and cash payment with respect to restricted performance shares; and

•	continued indemnification and liability insurance for directors and officers following completion of the merger.

At the effective time of the merger, each rollover option will automatically be converted into an option to purchase common stock of any direct or indirect parent of the Company, with the number of shares underlying that option equitably adjusted to prevent any increase or decrease in the intrinsic value of the rollover option as a result of the merger.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE             )

The exchange of shares of Company common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in those shares. If you are a non-U.S. holder of Company common stock, the merger will generally not be a taxable transaction for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your tax advisors for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

CONDITIONS TO THE MERGER (PAGE             )

The respective obligations of each of the Company, Buyer and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions.

REGULATORY APPROVALS (PAGE             )

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. The Company and Buyer filed the required notification and report under the HSR Act on November 23, 2011 and requested early termination of the waiting period, but there is no assurance as to the outcome of the reviews.

SOLICITATION OF ACQUISITION PROPOSALS (PAGE             )

The merger agreement provides that until 11:59 p.m., Eastern time, on December 14, 2011, which we refer to as the go-shop period, we are permitted to initiate, solicit, facilitate and encourage alternative acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to alternative acquisition proposals.

From and after 12:00 a.m., Eastern time, on December 15, 2011 and until the effective time of the merger, which we refer to as the exclusivity period, or, if earlier, the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any alternative acquisition proposals or engage in any negotiations or discussions with any person relating to an alternative acquisition proposal. Notwithstanding these restrictions, under certain circumstances and subject to the satisfaction of certain requirements under the merger agreement, we may, from and after 12:00 a.m., Eastern time, on December 15, 2011 and prior to the time our stockholders adopt the merger agreement, respond to a written alternative acquisition proposal or engage in discussions or negotiations with the person making an alternative acquisition proposal. In addition, the restrictions applicable to us during the exclusivity period do not apply to our activities with any person who makes a written acquisition proposal during the go-shop period that our board determines in good faith (after consultation with financial advisors and outside counsel) is bona fide and could reasonably be expected to result in a superior proposal. We refer to any such person as an excluded party.

At any time before the merger agreement is adopted by our stockholders, if our board or special committee determines in good faith after consultation with outside counsel and financial advisors that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement, which we refer to as an alternative acquisition agreement, with respect to that superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Buyer. See “The Merger Agreement — Termination Fees” beginning on page             . In addition, we must notify Buyer at least five business days prior to terminating the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal. We must then negotiate in good faith with Buyer (to the extent Buyer desires to negotiate) during that period to make such revisions to the merger agreement, the financing commitments and the guarantees as would permit the board to conclude that the alternative proposal was no longer a superior proposal.

TERMINATION OF THE MERGER AGREEMENT (PAGE             )

We and Buyer may, by mutual written consent, terminate the merger agreement and abandon the merger at any time before the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time before the effective time of the merger as follows (subject to certain exceptions if the party purporting to terminate the merger agreement is in breach of the merger agreement and the breach has been the principal cause of or resulted in the failure of a condition to have been satisfied before termination):

•	by either Buyer or the Company, if:

•	the merger has not been consummated by March 31, 2012, which date we refer to as the outside date;

•	a governmental entity has issued a final nonappealable order, decree or ruling or other final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the special meeting has been held and completed and our stockholders have not adopted the merger agreement at that meeting or any adjournment or postponement of that meeting.

•	by the Company, if:

•

at any time before the adoption of the merger agreement by our stockholders, our board authorizes the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, subject to specified conditions, including paying a termination fee to Buyer;

•

there has been a breach or inaccuracy in any representation or warranty of Buyer or Merger Sub or a failure to perform a covenant or agreement on the part of Buyer or the Merger Sub, which breach or inaccuracy would give rise to the failure of a condition to the closing of the merger and such breach or inaccuracy is not cured or is incapable of being cured within a specified period; or

•

(i) all of the conditions to the obligations of Buyer and Merger Sub have been and continue to be satisfied, (ii) the Company has indicated in writing that the Company is ready and willing to consummate the transactions contemplated by the merger agreement, and (iii) Buyer and Merger Sub fail to consummate the transactions contemplated by the merger agreement within ten business days of the date on which the closing of the merger should have occurred under the merger agreement.

•	by Buyer:

•

before adoption of the merger agreement by our stockholders if our board has failed to recommend approval of adoption of the merger agreement in this proxy statement or modifies its recommendation to our stockholders with respect to the merger;

•	before the adoption of the merger agreement by our stockholders if our board has approved, endorsed or recommended to our stockholders an acquisition proposal (other than the merger);

•

before the adoption of the merger agreement by our stockholders if the Company is in material breach of its obligations with respect to the “go-shop” and exclusivity provisions of the merger agreement;

•

before the adoption of the merger agreement by our stockholders if a tender offer or exchange offer for the outstanding Company common stock is commenced and our board recommends that our stockholders tender their shares in that tender offer or exchange offer or, within ten business days after the commencement of that tender offer or exchange offer, our board fails to recommend against acceptance of that offer, including by taking no position with respect to acceptance of that tender or exchange offer by our stockholders; or

•

if there has been a breach or inaccuracy in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company, which breach or inaccuracy would give rise to the failure of a condition to the closing of the merger and such breach or inaccuracy is not cured or is incapable of being cured within a specified period.

Termination Fees (Page             )

The Company may be obligated to pay a termination fee of $13.9 million if the Company enters into an alternative acquisition agreement (or $8.0 million, if the Company enters into an alternative acquisition agreement with an excluded party on or before the 20th calendar day after the expiration of the go-shop period) or if the merger agreement is terminated as a result of certain breaches or failures to perform by the Company. Buyer may be obligated to pay the Company a termination fee of $15.9 million if the Company terminates the merger agreement as a result of certain breaches or failures to perform by Buyer. The guarantor has guaranteed the obligation of Buyer to pay the termination fee.

Remedies (Page             )

Subject to our right to specific performance, our right to terminate the merger agreement and receive the termination fee of $15.9 million from Buyer is our sole and exclusive remedy against Buyer or Merger Sub, or the guarantor, the financing sources under the debt commitment letter, and certain related parties for any loss we suffer as a result of any breach of any covenant in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection with the merger agreement. Upon payment of that amount, no such party has any further liability or obligation relating to the merger agreement or the transactions contemplated by the merger agreement, the guarantee, the equity commitment letter or any other document or under any theory of law or equity or in respect of any oral representations made or alleged to have been made in connection therewith.

Subject to Buyer’s right to specific performance, if Buyer has the right to receive from the Company the termination fee of $8.0 million or $13.9 million, as the case may be, that termination fee is the sole and exclusive remedy of Buyer, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and certain of their related parties for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement giving rise to or associated with that termination.

Subject to certain limitations described under “The Merger Agreement — Remedies” beginning on page             , the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. We may only seek specific performance to require the merger to be consummated and the equity funding to be made if certain conditions are met, including funding of the debt financing.

MARKET PRICE OF COMPANY COMMON STOCK (PAGE             )

The closing price of Company common stock on the Nasdaq Global Select Market, or Nasdaq, on November 4, 2011, the last trading day prior to the public announcement of the merger agreement, was $10.38 per share. On [            ], 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of the Company common stock on Nasdaq was $[            ] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

APPRAISAL RIGHTS (PAGE             )

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger, so long as they meet all of the conditions set forth in Section 262 of the DGCL. This means that, if you perfect your appraisal rights, you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement, and you must continue to hold the shares of Company common stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [        ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee and you wish to exercise appraisal rights, you should consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal by that entity. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK (PAGE             )

If the merger is completed, Company common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Therefore, we would no longer file periodic reports with the Securities and Exchange Commission, or SEC, on account of Company common stock.

ADDITIONAL INFORMATION (PAGE             )

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some questions you may have regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you as a Company stockholder. Please refer to the “Summary” beginning on page [            ]and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [            ].

Q: Why am I receiving this proxy statement?

A: On November 4, 2011, we entered into a merger agreement with Buyer and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer. Buyer and Merger Sub are beneficially owned by investment funds affiliated with JLL. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the proposal to adopt the merger agreement.

Q: What matters will be voted on at the special meeting?

A: You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve a non-binding, advisory proposal regarding certain merger-related executive compensation;

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum for the special meeting; and

•	to transact other business that may properly come before the meeting.

Q: As a stockholder, what will I receive in the merger?

A: If the merger is completed, you will be entitled to receive $19.00 in cash, without interest and less any required withholding taxes, for each share of Company common stock that you own immediately prior to the effective time of the merger. You will not own shares in the surviving corporation.

Q: When can I expect to receive the merger consideration for my shares?

A: Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your share certificates to the exchange agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, share certificates and other required documents to the exchange agent, the exchange agent will send you the merger consideration payable with respect to your Company common stock. You should not send your share certificates to us or anyone else until you receive the letter of transmittal.

Q: When and where is the special meeting of stockholders?

A: The special meeting of stockholders will be held at [10:00] a.m., Eastern time, on [            ], 2012, at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880.

Q: What vote of our stockholders is required to adopt the merger agreement?

A: For us to complete the merger, stockholders holding a majority of the shares of Company common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement.

Q: Who can attend and vote at the special meeting?

A: All stockholders of record as of the close of business on [            ], 2011, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting or any postponement or adjournment of the meeting. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the entity that holds their shares of Company common stock.

Q: How does our board recommend that I vote?

A: Our board, after careful consideration and acting on the recommendation of a special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding, advisory proposal regarding certain merger-related executive compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum.

Q: How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A: Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the proposal to adopt the merger agreement. As of [            ], 2011, the record date for the special meeting, our directors and executive officers owned, in the aggregate, [            ] shares of Company common stock, or collectively approximately [            ]% of the outstanding Company common stock.

Q: Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A: Yes. Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the per share merger consideration if the merger closes, but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page [            ]. For the full text of Section 262 of the DGCL, please see Annex D.

Q: How do I cast my vote if I am a holder of record?

A: If you were a holder of record on [            ], 2011, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you transmit your proxy properly, but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding, advisory proposal regarding certain merger-related executive compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum.

Q: How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A: If you hold your shares in “street name,” which means your shares of Company common stock are held of record on [            ], 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by the record holder. If you do not provide the record holder with instructions on how to vote your shares, your shares of Company common stock will not be voted. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q: What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement?

A: If you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q: Can I change or revoke my proxy after I have delivered my proxy?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q: What should I do if I receive more than one set of voting materials?

A. You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q: Should I send in my stock certificates now?

A: No. Promptly after the merger is completed, each holder of record as of the effective time of the merger will be sent written instructions for exchanging their stock certificates for the merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Q: What will happen if the merger is not completed?

A: If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock under the merger agreement. Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. It is possible, however, that we could enter into a transaction other than the merger, under the “go-shop” provisions of the merger agreement or otherwise. Under specified circumstances, we may be required to pay Buyer a termination fee or Buyer may be required to

pay us a termination fee. See “The Merger Agreement — Termination Fees” beginning on page [            ] and “The Merger Agreement — Solicitation of Alternative Acquisition Proposals” beginning on page [            ].

Q: When is the merger expected to be completed?

A: We are working to complete the merger as quickly as possible. We currently expect the merger to close in the first quarter of 2012; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q: Is the merger expected to be taxable to me?

A: The exchange of shares of Company common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to your shares (determined before deduction of any applicable backup withholding) and your adjusted tax basis in your shares of Company common stock. The exchange of shares of Company common stock for cash in the merger will generally not be a taxable transaction to non-U.S. holders for U.S. federal income tax purposes, unless the holder has certain connections to the United States. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [            ]. You should also consult your tax advisors for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Q: What is householding and how does it affect me?

A: The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through them. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Morrow & Co., LLC toll free at (800) 460-1014, collect at (203) 658-9400, or by email at adpi.info@morrowco.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. For this purpose, any statements contained in this proxy statement regarding our strategy, future plans or operations, financial position, future revenues, projected costs, prospects, and objectives of management, other than statements of historical facts, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed or implied in forward-looking statements. Any such forward-looking statements relating to the merger are subject to various risks and uncertainties, including:

•	uncertainties as to the timing of the merger;

•	the possibility that alternative acquisition proposals will be made or will not be made;

•	the possibility that various closing conditions for the merger may not be satisfied or waived;

•	the possibility that Buyer will be unable to obtain sufficient funds to close the merger;

•	the failure of the merger to close for any other reason;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the amount of fees and expenses related to the merger;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; and

•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely manner or at all.

There are a number of factors that could cause actual events or results to differ materially from those indicated or implied by such forward-looking statements, many of which are beyond our control, including the factors discussed in Part I — Item 1A under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and as referenced in Part II — Item 1A of our quarterly reports on Form 10-Q. In addition, the forward-looking statements contained in this proxy statement represent our estimates only as of the date of this proxy statement and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.

All of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference in this proxy statement, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes to those financial statements included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page             ). You should consider carefully the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board for use at the special meeting or any postponements or adjournments of the special meeting.

DATE, TIME AND PLACE

We will hold the special meeting at [10:00] a.m., Eastern time, on [            ], 2012, at our principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

PURPOSE OF THE SPECIAL MEETING

The special meeting is being held for the following purposes:

•	To consider and vote upon a proposal to adopt the merger agreement (see “The Merger Agreement” beginning on page [ ]);

•

To cast a non-binding, advisory vote to approve certain merger-related executive compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger (see “Advisory Vote on Merger-Related Executive Compensation” beginning on page [            ]);

•

To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum; and

•	To act upon such other matters as may properly be brought before the special meeting.

A copy of the merger agreement is attached as Annex A to this proxy statement, and we encourage you to read it carefully in its entirety.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND SPECIAL COMMITTEE

The board, after careful consideration and acting on the recommendation of a special committee composed entirely of independent directors, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and our stockholders, and recommended that the Company’s stockholders adopt the merger agreement at the special meeting. The board recommends unanimously that our stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding, advisory proposal on merger-related executive compensation, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; QUORUM

Only holders of record of Company common stock at the close of business on [            ], 2011, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [            ] shares of Company common stock were issued and outstanding and were held by [            ] holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880.

A quorum is necessary to hold the special meeting. A quorum will be present at the special meeting if the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting are present, in person or by proxy. Shares of Company common stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the meeting. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because it does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to any of the proposals.

If a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Notice of the adjournment of the special meeting need not be given if the time and place to which the special meeting is adjourned are fixed and announced at the meeting, the adjournment is for 30 days or less and no new record date is set. Under the merger agreement, we may also adjourn or postpone the special meeting to provide to our stockholders in advance of the meeting any supplement or amendment to the proxy statement if that supplement or amendment is determined by the board in good faith, after consultation with outside counsel, to be required to comply with its fiduciary duty of disclosure to our stockholders or applicable securities laws, and then only so long as is necessary to give our stockholders sufficient time to evaluate the information or disclosures that we have sent to our stockholders or otherwise made available through a press release or a filing with the SEC.

VOTE REQUIRED

Adoption of the Merger Agreement

The adoption of the merger agreement by our stockholders requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding at the close of business on the record date. Failure to vote your shares of Company common stock, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the Non-Binding Proposal on Merger-Related Executive Compensation

The approval of the non-binding, advisory proposal on merger-related executive compensation requires the affirmative vote of the holders of a majority of the shares of Company common stock present and entitled to vote on the proposal. Failure to vote your shares of Company common stock and broker non-votes will not have an effect on the non-binding proposal to approve the merger-related executive compensation. Abstentions will have the same effect as a vote “AGAINST” this proposal. The non-binding advisory vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Because the vote on executive compensation is advisory in nature only, it will not be binding on the Company. Regardless of the outcome of the advisory vote, if the merger agreement is adopted, the compensation will be payable, subject to any applicable conditions of the compensation obligations, because we are contractually obligated to pay the compensation.

Approval of the Adjournment of the Special Meeting

You are asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum.

The approval of the adjournment of the special meeting in the circumstances described above requires the affirmative vote of the holders of a majority of the shares of Company common stock present and entitled to vote on the proposal, whether or not a quorum is present. Failure to vote your shares of Company common stock and broker non-votes will not have an effect on the proposal to adjourn the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

STOCK OWNERSHIP AND INTERESTS OF CERTAIN PERSONS

As of [            ], 2011, the record date for the special meeting, our directors and executive officers owned, in the aggregate, [            ] shares of Company common stock, or collectively approximately [            ]% of the outstanding Company common stock. Our directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all of their shares of Company common stock in favor of the adoption of the merger agreement.

Certain members of our management and the board have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please read “The Merger — Interests of Certain Persons in the Merger” beginning on page [            ].

VOTING PROCEDURES

Please ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, check the voting instruction card forwarded to you by it to see which voting options are available, or contact it in order to obtain directions on how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name, submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

A failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the non-binding proposal to approve merger-related executive compensation and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

For additional questions about the merger or assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Toll-Free: (800) 460-1014

Collect: (203) 658-9400

Email: adpi.info@morrowco.com

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting your proxy by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or by Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the adoption of the merger agreement, approval of the non-binding proposal regarding merger-related executive compensation and approval to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

Electronic Voting

Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through one of these entities, you should check your voting instruction card forwarded to you by it to see which options are available to you.

Please read and follow carefully the instructions on your proxy card or voting instruction card. Please do not send in your stock certificates with your proxy card. If the merger is completed, stockholders of record will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration.

OTHER BUSINESS

We do not expect any matter to be brought before the special meeting other than (i) the proposal to adopt the merger agreement, (ii) the non-binding, advisory proposal regarding certain merger-related executive compensation, and (iii) the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum. If, however, other matters are presented properly at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

REVOCATION OF PROXIES

Submitting a proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy with a later date by mail, the Internet or telephone or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

RIGHTS OF STOCKHOLDERS WHO SEEK APPRAISAL RIGHTS

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Court of Chancery of the State of Delaware in accordance with Delaware law, and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [            ] and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee and you wish to exercise appraisal rights, you should consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, dealer, commercial bank, trust company or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SOLICITATION OF PROXIES; PAYMENT OF SOLICITATION EXPENSES

This proxy solicitation is being made by the Company on behalf of the board and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

We have also engaged Morrow & Co. to assist in the solicitation of proxies for the special meeting, and we estimate that we will pay them a fee of approximately $10,000, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with this solicitation. In addition, our arrangement with Morrow & Co. obligates the Company to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

ASSISTANCE

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Morrow & Co., LLC, toll-free at (800) 460-1014, collect at (203) 658-9400, by email at adpi.info@morrowco.com or at 470 West Avenue, Stamford, CT 06902.

THE MERGER

The following is a description of certain material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

THE PARTIES

American Dental Partners, Inc.

We are a leading provider of business services, support staff and dental facilities to multidisciplinary dental group practices in selected markets throughout the United States. We are committed to the success of the affiliated practices and make substantial investments to support their operations. We provide dental facilities and support staff to the affiliated practices and provide or assist with organizational planning and development; staff recruitment; employee retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems and technology; marketing; payor contracting; and financial planning, reporting and analysis. At September 30, 2011, we were affiliated with 27 dental group practices, comprising 566 full-time equivalent dentists practicing in 282 dental facilities in 21 states. We are a Delaware corporation and our principal executive offices are located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, and our telephone number is (781) 224-0880. Our common stock is traded on Nasdaq under the symbol “ADPI.”

JLL Crown Holdings, LLC

JLL Crown Holdings, LLC, or Buyer, was formed solely for the purpose of owning the Company after the merger and arranging the related financing transactions. Buyer is controlled by investment funds affiliated with JLL. Buyer has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. The principal executive offices of Buyer are located at c/o JLL Partners, Inc., 450 Lexington Avenue, New York, New York 10017, and its telephone number is (212) 286-8600.

JLL Crown Merger Sub, Inc.

JLL Crown Merger Sub, Inc., or Merger Sub, was formed solely for the purpose of completing the merger. Merger Sub is wholly-owned by Buyer and has not engaged in any business except for activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist. The principal executive offices of Merger Sub are located at c/o JLL Partners, Inc., 450 Lexington Avenue, New York, New York 10017, and its telephone number is (212) 286-8600.

OVERVIEW OF THE TRANSACTION

The Company, Buyer and Merger Sub entered into the merger agreement on November 4, 2011. Under the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer. The following will occur in connection with the merger:

•

each share of Company common stock issued and outstanding immediately prior to the closing (other than shares owned directly or indirectly by parties to the merger agreement and shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL, which we refer to collectively as excluded shares) will convert into the right to receive the $19.00 per share merger consideration in cash, without interest and less any required withholding taxes;

•

all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate representing any shares of Company common stock will cease to have any rights with respect to those shares, except the right to receive the $19.00 per share merger consideration in cash upon surrender of that certificate, without interest and less any required withholding taxes;

•

each outstanding stock option (other than (i) rollover options and (ii) statutory options granted under the ESPP), whether vested or unvested, will fully vest and will be canceled as of the effective time of the merger and converted to the right to receive an amount equal to the excess, if any, of the $19.00 per share merger consideration over the exercise price per share of the stock option, in cash and without interest and less any required withholding taxes;

•

each outstanding restricted performance share will automatically vest and our reacquisition right with respect to the restricted performance share will lapse, and the holder of the restricted performance share will be entitled to receive $19.00 in cash per restricted performance share, without interest and less any required withholding taxes; and

•

each rollover option will be automatically converted into an option to purchase common stock of any direct or indirect parent of the Company, with the number of shares underlying that option equitably adjusted to prevent any increase or decrease in the intrinsic value of that rollover option as a result of the merger.

The ESPP will be terminated immediately prior to the closing date of the merger. No offering period with respect to the ESPP will be commenced on or after November 4, 2011. Shares of Company common stock acquired under the ESPP prior to the closing of the merger will be treated the same as other outstanding shares of Company common stock (other than excluded shares) upon the closing of the merger.

Following and as a result of the merger, holders of Company common stock will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

GO-SHOP PERIOD SOLICITATION

The merger agreement provides that until 11:59 p.m., Eastern time, on December 14, 2011, we are permitted to solicit any inquiry or the making of any acquisition proposals from third parties, including by providing access to non-public information, and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. There can be no assurance that this process will result in a superior proposal. We do not intend to disclose developments with respect to the solicitation process until the process is concluded. See “The Merger Agreement — Solicitation of Alternative Acquisition Proposals” beginning on page [            ].

MANAGEMENT AND BOARD OF DIRECTORS OF THE SURVIVING CORPORATION

After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

BACKGROUND OF THE MERGER

The board and the Company’s senior management periodically review and assess strategic alternatives available to the Company. From time to time over the past few years, several parties, including JLL, have approached the

Company about the possibility of engaging in a strategic transaction involving the Company, including its possible sale. Most of those approaches have been through the Company’s Chairman of the Board, President and Chief Executive Officer, Gregory A. Serrao, with whom the board has an understanding that overtures meriting the Company’s attention will be brought to the board for its consideration.

JLL first initiated contact with the Company in late 2008 when a representative of JLL sent an email to Mr. Serrao suggesting that the parties talk. Mr. Serrao spoke with a representative of JLL in October 2008, and representatives of JLL met with Mr. Serrao and another member of the Company’s senior management in November 2008. JLL subsequently initiated contacts with Mr. Serrao in January, May and August 2009. None of these contacts or discussions during this period included an indication of value or a discussion of any specific proposed transaction.

Periodic approaches by other parties continued throughout 2009, 2010 and the first part of 2011, and Mr. Serrao initiated contact with one private equity firm in August 2010 to obtain that firm’s view of a possible transaction involving the Company. Some of these contacts led to discussions or meetings involving members of the Company’s senior management, including general discussions regarding possible transactions involving the Company, but none of them involved terms of a specific possible transaction.

In August and October 2010, Mr. Serrao and other members of senior management met with representatives of two investment banking firms, at the request of those firms. The representatives of those firms reviewed the then-current markets and recent transaction activity involving dental practice management companies, and encouraged the Company’s senior management to consider exploring a possible strategic transaction.

On November 4, 2010, the board convened a special meeting, at Mr. Serrao’s suggestion, to consider the advisability of exploring a transaction. Members of senior management and a representative of Baker and Hostetler LLP, or Baker Hostetler, the Company’s outside legal counsel, attended the meeting at the invitation of the board. The board discussed financial forecasts prepared by management utilizing differing assumptions, the Company’s possible strategic alternatives, and related matters. The board also reviewed the Company’s history, development and growth, affiliation structure, regulatory compliance, original core business and additions to that business over time, and competitors and their business structures.

Following these reviews and discussions, the non-independent directors and members of the Company’s management left the meeting. The independent directors continued their deliberations regarding the information reviewed and the possibility of pursuing strategic opportunities. Following further discussions, the independent directors concluded that the board should further consider management’s financial forecasts and the Company’s possible strategic opportunities with the assistance of a financial advisor. Following the November 4, 2010 board meeting, at the board’s direction, Mr. Serrao contacted three investment banking firms identified by the board, including Greenhill and BofA Merrill Lynch.

On November 19, 2010, the board convened another special meeting, which was also attended by representatives of Baker Hostetler and each of the three potential financial advisors at the board’s invitation. At that meeting, the board discussed separately with each of the potential financial advisors the financial forecasts prepared by management, overall economic and market conditions, the Company’s position in the market, possible strategic alternatives available to the Company, including the possible advantages and disadvantages of continuing to operate as a public company and of pursuing a sale or other transaction, and related matters. The board also discussed developments in the Company’s business that could potentially affect the board’s consideration of the Company’s strategic opportunities. Following deliberations, the board determined that it would be premature to retain a financial advisor.

Various parties, including JLL, continued to contact Mr. Serrao in 2011 about potential transactions involving the Company. A representative of JLL contacted Mr. Serrao by email and subsequently by telephone in early February 2011. In March 2011, Mr. Serrao and another member of senior management met with JLL representatives, at which point the JLL representatives encouraged Mr. Serrao to consider a transaction with JLL. In addition, during a conversation later in March, representatives of JLL indicated that, based upon publicly available information, JLL believed that $18.50 to $21.50 per share was an appropriate valuation range for the Company’s common stock. Mr. Serrao did not respond to this indication based upon his assessment that pending litigation involving the Company and two of its affiliated dental practices would be an impediment to pursuing any transaction involving the sale of the Company at that time.

Representatives of JLL continued to initiate contact with Mr. Serrao in April and May 2011. During a conversation on May 13, 2011, representatives of JLL indicated that JLL did not view the pending litigation involving the Company and two of the Company’s affiliated dental practices as an impediment to considering a transaction to acquire the Company.

The board convened a telephonic meeting on May 13, 2011, which was attended by representatives of Baker Hostetler at the invitation of the board. During that meeting, Mr. Serrao reported on the continuing contacts he had received from third parties interested in a possible transaction with the Company, including JLL. Following discussion, the board decided that BofA Merrill Lynch, in light of its familiarity with the Company, should be invited to discuss with the board the Company’s potential strategic alternatives.

A special meeting of the board was convened on June 6, 2011. Representatives of BofA Merrill Lynch and Baker Hostetler attended the meeting at the invitation of board. At that meeting, BofA Merrill Lynch discussed with the board, among other things, matters relating to the Company, its industry and the general economy, the Company’s potential strategic alternatives, potential transaction partners if the Company were to explore a possible sale, and potential process considerations and logistics. The BofA Merrill Lynch representatives and non-independent directors then left the meeting, and the independent directors continued discussing matters addressed in the full meeting of the board. During this portion of the meeting, representatives of Baker Hostetler advised the board regarding certain legal matters, including the directors’ fiduciary duties.

The non-independent directors then rejoined the meeting. Following additional discussion, the board decided that a special committee, consisting of all of the Company’s independent directors, should be formed to consider the Company’s strategic alternatives, including a possible sale. The special committee was vested with the power to, among other things, review and evaluate possible transactions, negotiate price and other terms of any transaction, recommend to the board what action, if any, should be taken by the Company with respect to any possible transaction, and retain independent legal and financial advisors. Dr. Robert E. Hunter was appointed chairman of the special committee.

Mr. Serrao met with representatives of JLL on June 7, 2011. The JLL representatives continued to encourage the Company to consider a transaction with JLL. Mr. Serrao informed the JLL representatives that the board had decided to form a special committee to consider the Company’s strategic alternatives, indicated that he was not a member of the special committee, and advised JLL that any determination regarding the Company’s strategic alternatives would be made by the special committee.

During June and July 2011, JLL representatives continued to contact Mr. Serrao. Mr. Serrao did not discuss any terms of any potential transaction with JLL, and reported JLL’s continuing interest to the chairman of the special committee and to the Company’s and the special committee’s financial advisors after they were engaged.

The special committee held its first meeting on June 16, 2011. Also in attendance, at the invitation of the special committee, was a representative of Baker Hostetler. Representatives of Wilmer Cutler Pickering Hale and Dorr LLP, or WilmerHale, and Greenhill also attended the meeting, at the special committee’s invitation, for purposes of consideration of its engagement as an advisor to the special committee. The special committee considered, and decided upon, the retention of WilmerHale as independent legal advisor to the special committee. A representative of WilmerHale then advised the special committee regarding appropriate roles for various parties in any process that might be undertaken by the special committee, including financial advisors, legal counsel and management. The WilmerHale representative also reviewed with the members of the special committee their fiduciary duties and how those duties might apply under particular circumstances.

Representatives of Greenhill then joined the meeting, and at the special committee’s request, reviewed material facts bearing on the Company’s circumstances, including current market conditions and recent activities regarding dental practice management companies, potential buyers, process considerations and potential alternatives, and various other matters. The Greenhill representatives then left the meeting, and the special committee continued its deliberations. Following discussion, and confirmation that Greenhill’s role as an advisor to the special committee would pose no conflict of interest issues, the special committee decided to engage Greenhill as the independent financial advisor to the special committee.

The special committee convened a meeting on July 7, 2011. Also in attendance, at the invitation of the special committee, were representatives of BofA Merrill Lynch, WilmerHale and Baker Hostetler. At the meeting, the special committee engaged in additional discussion regarding a potential transaction involving the Company and related matters, including the potential involvement of BofA Merrill Lynch as a financial advisor to the Company in coordination with Greenhill. After the BofA Merrill Lynch representatives left the meeting, following further discussion, the special committee authorized the chairman of the special committee to work with WilmerHale to negotiate the engagement of BofA Merrill Lynch as financial advisor to the Company, with Greenhill acting as independent financial advisor to the special committee.

On July 11, 2011, a representative of JLL contacted Mr. Serrao and inquired about the status of the special committee’s process. Mr. Serrao responded that he would inform the special committee of JLL’s interest in being involved in any process the special committee might conduct.

The special committee met again on July 21, 2011. Mr. Serrao and representatives of the financial advisors, WilmerHale and Baker Hostetler attended the meeting at the invitation of the special committee. The special committee discussed finalizing the engagement of the special committee’s and the Company’s financial advisors, and Mr. Serrao reported on the Company’s recent performance. Mr. Serrao indicated that the Company’s second quarter results were weaker than anticipated and that he was concerned about the possible results of the Company’s operations for the second half of the year. The special committee considered this information and its possible impact on any process it might conduct.

Following these discussions, the special committee approved the terms of the engagement of BofA Merrill Lynch as the Company’s financial advisor and Greenhill as the special committee’s independent financial advisor. Representatives of the financial advisors then joined the meeting. The financial advisors reviewed with the special committee certain considerations relating to the Company’s possible sale and other strategic alternatives, information relating to the Company and its industry, and macroeconomic factors potentially affecting the Company, current financing markets, and possible buyers in a sale transaction.

Following this review and related discussions, the special committee decided that it was appropriate for the special committee to commence a process regarding the possible sale of the Company, to determine what value might be generated for the Company’s stockholders in a proposed sale as compared to the Company’s continued operation as a publicly held company. The special committee also considered the potential effect of the Company’s performance on such a process.

On August 19, 2011, in response to an inquiry from JLL and at the direction of Dr. Hunter, acting on behalf of the special committee, representatives of the financial advisors advised representatives of JLL that the special committee was starting to prepare materials in anticipation of launching a process for a possible sale of the Company and that JLL would be included in that process.

Between August 17, 2011 and September 9, 2011, there were various communications among members of the special committee, the special committee’s and the Company’s financial and legal advisors, and the Company’s senior management regarding the volatility of the capital markets and the advisability of deferring the sale process in light of the market volatility. Also during that period, at the direction of Dr. Hunter, acting on behalf of the special committee, the financial advisors informed JLL that the anticipated sale process was being deferred because of market volatility.

On September 9, 2011, a representative of JLL attempted to contact Mr. Serrao and left a message indicating that JLL remained interested in a transaction with the Company despite the current state of the credit markets. Mr. Serrao reported this information to the special committee’s counsel, following which the special committee’s chairman and representatives of the Company’s senior management, the financial advisors, WilmerHale and Baker Hostetler discussed JLL’s message and the continuing volatility of the credit markets.

On September 15, 2011, representatives of JLL informed the financial advisors that JLL was interested in pursuing an acquisition of the Company, that, based on a review of publicly available information, JLL continued to believe that the value of the Company’s common stock was between $18.50 and $21.50 per share, as JLL had indicated in March 2011, and that JLL would like to perform due diligence reviews of non-public information over the following two weeks to confirm its indicative valuation.

On September 16, 2011, Dr. Hunter, on behalf of the special committee, and representatives of the Company’s management, the financial advisors, WilmerHale and Baker Hostetler held a telephone conference during which representatives of the financial advisors reported on their conversation with representatives of JLL. Following discussion, Dr. Hunter, on behalf of the special committee, authorized the negotiation and execution of a confidentiality agreement between the Company and JLL and the sharing of non-public information with JLL.

Following execution of the confidentiality agreement, JLL began performing its due diligence reviews, and, on September 21, 2011, representatives of JLL met with representatives of senior management, the financial advisors and Dr. Hunter to obtain additional information. Following that meeting, representatives of JLL had additional discussions with representatives of the Company’s management and the financial advisors and continued their due diligence reviews.

On October 5, 2011, representatives of JLL confirmed to representatives of the financial advisors JLL’s interest in acquiring the Company and indicated that JLL was willing to pay $18.50 per share for the Company’s common stock, subject to certain conditions, including JLL obtaining negotiating exclusivity for a period of four weeks. On the same date, Dr. Hunter and representatives of the financial advisors, WilmerHale, Baker Hostetler, and the Company’s management held a telephone conference during which they discussed JLL’s indication of interest and an appropriate response. The meeting participants also discussed JLL’s ability to consummate a transaction at that price. Following the discussion, Dr. Hunter authorized the financial advisors to respond that a proposal at $18.50 per share was not sufficient for JLL to be granted exclusivity, and that the special committee was prepared to pursue a broader process. The financial advisors communicated that message to JLL that day.

On October 7, 2011, after additional discussions between JLL and the financial advisors, JLL communicated to the financial advisors an indicated price of $20.00 per share, and proposed certain additional material transaction terms, including a negotiating exclusivity period of four weeks, a post-signing go-shop period of 30 days, matching rights with respect to any alternative proposal the board determined was a superior proposal, which we refer to as matching rights, and break-up fees of 2% of enterprise value for the Company’s acceptance of a superior proposal during the go-shop period and 4% of enterprise value for the Company’s acceptance of a superior proposal after the go-shop period.

On October 8, 2011, the special committee convened a telephonic meeting. Also in attendance, at the invitation of the special committee, were representatives of the financial advisors, WilmerHale, and Baker Hostetler and

Mr. Serrao. At the meeting, the special committee considered the revised indication of interest provided by JLL on October 7, 2011, in the context of the Company’s continuing financial performance trends and the volatile market circumstances that had led the special committee to defer the contemplated sale process.

At the request of the special committee, Mr. Serrao then reviewed JLL’s previous discussions with him, as well as communications among JLL, Mr. Serrao and the financial advisors subsequent to the formation of the special committee. The financial advisors also reported on their discussions with JLL and discussed with the special committee financial aspects of JLL’s indication of interest and related matters. Following discussion regarding these matters and the pricing and other material terms proposed by JLL, the special committee directed the financial advisors to determine whether $20.00 per share was JLL’s highest indication of interest and to indicate that the special committee would grant three weeks of negotiating exclusivity in exchange for a longer go-shop period with matching rights, lower break-up fees for the Company’s acceptance of a superior proposal, and the addition of a reverse break-up fee. The special committee also asked the financial advisors to confirm preliminarily with JLL its ability to provide sufficient equity financing for a potential transaction.

On October 10, 2011, after discussions between representatives of JLL and the financial advisors, JLL modified its proposal to include a price of $20.00 per share, negotiating exclusivity through November 4, 2011, a 40-day go-shop period with matching rights, subject to market terms and the definition of a superior proposal, a 2% break-up fee if a superior proposal were accepted during the go-shop period and a 3.5% break-up fee if a superior proposal were accepted after the go-shop period, and a reverse break-up fee of 4% of enterprise value, subject, in all cases, to JLL’s continued due diligence, negotiation of all other material transaction terms, and negotiation and execution of mutually satisfactory transaction documentation.

The special committee convened a telephonic meeting on October 11, 2011. Also in attendance at that meeting, at the invitation of the special committee, were representatives of the financial advisors, WilmerHale and Baker Hostetler, and Mr. Serrao. Only the special committee members and representatives of WilmerHale and Baker Hostetler participated in the first part of the meeting, during which a WilmerHale representative advised the special committee regarding a variety of process considerations and related issues. Representatives of the financial advisors and Mr. Serrao then joined the meeting, and the financial advisors reviewed the background and history of JLL’s indications of interest, outlined the proposed terms included in JLL’s most recent indication of interest, and reviewed related matters with the special committee. The special committee considered this information and reviewed other considerations, including continuing adverse debt market conditions, economic and other conditions affecting the execution of the Company’s business plan, and other factors affecting the Company. Following these discussions, the special committee determined, after considering the information reviewed, that the special committee was prepared to grant JLL exclusivity through November 4, 2011, during which time JLL would be able to perform additional due diligence and the parties would attempt to negotiate a definitive acquisition agreement.

At the October 11, 2011 meeting, the special committee also considered JLL’s request that it be permitted to contact potential lenders. Following discussion, the special committee determined that JLL should be permitted to discuss the potential transaction and related financing needs with members of the group of lenders involved in the Company’s current credit facility, other than BofA Merrill Lynch given its role as financial advisor to the Company, and such other financing sources as might be permitted by Dr. Hunter, acting on behalf of the special committee, from time to time.

On October 12, 2011, the Company and JLL executed a supplement to their confidentiality agreement, dated September 18, 2011, providing, among other things, that until November 4, 2011, the Company would deal exclusively with JLL regarding a possible acquisition of the Company. Thereafter, JLL engaged in substantial additional due diligence reviews, including meetings and discussions with members of management, the Company’s advisors and representatives of certain of the Company’s affiliated dental practices. The parties began exchanging drafts of a proposed definitive merger agreement on October 18, 2011.

The special committee convened a meeting on October 21, 2011. Also in attendance, at the invitation of the special committee, were the Company’s other directors, members of senior management, and representatives of the financial advisors, WilmerHale and Baker Hostetler. The meeting participants reviewed the status of JLL’s due diligence review, a potential timeline for additional due diligence matters, the status of the debt financing market, and certain financial aspects of JLL’s proposal. In addition, the financial advisors discussed the status of JLL’s financing efforts and potential go-shop logistics and possible buyers to be contacted during the go-shop process if the special committee reached a definitive agreement with JLL.

Also at the October 21, 2011 meeting, a WilmerHale representative reported on the status of negotiations regarding a proposed definitive merger agreement, distributed to the special committee copies of the current draft of the merger agreement, and reviewed with the special committee the material terms of that draft. All participants other than the special committee members and representatives of WilmerHale and Baker Hostetler then left the meeting, and a representative of WilmerHale reviewed additional topics with the special committee and provided advice regarding the special committee’s continuing role and responsibilities.

Between the October 21, 2011 special committee meeting and November 1, 2011, the parties continued negotiating the terms and exchanging drafts of the merger agreement and related documentation.

On November 1, 2011, representatives of JLL informed representatives of the financial advisors that, because of certain issues related to its financial due diligence reviews, JLL had concluded that $18.00 per share was the appropriate price for its proposed acquisition of the Company.

Later that day, representatives of the financial advisors discussed JLL’s revised price with Mr. Serrao and WilmerHale. In accordance with the Company’s directives, the financial advisors then contacted JLL and informed it that the Company would cease responding to due diligence requests in anticipation of informing the special committee of this development and noted that JLL’s exclusive negotiating agreement with the Company would expire on November 4, 2011.

Later on November 1, 2011, the special committee convened a telephonic meeting. Mr. Serrao and representatives of the financial advisors, WilmerHale and Baker Hostetler attended that meeting at the invitation of the special committee. The financial advisors reported on their discussions with JLL representatives earlier that day. In addition, at the special committee’s request, Mr. Serrao provided management’s views regarding these developments, including management’s analysis of the due diligence issues raised by JLL. Mr. Serrao also confirmed that the Company’s management had not discussed or entered into any agreements or understandings with JLL relating to the merger or the transactions contemplated by the merger agreement or any potential role of management with the Company after the merger.

Following additional discussion, the special committee directed the financial advisors to inform JLL that its indicated price was not acceptable, reiterate that the period for exclusive negotiations would end on November 4, 2011, and inform JLL that the special committee would be willing to continue negotiations at a higher price so long as all unresolved terms were agreed to, including favorable changes to the go-shop terms and JLL’s agreement to disclose the terms of any agreements reached with Company management after execution of the merger agreement.

On November 2, 2011, Mr. Serrao, other members of senior management and representatives of the financial advisors discussed with representatives of JLL the financial due diligence items about which JLL had expressed concerns, including management’s responses to the issues raised, and JLL and the financial advisors had further discussions regarding a transaction price.

On November 2 and 3, 2011, legal advisors to JLL, the special committee and the Company continued negotiating the terms of a merger agreement and the related guarantee and debt and equity commitments.

On the afternoon of November 3, 2011, the special committee convened a meeting, which was attended, at the special committee’s invitation, by the other directors of the Company, representatives of the financial advisors, WilmerHale and Baker Hostetler, and Breht T. Feigh, the Company’s Chief Financial Officer, and Timothy C. Rodenberger, the Company’s General Counsel. At the special committee’s request, Mr. Serrao reviewed developments regarding the issues that had been raised by JLL following completion of its due diligence reviews and reported on management’s and JLL’s respective views regarding those issues. Representatives of the financial advisors also provided an update on the discussions with JLL regarding these issues and reported, among other things, that JLL had increased its proposed price to $18.75 per share.

The representatives of the Company, including the directors not on the special committee, and the representatives of BofA Merrill Lynch then left the meeting. The Greenhill representatives discussed the issues raised by JLL and reviewed potential execution risks associated with the Company’s financial forecasts, which appeared to be the primary focus of JLL’s concerns. They also commented on other factors JLL had considered and communicated to the financial advisors and discussed the current financing markets.

The special committee and the representatives of Greenhill, WilmerHale and Baker Hostetler then discussed the Company’s alternatives under the circumstances. The Greenhill representatives reviewed with the special committee certain financial aspects of JLL’s proposal and possible outcomes if the special committee were to reject a transaction with JLL and conduct a sale process. The special committee and the Greenhill representatives also discussed certain assumptions underlying the financial forecasts. Following this discussion, based upon the information reviewed and discussed, the special committee formed a consensus view that less than full achievement of the financial forecasts, which assume significant growth through acquisitions and investment in new operations, or de novo facilities, would likely result in an implied share price materially below JLL’s current offer.

Following evaluation of the information reviewed by the Greenhill representatives with the special committee, and after taking into account other relevant circumstances discussed by the special committee during the period subsequent to its formation, the special committee determined that pursuing a sale transaction would best maximize shareholder value, and that it was not reasonably likely that the Company could achieve a sale price equal to or exceeding $18.75 per share by conducting a pre-signing sale process.

The special committee then discussed with the WilmerHale representatives certain provisions of the merger agreement and the possibility of enhancing the go-shop provision of the merger agreement if it were to recommend completion of an agreement with JLL at a purchase price below $20.00 per share.

The Greenhill representatives then left the meeting. WilmerHale discussed with the special committee certain process considerations and an appropriate response to JLL in an effort to induce JLL to increase its offered price and agree to go-shop terms more advantageous to the Company.

The representatives of the financial advisors then rejoined the meeting. The special committee continued the discussions regarding its response to JLL with the financial advisors and authorized the financial advisors to advise JLL that the special committee would not recommend a transaction at $18.75 per share, but could recommend a transaction at $19.00 per share, and that the special committee expected the lower break-up fee to be in effect for a longer period beyond the originally agreed 40-day go-shop period for parties who submit a written alternative acquisition proposal that the board or the special committee believes could reasonably result in a superior proposal. The special committee also emphasized its need for confirmation that JLL would provide an equity commitment to provide funds sufficient to pay the total transaction value and costs in excess of the committed debt financing.

The meeting of the special committee was adjourned to provide the financial advisors the opportunity to contact JLL with the special committee’s response and to negotiate modified terms with JLL in accordance with the instructions of the special committee.

When the meeting was reconvened, the other directors, representatives of the financial advisors, and Messrs. Feigh and Rodenberger rejoined the meeting. The financial advisors reported that JLL had agreed to a purchase price of $19.00 per share, which JLL indicated was its best and final offer, and a 20-day period (increased from JLL’s proffered 10 days) beyond the 40-day go-shop period during which the special committee could accept a superior proposal from any party with which negotiations had commenced during the go-shop period and pay the lower break-up fee, and that JLL indicated that it was prepared to finalize a merger agreement containing those terms.

In anticipation of the resolution of the remaining open issues and finalization of the merger agreement, the Greenhill representatives reviewed with the special committee financial aspects of JLL’s proposal and then delivered Greenhill’s oral opinion that, subject to the limitations and assumptions set forth in Greenhill’s written opinion to be delivered, as of the date of the meeting, the $19.00 per share merger consideration to be received by the holders of the Company’s common stock, other than excluded holders, pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The meeting of the special committee was adjourned temporarily so that a meeting of the board could be convened. The board meeting was attended, at the invitation of the board, by representatives of the financial advisors, WilmerHale and Baker Hostetler, and Messrs. Feigh and Rodenberger. The board reviewed, considered and discussed the matters considered by the special committee regarding the proposed sale of the Company to JLL, possible alternatives, and related matters, as well as developments in the negotiations with JLL resulting in its offer to acquire the Company at a purchase price of $19.00 per share.

In addition, BofA Merrill Lynch reviewed with the board financial matters related to the Company and JLL’s offer and informed the board that, subject to completion of the final definitive merger agreement and assuming no material changes in the proposed merger or the other matters considered by BofA Merrill Lynch, it would be able to render an opinion to the board as to the fairness, from a financial point of view, of the $19.00 per share merger consideration to be received by holders of the Company’s common stock (other than excluded holders).

A WilmerHale representative then distributed to the board copies of the proposed merger agreement, reviewed with the board the material terms of the revised proposed merger agreement, reviewed the material changes from the prior draft of the merger agreement reviewed by the board, and responded to questions from the board regarding the merger terms. As part of these reviews, the board considered and discussed with the representatives of the financial advisors and WilmerHale the terms and amounts of the debt and equity financing commitments to be provided in connection with the merger agreement, and the board emphasized its desire to receive adequate assurance that JLL’s equity and debt financing would be sufficient to provide all funds needed for the merger. At its November 3, 2011 meeting, the board also discussed with the financial advisors the solicitation process to be employed during the go-shop period, potential timelines, and related matters. The board meeting was adjourned temporarily so that the special committee could complete its deliberations.

The special committee then reconvened its meeting and considered and discussed matters discussed at the board meeting. The special committee then reviewed proposed resolutions to be adopted in connection with the merger agreement and related transactions. Following discussion, the special committee, by the unanimous vote of all members present, based upon the factors described in “ — Recommendation of the Special Committee and Board of Directors,” and after due consideration of its fiduciary duties, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable to, and advisable to and in the best interests of, the Company and its stockholders, and recommended to the board that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement, subject, however, to confirmation of the completion of the definitive merger agreement on the terms discussed with the special committee and with all open issues resolved, and receipt of an equity commitment sufficient, together with the debt financing commitments, to fund the transaction.

Following the special committee’s determination, the board meeting was reconvened, and the board reviewed and considered the recommendations made by the special committee with respect to the merger. The board then reviewed proposed resolutions to be adopted to effectuate the merger. Following discussion, the board, by the unanimous vote of all directors in attendance, based upon the factors described in “ — Recommendation of the Special Committee and Board of Directors,” and after due consideration of its fiduciary duties, determined that the merger, the merger agreement and the related transaction documents are fair and reasonable to, and advisable to and in the best interests of, the Company and its stockholders, approved the form of the merger agreement and related documents, and authorized the Company to enter into the merger agreement and engage in related transactions, subject, however, to confirmation of the completion of the definitive merger agreement on the terms discussed with the board with all open issues resolved, and receipt of an equity commitment sufficient, together with the debt financing commitments, to fund the transaction.

Following the November 3, 2011 meetings of the special committee and the board, the legal advisors to the special committee, the Company and JLL worked to complete the merger agreement. In addition, in accordance with the directives of the special committee and the board, the financial advisors engaged in discussions with JLL regarding the equity commitment for the proposed transaction.

On November 4, 2011, JLL’s legal advisor delivered a revised draft of the merger agreement to the legal advisors of the Company and special committee, reflecting resolution of all open issues.

Late in the afternoon of November 4, 2011, the special committee convened a telephonic meeting. The meeting was attended, at the invitation of the special committee, by the Company’s other directors, representatives of the financial advisors, WilmerHale and Baker Hostetler, and Mr. Rodenberger. At that meeting, representatives of WilmerHale and the financial advisors reviewed with the special committee the developments occurring subsequent to the November 3, 2011 meetings of the special committee and the board regarding the merger agreement and the equity commitment, including an increase of that equity commitment. In addition, representatives of WilmerHale distributed the execution form of the merger agreement and reviewed the most recent changes to the merger agreement. Following discussion, Greenhill confirmed orally its opinion to the special committee delivered the prior day, which was subsequently confirmed in a written opinion delivered by Greenhill, that, subject to the limitations and assumptions set forth in Greenhill’s written opinion, as of the November 4, 2011 meeting, the $19.00 per share merger consideration to be received by the holders of the Company’s common stock, other than excluded holders, pursuant to the merger agreement was fair, from a financial point of view, to such holders.

At the November 4, 2011 special committee meeting, the special committee also discussed with the financial advisors logistics related to the go-shop process that would be commenced following announcement of the merger and the timing of that announcement.

The directors other than the special committee members and the representatives of the financial advisors then left the meeting. The special committee then reviewed with WilmerHale representatives the recent developments and related matters. Following this review, the special committee reconfirmed its conclusions reached during its November 3, 2011 meeting and, by the unanimous vote of all special committee members in attendance, based upon the factors described in “ — Recommendation of the Special Committee and Board of Directors,” and after due consideration of its fiduciary duties, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable to, and advisable to and in the best interests of, the Company and its stockholders, and recommended to the board that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement.

The board also convened a telephonic meeting late in the afternoon on November 4, 2011. Representatives of the financial advisors, WilmerHale and Baker Hostetler, and Mr. Rodenberger also attended the meeting at the invitation of the board. A representative of the special committee reported to the full board on the special committee’s recommendation to approve the merger. Also at this meeting, BofA Merrill Lynch reviewed with the board its financial analysis of the $19.00 per share merger consideration and delivered to the board an oral opinion, confirmed by delivery of a written opinion dated November 4, 2011, to the effect that, as of such date and based on and subject to the assumptions and limitations described in its written opinion, the $19.00 per share merger consideration to be received by holders of the Company’s common stock (other than excluded holders) was fair, from a financial point of view, to such holders. The board then considered and discussed the recommendations of the special committee and related matters. Following discussion, the board, by the unanimous vote of all directors in attendance, based upon the factors described in “ — Recommendation of the Special Committee and Board of Directors,” and after due consideration of its fiduciary duties, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable to, and advisable to and in the best interests of, the Company and its stockholders, approved the merger agreement, resolved that a special meeting of the Company’s stockholders be called to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, and recommended that the Company’s stockholders vote in favor of approval and adoption of the merger and the merger agreement.

Following the November 4, 2011 meetings of the special committee and the board, the Company, Buyer, and Merger Sub executed and delivered the merger agreement and Buyer delivered the guarantee, debt commitments and equity commitment.

The merger was announced prior to the opening of trading on Nasdaq on November 7, 2011.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS; REASONS FOR RECOMMENDING THE ADOPTION OF THE MERGER AGREEMENT

The special committee, at a meeting held on November 4, 2011, by the unanimous vote of all special committee members in attendance, after careful consideration, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable to, and advisable to and in the best interests of, us and our stockholders, and recommended that the board approve the merger and the merger agreement. At a meeting of the board held immediately thereafter, after evaluation of and discussions regarding the special committee’s determinations and recommendation, and based thereon, the board, by a unanimous vote of all directors in attendance, approved and declared the advisability of the merger agreement and the merger.

In evaluating the proposed merger, the special committee and the board consulted with our senior management and legal and financial advisors, and, in reaching their determination, reviewed a significant amount of information and considered a number of factors, including, among others, the following material factors (not necessarily in order of relative importance):

•

the belief that the merger is more favorable to our stockholders than the alternatives to the merger, which belief was formed based upon the review by the special committee and the board, with the assistance of our senior management and advisors, of potential strategic alternatives available to us (including continuing to operate as a public company);

•

the belief that we could not reasonably expect to obtain more than the per share merger consideration by running a wider sale process because of, among other things, the economy, the state of the capital markets, our recent performance, and risks associated with execution under our operating plan;

•

the belief that $19.00 per share was the highest price JLL was willing to offer, taking into account the extensive negotiations between the parties and JLL’s indication that it was its best and final offer;

•

that the merger consideration is to be paid in cash, which will provide our stockholders the ability to monetize their investment in the Company in the near future, while avoiding long-term stock market and business risks, and will also provide our stockholders with certainty of value for their shares;

•	that the $19.00 per share merger consideration represents a premium of approximately 83% to the closing price of our shares on Nasdaq on November 4, 2011, the last trading day before the merger was announced, and a premium of approximately 107% to the closing price of our shares on Nasdaq on October 7, 2011, one month before the merger was announced, and that the closing price of our shares on Nasdaq has not exceeded $19.00 per share since December 2007;

•	the special committee’s and board’s understanding of our business, operations, financial condition, earnings and prospects, including our future prospects if we were to remain an independent entity;

•

the belief that, based upon our historical trading multiples, even with full achievement of our financial forecasts, it would take a significant period of time before we would achieve a share price equal, on a present value basis, to the per share merger consideration;

•

the belief that our long-range financial forecast is heavily dependent on acquisitions and investments in new operations, or de novos, which will be affected by the state of the general economy and other factors beyond our control, and that less than full achievement of that plan would likely result in an implied current share value materially below the merger consideration;

•

the opinion of Greenhill to the special committee, based on and subject to the assumptions and limitations set forth in Greenhill’s written opinion, as to the fairness, from a financial point of view as of November 4, 2011, to the holders of our common stock (other than excluded holders) of the $19.00 per share merger consideration to be received by such holders, as discussed at “ — Opinion of Greenhill, Independent Financial Advisor to the Special Committee;”

•

the opinion of BofA Merrill Lynch, dated November 4, 2011, to the board as to the fairness, from a financial point of view and as of such date, to the holders of our common stock (other than excluded holders) of the $19.00 per share merger consideration to be received by such holders, based on and subject to the assumptions and limitations described in its written opinion as discussed at “ — Opinion of BofA Merrill Lynch, Financial Advisor to the Company;”

•

that the merger agreement provides for a 40-day “go-shop” period during which we can initiate, solicit, facilitate and encourage alternative acquisition proposals from third parties and engage in discussions and negotiate with third parties with respect to those proposals;

•

our ability, under the merger agreement and consistent with our fiduciary duties, to continue discussions after the end of the go-shop period with those parties from which we have received, during the go-shop period, a written alternative acquisition proposal that the board determines in good faith (after consultation with its financial advisors and outside legal counsel) is bona fide and could reasonably be expected to result in a superior proposal;

•

our ability to respond to persons submitting alternative acquisition proposals to us after the end of the go-shop period that did not result from a breach of our obligations relating to the solicitation of alternative acquisition proposals, and to engage in discussions or negotiations with those persons and furnish information to those persons pursuant to an acceptable confidentiality agreement, if our board or the special committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the alternative acquisition proposal is or could reasonably be expected to result in a superior proposal;

•	the ability of the board, under certain circumstances, to withhold, withdraw or modify its recommendation that our stockholders vote to adopt the merger agreement;

•

our ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, subject to our compliance with certain obligations and conditions described under “The Merger Agreement — Solicitation of Alternative Acquisition Proposals” beginning on page [            ], including payment of a termination fee of $8.0 million if the termination fee becomes payable as a result of our entering into an alternative acquisition agreement with an excluded party prior to 20 days after the end of the go-shop period, or $13.9 million in all other circumstances, each of which the special committee concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement;

•	the likelihood that the merger would be completed based upon, among other things (not necessarily in order of relative importance):

•	the reputation of JLL, its interest in and knowledge of the Company, and its willingness to pursue a transaction in volatile financing markets;

•	the absence of financing or due diligence conditions to completion of the merger in the merger agreement;

•

the terms of the merger agreement that provide that, in the event of a failure of the merger to be consummated under certain circumstances, Buyer will pay us a termination fee of $15.9 million, as described under “The Merger Agreement — Termination Fees” beginning on page [            ], without our having to establish any damages, and the guarantor’s guarantee of that payment obligation pursuant to the guarantee;

•	our ability under certain circumstances to seek specific performance of the obligations of Buyer and Merger Sub under the merger agreement;

•

the receipt of executed commitment letters from Buyer’s sources of debt and equity financing for the merger, and the amounts and terms of the commitment letters, including the limited number and nature of conditions to the debt financing, and the reputation of the debt and equity financing sources; and

•	other terms of the merger agreement, including, but not limited to, the limited number of conditions to completion of the merger;

•

the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all the required procedures under that law, which allows such holders to seek appraisal of the “fair value” of their shares of Company common stock as determined by the Delaware Court of Chancery; and

•

that the benefits of being a publicly-traded company, including the access to capital provided by the public markets, are outweighed by the impediments related to the limited institutional investor interest and market liquidity of a small-cap public company and, accordingly, the implied cost of equity capital as well as the disproportionate cost, burden and time commitment associated with being a small-cap public company.

The special committee and the board also considered potentially negative factors in their deliberations concerning the merger, including, among others, the following (not necessarily in order of relative importance):

•

the restrictions on the conduct of our business prior to completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise or other actions we would otherwise take with respect to our operations pending completion of the merger;

•	the effect the announcement of the merger could have on our relationships with our affiliated dental groups, our employees, or other third parties;

•	the risk that the solicitation activities during the go-shop period may divert our management’s attention away from the day-to-day operation of our business;

•

that, although we expect the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, the merger may not be consummated;

•	that Buyer may not obtain sufficient financing to consummate the merger, given the volatility of the capital markets;

•	that the financing commitments expire on March 31, 2012, and that either we or Buyer may terminate the merger agreement if the merger has not been consummated by that date;

•	that our remedy in the event of a breach of the merger agreement by Buyer or Merger Sub may be limited to receipt of the $15.9 million termination fee;

•	that our current stockholders would not have the opportunity to participate in any possible growth and profits of the Company following the merger; and

•

the possibility that the termination fee that may be payable by us upon the termination of the merger agreement could discourage other potential acquirers from making a competing proposal to acquire us.

The foregoing discussion of the factors considered by the special committee and the board is not intended to be exhaustive, but includes the principal factors considered by the special committee and the board. Each of the special committee and the board reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the factors described above and other factors that the members of the special committee and the board believed were appropriate. In view of the wide variety of factors considered by the special committee and the board in connection with their evaluation of the proposed merger and the complexity of these matters, neither the special committee nor the board considered it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee and the board. Rather, each of the special committee and the board made its recommendation based on the totality of information presented to it and the reviews conducted by it. In considering the factors discussed above, individual members of the special committee and the board may have given different weights to different factors.

The Board recommends unanimously that the stockholders of the Company vote “FOR” adoption of the merger agreement.

OPINION OF GREENHILL, INDEPENDENT FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

The special committee retained Greenhill to act as its financial advisor in connection with the special committee’s consideration of the proposed terms of the potential merger. On November 3, 2011, at a meeting of the special committee, and in anticipation of acceptable resolution of the remaining open issues and execution of a merger agreement, Greenhill rendered to the special committee an oral opinion, which was confirmed both orally and by delivery of a written opinion as of November 4, 2011, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the consideration to be received by the holders of the Company’s common stock (other than excluded holders) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated November 4, 2011, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the draft of the merger agreement dated as of November 4, 2011 and certain related documents;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for the Company common stock and analyzed its implied valuation multiples;

•	compared the value of the per share merger consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the per share merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the per share merger consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate;

•	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Buyer and its legal advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the special committee. It was not a recommendation to the special committee as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve or take any other action with respect to the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision of the Company or the special committee to proceed with or effect the merger. Greenhill did not express any opinion as to any aspect of the merger other than the fairness, from a financial point of view, of the per share merger consideration to the holders of Company common stock (other than excluded holders). Greenhill did not express any opinion on the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the per share merger consideration to be received by the holders of the Company common stock in the merger or with respect to the fairness of any such compensation.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that was furnished or otherwise provided to Greenhill, Greenhill assumed that such forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied upon such financial forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to the financial forecasts and other data concerning the Company that was furnished or otherwise provided to Greenhill or other data or the assumptions upon which they were based.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Greenhill assumed for purposes of its opinion that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill has further assumed will be identical in all material respects to the last draft thereof it has reviewed, without waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on the Company or the merger meaningful to its analysis.

Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of November 4, 2011. Subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

The special committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. During the two years preceding the date of Greenhill’s written opinion, Greenhill had not been engaged by, performed any services for or received any compensation from the Company, JLL, portfolio companies of JLL or any other parties to the merger (other than amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to the special committee in connection with the merger). Under the terms of Greenhill’s engagement with the special committee, the Company has agreed to pay Greenhill an aggregate fee of approximately $6.3 million, of which $150,000 was paid following execution of the engagement letter and $1.75 million was paid following delivery of Greenhill’s written opinion, and approximately $4.4 million is payable upon the consummation of the merger. The Company has also agreed to reimburse Greenhill for its out-of-pocket expenses (including fees and expenses of its legal counsel) reasonably incurred by it in connection with its services, and to indemnify Greenhill for certain liabilities that may arise out of Greenhill’s engagement. Greenhill’s opinion was approved by its fairness committee.

Greenhill’s opinion was one of the many factors considered by the special committee in evaluating the merger agreement and the merger and should not be viewed as determinative of the views of the special committee with respect to the merger agreement or the merger. The per share merger consideration was determined through arm’s-length negotiations between the Company and Buyer and was recommended to the board by the special committee and approved by the board. Greenhill provided advice to the special committee during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to the Company or the special committee or the board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Summary of Greenhill’s Financial Analyses. The following is a summary of the material financial analyses presented by Greenhill to the special committee in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Greenhill, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 4, 2011, and is not necessarily indicative of current market conditions.

Selected Comparable Company Analysis. Greenhill reviewed and compared certain financial information for the Company to the corresponding financial information, ratios and public market multiples for the following publicly traded companies:

Physician Related — Small Cap

•	Alliance Healthcare Services, Inc.

•	RadNet, Inc.

•	Metropolitan Health Networks, Inc.

•	IntegraMed America Inc.

•	Birner Dental Management Services Inc.

Physician Related — Mid Cap

•	MEDNAX, Inc.

•	Team Health Holdings, Inc.

•	Hanger Orthopedic Group, Inc.

•	IPC The Hospitalist Company, Inc.

Greenhill selected these companies because, among other reasons, they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar or reasonably comparable to those of the Company. Greenhill believes that none of the selected companies is directly comparable to the Company. Accordingly, Greenhill’s analysis of these selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or the financial markets in general. Greenhill also made judgments as to the relative comparability of such companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the comparable companies.

Greenhill calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, Capital IQ, FactSet and the Institutional Brokers Estimate System (also known as IBES). The multiples for each of the selected companies were based on closing share prices on November 3, 2011 and the most recent filings with the SEC and Capital IQ, FactSet and IBES estimates. Greenhill analyzed the following information for the selected companies:

•	estimated revenue compound annual growth rates between 2010 and 2012

•	estimated EBITDA margins for 2011; and

•	enterprise value as a multiple of estimated EBITDA for 2011 and 2012.

Greenhill then calculated the implied enterprise valuation and equity valuation, respectively, and the implied price per share of the Company common stock by applying relevant multiple ranges to the Company’s estimated 2011 and 2012 EBITDA, based on the forecasts provided to Greenhill by Company management. Greenhill used multiple ranges of 5.5x to 6.5x estimated 2011 EBITDA and 5.0x to 6.0x estimated 2012 EBITDA. This analysis implied the ranges of enterprise valuations, equity valuations and prices per share of the Company common stock set forth below ($ in millions, except per share amounts):

	Company EBITDA	EV/EBITDA Trading Range	Enterprise Valuation	Equity Valuation	Price Per Share
2011E EBITDA	$47	5.5x - 6.5x	$257 - $304	$175 - $222	$11.25 - $13.84
2012E EBITDA	$52	5.0x - 6.0x	$259 - $310	$177 - $228	$11.33 - $14.19

To determine the enterprise and equity valuations reflected above, Greenhill assumed that the Company’s net debt as of September 30, 2011 was $82 million, assuming the Company had $0.5 million of minority interests and no excess cash. For purpose of this analysis, Greenhill assumed a fully diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03.

Based on these analyses, Greenhill determined that the implied equity value per share of Company common stock ranged from approximately $11.25 to $13.84 based on estimated 2011 EBITDA and from approximately $11.33 to $14.19 based on estimated 2012 EBITDA.

Present Value of Future Stock Price Analysis. Greenhill performed a present value of future stock price analysis, which is designed to provide insight into the future value of a company’s common stock as a function of its projected EBITDA and its current forward enterprise value to EBITDA multiple, which value is subsequently discounted by a selected discount rate to arrive at a present value for the company’s stock price. To calculate the projected equity values, Greenhill used the financial forecasts prepared by the Company’s management for each of the years 2011 to 2016. Greenhill multiplied forecasted EBITDA for each of the years 2012 to 2015 from the management forecasts by a range of forward enterprise value to EBITDA multiples from 5.0x to 6.0x to derive a range of future values per share of Company common stock. Greenhill then discounted this range of future values per share back to December 31, 2011 using an equity discount rate of 14.5%. The analysis resulted in a range of implied present values per share of Company common stock of $12.84 to $22.31.

Discounted Cash Flow Analysis. Greenhill performed a discounted cash flow analysis of the Company using financial forecasts and estimates prepared by the Company’s management, and provided to Greenhill, for 2011 through 2016. Greenhill calculated a range of implied present values per share of Company common stock by discounting to present value as of December 31, 2011 (a) estimates of the Company’s unlevered free cash flow for each of the years 2012 through 2016 calculated using the financial forecasts and estimates prepared by the Company’s management and provided to Greenhill and (b) terminal values for the Company as of December 31, 2016 derived by multiplying the Company management’s estimates of 2016 EBITDA by multiples ranging from 5.5x to 6.5x. These unlevered free cash flows and terminal values were then discounted to calculate an indication of present values using discount rates ranging from 11.5% to 13.5%, which range was selected using a weighted average cost of capital methodology. The analysis also assumed the Company’s net debt was $92 million as of December 31, 2011, assuming the Company had $0.5 million of minority interests and no excess cash and a fully diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03. This analysis resulted in an implied per share equity value range of the Company of approximately $16.36 to $21.94.

Leveraged Buyout Analysis. Using the Company management’s financial forecasts for years 2011 to 2016, Greenhill also analyzed the Company from the perspective of a potential purchaser that was a financial buyer rather than a strategic buyer in a leveraged buyout using a capital structure similar to the acquisition. In performing this analysis, Greenhill made several assumptions about the characteristics of such a transaction based on precedent transactions analyses, including such factors as transaction leverage, fees and expenses, financing terms and exit EBITDA multiples. Greenhill assumed transaction leverage of 3.75x estimated 2011 EBITDA. The analysis also assumed the Company’s net debt at December 31, 2011 was $92 million, assuming the Company had $0.5 million of minority interests and no excess cash, and a fully a diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03. Based on its experience, Greenhill assumed that a financial buyer would value its Company investment in 2016 at an aggregate value range that represented exit multiples of estimated 2016 EBITDA ranging from 7.0x to 8.5x. Greenhill also assumed, based on its experience, that financial buyers would likely target 5-year internal rates of return ranging from approximately 20% to approximately 25%. Greenhill derived estimated implied values per share that a financial buyer might be willing to pay to acquire the Company ranging from $16.49 to $22.97 per share.

Precedent Transaction Analysis. Greenhill performed an analysis of selected transactions involving financial buyers in the health care services industry since November 27, 2002, based on publicly available information, FactSet, Capital IQ, and the Thomson and Merger Market transaction databases. There have been several transactions involving financial buyers in the dental practice management industry over the last year, but values and multiples have not been publicly disclosed for such transactions.

Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the acquisition of the Company pursuant to the merger agreement. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to the Company and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for these selected transactions, Greenhill reviewed the consideration paid in the selected transactions and analyzed the enterprise value implied by such consideration as a multiple of EBITDA for the twelve months preceding the applicable transaction, which we refer to as LTM.

The following table identifies the selected transactions considered in this analysis:

Date Announced	Acquirer / Target
8/16/2010	Leonard Green & Partners, L.P. / Prospect Medical Holdings, Inc.
6/1/2010	The Capita Group Plc / Premier Medical Group Ltd.
11/10/2004	Levine Leichtman Capital Partners II, L.P. / InterDent, Inc.
4/26/2004	Bright Now! Dental, Inc. / Castle Dental Centers, Inc.
3/22/2004	Welsh, Carson, Anderson & Stowe IX, L.P. / US Oncology, Inc.
11/27/2002	Bright Now! Dental, Inc. / Monarch Dental Corporation

Greenhill derived from the selected transactions a reference range of valuation ratios for the transactions. The median enterprise value to LTM EBITDA ratio was 6.4x for transactions in the dental industry, 7.4x for transactions that were not in the dental industry and 6.9x for the entire group. Based on this analysis, Greenhill used multiple ranges of 6.0x to 8.5x LTM EBITDA (as of September 30, 2011). Greenhill then calculated the implied enterprise value, implied equity value and implied price per share of Company common stock by applying the relevant multiple ranges to the Company’s LTM EBITDA (as of September 30, 2011). This analysis implied the ranges of enterprise values, equity values and prices per share of Company common stock as set forth below ($ in millions, except per share amounts):

	Company EBITDA	Multiple Range	Enterprise Valuation	Equity Valuation	Price Per Share
LTM EBITDA[1]	$47	6.0x - 8.5x	$282 - $399	$200 - $318	$12.62 - $19.13

(1)	As of September 30, 2011.

To determine the enterprise and equity valuations reflected above, Greenhill assumed that the Company’s net debt as of September 30, 2011 was $82 million, assuming the Company had $0.5 million of minority interests and no excess cash. Greenhill also assumed a fully diluted share count based on shares outstanding of 15.528 million and 2.526 million options outstanding at a weighted average exercise price of $11.03.

Based on these analyses, Greenhill determined that the implied equity value per share of Company common stock ranged from approximately $12.62 to $19.13.

Other Considerations:

Greenhill also reviewed, for information purposes, certain other factors, including:

Premiums Paid Overview. Greenhill reviewed available data from 177 U.S. public company transactions announced between January 1, 2008 and November 3, 2011 with transaction values between $75 million and $500 million. Specifically, Greenhill analyzed the acquisition price per share as a premium to the closing share price one day and one month prior to the announcement of the transaction. Greenhill also applied the same criteria to those of the 177 transactions involving an acquirer that is a financial buyer in order to capture premiums paid by non-strategic acquirers such as Buyer. In transactions falling into the broad group, the median premium was 35.0% to the one day stock price and 37.0% to the one month stock price. In transactions where the acquirer was a financial buyer, the median premium was 28.4% to the one day stock price and 29.6% to the one month stock price. The per share merger consideration implies a premium of 84% to the Company common stock price on November 3, 2011 and a premium of 105% to the Company common stock price on October 6, 2011.

52-Week Trading Range. Closing prices of Company common stock during the 52-week period ended November 3, 2011 ranged from $9.00 to $13.86 per share.

Analyst Target Stock Price Range. Stock price targets for the Company in publicly available Wall Street research analyst reports ranged from $15.00 to $21.00 per share.

General. The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration to be paid to the holders of Company common stock (other than Buyer or any of its affiliates) pursuant to the merger agreement. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold.

OPINION OF BOFA MERRILL LYNCH, FINANCIAL ADVISOR TO THE COMPANY

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. On November 4, 2011, at a meeting of the Company’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the board an oral opinion, confirmed by delivery of a written opinion dated November 4, 2011, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of Company common stock (other than excluded holders) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated November 4, 2011, to the Company’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Company’s board of directors for the benefit and use of the Company’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the Company’s management, including certain financial forecasts relating to the Company prepared by the Company’s management, such forecasts referred to as the Company forecasts;

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of the Company’s senior management;

•	reviewed the trading history for Company common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of the Company. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company, JLL or any of their respective affiliates under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the Company’s direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock (other than excluded holders) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. BofA Merrill Lynch was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction prior to the date of its opinion; however, the merger agreement permits the Company and its representatives to undertake a solicitation process and enter into negotiations with respect to other proposals for a specified period following execution of the merger agreement.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on the Company, JLL or the merger. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee. Except as described in this summary, the Company imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Company’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Selected Public Company Trading Analysis. BofA Merrill Lynch reviewed financial and stock market information of the Company and the following five physician related publicly traded companies with market capitalizations (as of November 3, 2011) of between approximately $35 million and $295 million, referred to as the selected small-cap companies:

Selected Small-Cap Companies
• Alliance HealthCare Services, Inc.	• Metropolitan Health Networks, Inc.
• Birner Dental Management Services, Inc.	• RadNet Inc.
• IntegraMed America, Inc.

BofA Merrill Lynch also reviewed financial and stock market information of four other physician related publicly traded companies, Hanger Orthopedic Group, Inc., IPC The Hospitalist Company, Inc., Mednax Inc. and Team Health Holdings, Inc., referred to as the selected mid-cap companies, noting that such companies’ market capitalizations (as of November 3, 2011) were between approximately $600 million and $3,308 million as compared to the Company’s market capitalization (as of November 3, 2011) of approximately $160 million. BofA Merrill Lynch reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on November 3, 2011, plus debt, less cash and other adjustments, as a multiple, to the extent publicly available, of calendar years 2011 and 2012 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. The overall low to high calendar years 2011 and 2012 estimated EBITDA multiples observed for the selected small-cap companies were 3.1x to 6.5x and 2.7x to 6.1x, respectively, and for the selected mid-cap companies were 7.2x to 13.8x and 6.7x to 11.1x, respectively. In calculating implied per share equity value reference ranges for the Company and with particular focus on the selected small-cap companies given the Company’s market capitalization, BofA Merrill Lynch applied selected ranges of calendar years 2011 and 2012 estimated EBITDA multiples of 5.0x to 6.5x and 4.5x to 6.0x, respectively, derived from the selected small-cap companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges (rounded to the nearest $0.25) for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Merger Consideration
2011 EBITDA	2012 EBITDA
$9.75 - $13.75	$9.75 - $14.25	$19.00

No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed publicly available financial information relating to the following 15 selected transactions announced between January 1, 2001 and November 3, 2011 involving dental and non-dental physician related companies:

Acquiror	Target

• OMERS Private Equity Inc.	• GEDC Super Holdings Inc.

• Align Technology, Inc.	• Cadent Holdings, Inc.

• Friedman Fleischer & Lowe Capital Partners III, L.P.	• Midwest Dental Holding Company, Inc.

• The Carlyle Group / Palamon Capital Partners LP	• Integrated Dental Holdings

• Welsh Carson Anderson & Stowe IX, L.P.	• Smile Brands Group Inc.

• Leonard Green & Partners, L.P.	• Prospect Medical Holdings, Inc.

• Leonard Green & Partners, L.P.	• Aspen Dental Management, Inc.

• The Capita Group, plc	• Premier Medical Group Limited

• Freeman Spogoli & Co.	• Bright Now! Dental Inc.

• Levine Leichtman Capital Partners II, L.P.	• InterDent, Inc.

• Bright Now! Dental Inc.	• Castle Dental Centers, Inc.

• Welsh, Carson, Anderson & Stowe IX, L.P.	• US Oncology, Inc.

• Sentinel Capital Partners, LLC	• Castle Dental Centers, Inc.

• Bright Now! Dental Inc.	• Monarch Dental Corporation

• Orthodontic Centers of America, Inc.	• OrthAlliance, Inc.

BofA Merrill Lynch reviewed, among other things, transaction values of the selected transactions, calculated as the purchase price paid for the target company, plus debt, less cash and other adjustments, as a multiple, to the extent publicly available, of the target company’s latest 12 months EBITDA. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 5.1x to 8.5x. In calculating an implied per share equity value reference range for the Company, BofA Merrill Lynch applied a selected range of latest 12 months EBITDA multiples of 6.0x to 8.5x derived from the selected transactions to the Company’s latest 12 months (as of September 30, 2011) EBITDA. Financial data of the selected transactions were based on publicly available information. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference range (rounded to the nearest $0.25) for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$12.75 - $19.25	$19.00

No company, business or transaction used in this analysis is identical to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during fiscal years ending December 31, 2012 through 2016 based on internal estimates of the Company’s management. BofA Merrill Lynch calculated terminal values for the Company by applying to the Company’s fiscal year 2016 estimated EBITDA a range of terminal value multiples of 5.0x to 6.0x. The cash flows and terminal values were then discounted to present value as of December 31, 2011 using discount rates ranging from 11% to 13%. This analysis indicated the following approximate implied per share equity value reference range (rounded to the nearest $0.25) for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$15.50 - $21.00	$19.00

Leveraged Buy-Out Analysis. BofA Merrill Lynch performed a leveraged buy-out analysis of the Company by estimating a range of theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company assuming a transaction closing date of December 31, 2011 and a ratio of total debt to calendar year 2011 estimated EBITDA of 3.5x. Estimated exit values for the Company were calculated by applying to the Company’s calendar year 2016 estimated EBITDA a selected range of exit multiples of 6.5x to 8.5x. BofA Merrill Lynch then derived a range of theoretical purchase prices for an illustrative exit transaction at December 31, 2016 based on assumed internal rates of return for a financial buyer of approximately 20% to 25%. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference range (rounded to the nearest $0.25) for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$15.25 - $23.00	$19.00

Other Factors. BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	closing prices of Company common stock during the 52-week period ended November 3, 2011, noting that during such period the Company’s closing stock prices ranged from $9.00 to $13.86 per share; and

•

one-year forward stock price targets for the Company in publicly available Wall Street research analyst reports, noting that one-year forward low and high stock price targets for the Company discounted to present value based on an illustrative one-year period ranged from $13.32 to $18.64 per share.

Miscellaneous. As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Company’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Company’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and JLL, rather than by any financial advisor, and was approved by the Company’s board of directors. The decision to enter into the merger agreement was solely that of the board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the merger or the consideration payable in the merger.

BofA Merrill Lynch has acted as financial advisor to the Company in connection with the merger and will receive for its services an aggregate fee currently estimated to be approximately $6.3 million, of which $1.25 million was payable upon the rendering of its opinion and the balance of which is contingent upon consummation of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for reasonable expenses incurred by BofA Merrill Lynch in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, JLL and certain of their respective affiliates or portfolio companies.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking and commercial banking services to the Company and certain portfolio companies of JLL unrelated to the merger and have received or in the future may receive compensation for the rendering of these services including, during the two-year period prior to the date of its opinion: (i) having acted or acting as co-lead arranger, co-book manager and administrative agent for, and as a lender and/or letter of credit issuer under, credit facilities of the Company; (ii) having acted or acting as lead or joint bookrunner in connection with debt and equity offerings of certain portfolio companies of JLL; and (iii) having acted or acting as lead arranger for, and/or as a lender under, credit facilities of certain portfolio companies of JLL. During the two-year period prior to delivery of BofA Merrill Lynch’s opinion, the Company and certain majority-owned portfolio companies of JLL (as identified by JLL) paid BofA Merrill Lynch and its affiliates aggregate fees of approximately $2 million and $7 million, respectively, for certain investment banking and commercial banking services provided to the Company and such majority-owned portfolio companies. In addition, BofA Merrill Lynch and its affiliates provide treasury and trade management services and products to the Company and certain portfolio companies of JLL and have received or in the future may receive customary compensation for such services.

BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with the Company.

CERTAIN COMPANY FORECASTS

The Company does not, as a matter of course, publicly disclose forecasts as to future financial performance, earnings or other results. However, in connection with the evaluation of a possible transaction, we provided the special committee, board, advisors and Buyer with our long-range plan, which contained certain non-public financial forecasts that were prepared by our management for internal planning purposes.

A summary of certain of the forecasts included in the long-range plan is included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these forecasts were made available to and were considered by our board, the special committee and Buyer. The inclusion of this information should not be regarded as an indication that our board, the special committee or any other person considered, or now considers, these financial forecasts to be necessarily predictive of actual future results, and you should not rely on them as such. Our management’s forecasts are inherently subjective in many respects. There can be no assurance that these forecasts will be realized or that actual results will not be significantly more positive or negative than projected.

In addition, the forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding forecasts and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the forecasts contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

The forecasts were prepared by management based upon information available at that time and were based on numerous variables and assumptions that are inherently uncertain and are in significant respects beyond our control. Our management’s material assumptions underlying these forecasts include assumptions relating to performance of our existing operations, de novo dental facility development and acquisitions. Forecasts of existing operations included assumptions relating to same facility growth rates and specialty care growth initiatives of our affiliated practices. We believe the assumptions that our management used as a basis for these forecasts were reasonable. Important factors that may affect actual results and cause these forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referred to under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [            ]of this proxy statement. In addition, the assumptions underlying the forecasts are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the forecasts were prepared and that were not anticipated when the forecasts were prepared. There can be no assurance that these forecasts will be realized or that the Company’s future financial results will not vary materially from these forecasts.

The following table sets forth projected financial information for the Company for 2011 through 2016.

($ in millions)	2011E	2012E	2013E	2014E	2015E	2016E
Net Revenue
Existing Operations	$287	$295	$304	$314	$324	$333
De Novo Facilities	6	20	41	70	105	145
Acquisitions	0	8	24	41	58	74

Total Net Revenue	$293	$323	$368	$424	$486	$553
EBITDA	47	52	63	79	97	116
Adjusted EBITDA(1)	49	54	65	81	100	118
Capital Expenditures(2)	(28)	(46)	(53)	(56)	(54)	(54)

(1)	Adjusted EBITDA includes add-back of stock-based compensation.
(2)	Includes capital expenditures related to acquisitions.

FINANCING OF THE MERGER

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts payable to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of [            ], 2011, would be approximately $315.7 million;

•

refinance our outstanding indebtedness, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, which, as of [            ], 2011, was approximately $[            ] in principal amount; and

•	pay fees and expenses related to the merger and the debt that will finance the merger;

will be funded through a combination of:

•	equity financing of up to $235.0 million to be provided by an investment fund affiliated with JLL, or other parties to which it assigns all or a portion of its commitment; and

•	borrowings of up to $256.0 million under a senior secured credit facility comprising a $220.0 million term loan facility and a $36.0 million revolving facility.

Buyer has obtained the equity commitment letter and the debt commitment letter described more fully below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of a commitment letter or if the conditions to a commitment are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Buyer and Merger Sub to obtain any portion of the committed financing (or alternative financing) will likely result in the failure of the merger to be completed. In that case, Buyer may be obligated to pay the reverse termination fee to the Company, as described under “The Merger Agreement — Termination Fees” beginning on page              and “The Merger Agreement — Remedies” beginning on page             . The obligation to pay that termination fee is guaranteed under of the guarantee described below.

Equity Financing

Buyer has entered into the equity commitment letter with the guarantor, dated November 4, 2011, pursuant to which the guarantor has committed to make capital contributions to Buyer at or prior to the closing of the merger of up to $235.0 million to fund payment of consideration payable under the merger agreement. The guarantor may assign all or a portion of its equity commitment to other persons. However, assignment by the guarantor of any equity commitment to other persons will not affect the guarantor’s commitment to make capital contributions to Buyer under its equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment is generally subject to the satisfaction of the conditions to Buyer’s and Merger Sub’s obligations to consummate the merger and the funding of the debt financing under the debt commitment letter or any alternative debt financing that Buyer and Merger Sub are required or permitted to accept from alternative debt financing sources under the merger agreement. We are a third-party beneficiary of the equity commitment letter solely to the extent that we may seek specific performance of Buyer’s obligation to cause the guarantor to fund its equity commitment in certain circumstances in accordance with the merger agreement.

The obligation of the guarantor to fund its equity commitment will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the closing of the merger, at which the equity financing obligation will be discharged, (iii) the commencement by the Company or any of its affiliates of a lawsuit against the guarantor or any of its affiliates for payment under the merger agreement, the guarantee or the equity commitment letter, and (iv) payment in full by the guarantor of its obligations under the guarantee.

Debt Financing

Buyer has entered into the debt commitment letter with the commitment parties, under which certain of the commitment parties have committed to provide senior secured credit facilities in an aggregate principal amount of up to $256.0 million, comprising a $220.0 million term loan facility and a $36.0 million revolving facility.

The term loan facility may be an amount less than $220.0 million if the Company’s EBITDA (calculated on a pro forma basis in accordance with the debt commitment letter) for the trailing twelve-month period ended as of the most recent financial statements is less than $58.6 million, and in that case, the term loan facility will be an amount equal to the product of (i) EBITDA for that period (calculated on a pro forma basis in accordance with the debt commitment letter) and (ii) 3.75.

The obligations of the initial lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including: (i) receipt at closing of executed loan documentation, customary legal opinions, charter documents and certificates, corporate approval of the financing, insurance certificates, notice of borrowing, and certification from Buyer’s chief financial officer certifying that Buyer, after giving effect to the merger, is solvent; (ii) accuracy of certain of Buyer’s representations; (iii) the refinancing of the Company’s outstanding senior secured credit facility; (iv) since December 31, 2010, there has been no “material adverse effect,” as defined in the debt commitment letter; (v) the merger has been consummated or will be consummated substantially concurrently with the initial funding of the senior secured facilities; (vi) prior to or substantially concurrently with the initial funding contemplated by the debt commitment letter, the sponsor and/or certain other investors will have made the equity contribution to Buyer; (vii) all fees and expenses payable to the lenders will have been paid; (viii) the lenders will have received requested financial information regarding the Company; (ix) certification that, as of the closing date, the Company’s total leverage ratio does not exceed 3.75 to 1.00 (calculated on a pro forma basis after giving effect to the merger, with permitted adjustments); (x) the administrative agent will have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (xi) there will not have been any competing issues of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of Buyer, Merger Sub or the Company or any of its subsidiaries being offered, placed or arranged that have materially impaired the primary syndication; and (xii) the lead arrangers will have been afforded a marketing period of at least 20 consecutive business days (excluding certain days) to market the senior secured facilities to prospective lenders.

LIMITED GUARANTEE

Under the guarantee delivered by the guarantor in favor of the Company, dated as of November 4, 2011, the guarantor has agreed to guarantee the performance and discharge of the payment obligations of Buyer with respect to the reverse termination fee of $15.9 million payable in certain circumstances to the Company (plus certain potential reimbursement and indemnification obligations under the merger agreement) up to $15.9 million, as, when and if due under the merger agreement. See “The Merger Agreement — Termination Fees” beginning on page             .

Subject to certain exceptions, the guarantee will terminate upon the earliest of (i) the closing of the merger, (ii) the termination of the merger agreement by mutual consent or in other circumstances in which Buyer is not required to pay the termination fee, (iii) receipt by the Company of the termination fee, and (iv) the three-month anniversary of any termination of the merger agreement in a circumstance in which the termination fee would be payable by Buyer if, by that three-month anniversary, the Company has not commenced a lawsuit or other proceeding against Buyer or guarantor alleging that a termination fee payment is due.

CLOSING AND EFFECTIVE TIME OF MERGER

The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to the closing of the merger (described under “The Merger Agreement — Conditions to the Merger” beginning on page [            ]) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to satisfaction or waiver of those conditions). However, if the marketing period for the debt financing has not ended at the time of the satisfaction or waiver of the conditions to closing, then the closing will occur instead on the date following the satisfaction or waiver of those conditions that is the earlier to occur of (a) any business day before or during the marketing period as specified by Buyer on no less than two business days’ notice to the Company and (b) the final day of the marketing period. See “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page [            ] for a discussion of the marketing period.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed by the end of the first quarter of 2012. The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Buyer may agree and specify in the certificate of merger).

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

Each record holder of certificates evidencing shares of Company common stock (other than with respect to excluded shares) will be sent a letter of transmittal promptly, and in any event not later than the fifth business day, after the effective time of the merger. The letter of transmittal will describe how the holder may exchange his, her or its shares of Company common stock for the per share merger consideration

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

If you are the record holder of shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the exchange agent and surrender your stock certificate or certificates to the exchange agent. If ownership of your shares is not registered in the transfer records of the Company, the per share merger consideration will be delivered only if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company or the exchange agent to evidence and effect the underlying transfer and to evidence that any applicable stock transfer taxes have been paid. If you are a beneficial owner of Company common stock holding your shares in “street name” through your broker, dealer, commercial bank, trust company or other nominee, you will receive the per share merger consideration in accordance with the procedures of your broker, dealer, commercial bank, trust company or other nominee.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

When considering the recommendation of the board that you vote to approve the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board was aware of and considered these interests in recommending that the merger agreement be adopted by the stockholders of the Company. In the discussion below, we have quantified payments and benefits to our executive officers and directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Awards/Merger Proceeds

Immediately prior to the effective time of the merger, each then-outstanding option to purchase shares of Company common stock (other than rollover options), whether or not vested or exercisable, granted under any director or employee stock option or compensation plan or arrangement of the Company, will become fully vested and exercisable and will be converted into the right to receive, and the Company will pay to each individual holder of any such fully vested stock option, at or promptly after the effective time of the merger, an amount in cash equal to the product of the number of shares of Company common stock the holder could have purchased had such holder exercised the stock option in full immediately prior to the effective time of the merger multiplied by the amount, if any, by which $19.00 exceeds the exercise price per share of that option. In addition, all restricted performance shares will become fully earned and vested with respect to the maximum number of unforfeited shares underlying the award and the Company will pay, at or promptly after the effective time of the merger, $19.00 in cash for each such restricted performance share. The equity acceleration described above is provided for under the terms of each of the Company’s equity incentive plans, each of which was approved by the Company’s stockholders, which provide for the acceleration of vesting of all outstanding, unvested equity awards upon the occurrence of a transaction involving a change in control of the ownership of the Company. At the effective time of the merger, each rollover option will be automatically converted into an option to purchase common stock of any direct or indirect parent of the Company, with the number of shares underlying that option equitably adjusted to prevent any increase or decrease in the intrinsic value of that rollover option as a result of the merger.

Executive Officers

In addition to proceeds related to outstanding shares currently held by our executive officers, assuming completion of the merger on [            ], 2011, approximate proceeds related to outstanding and unexercised options, vested (i.e., options that vest according to their standard terms, not options that become vested by operation of the merger) or unvested, with respect to our executive officers are as follows:

Executive	Proceeds from Vested Options ($)	Proceeds from Unvested Options ($)	Total Proceeds from Options ($)
Gregory A. Serrao	4,161,125	1,250,040	5,411,165
Breht T. Feigh	3,157,702	694,434	3,852,136
Michael J. Vaughan	2,713,548	742,122	3,455,670
Mark W. Vargo	242,904	119,235	362,139

Assuming completion of the merger on [            ], 2011, the approximate proceeds related to restricted performance shares that would become vested with respect to our executive officers are as follows:

Executive	Proceeds from Restricted Performance Shares ($)
Breht T. Feigh	342,000
Michael J. Vaughan	403,085

Directors (Other than Mr. Serrao)

In addition to proceeds related to outstanding shares currently held by our directors, assuming completion of the merger on [            ], 2011, the approximate proceeds related to outstanding and unexercised options, vested (i.e., options that vest according to their standard terms, not options that become vested by operation of the merger) or unvested, with respect to our directors, other than Mr. Serrao, are as follows:

Director	Proceeds from Vested Options ($)	Proceeds from Unvested Options ($)	Total Proceeds from Options ($)
Fay Donohue	59,961	120,639	180,600
Robert E. Hunter, D.M.D.	322,920	141,944	464,864
David E. Milbrath, D.D.S.	68,818	152,403	221,220
Gerard M. Moufflet	497,314	141,944	639,258
Lonnie H. Norris, D.M.D., M.P.H.	102,556	141,944	244,500
Derril W. Reeves	885,071	141,944	1,027,014
Steven J. Semmelmayer	173,156	141,944	315,100

Employment Agreement

We have an employment agreement with Mr. Serrao that provides for severance benefits in the case of certain termination circumstances, including in the case of a change in control. The discussion below describes the benefits Mr. Serrao would be entitled to receive upon an involuntary termination in connection with the merger or a voluntary termination after the first anniversary of the merger.

If we terminate Mr. Serrao’s employment without cause, Mr. Serrao is entitled under his employment agreement to receive severance benefits in an amount equal to his then current annual base salary (payable in twelve equal monthly installments) and health, disability and insurance benefits, at our cost, for twelve months following termination, plus his pro rata share of any bonus that otherwise would have been paid with respect to the year of termination, payable at the time the bonus otherwise would have been paid had his employment continued.

Mr. Serrao may terminate the agreement for “good reason,” which is defined to include any reduction in the compensation payable under the agreement; any material reduction of the other benefits to which Mr. Serrao is entitled under the agreement; any material reduction by us in Mr. Serrao’s responsibilities, authority, title or position; the assignment to him of responsibilities or duties inconsistent with his offices; or a change in control of the Company. For purposes of the employment agreement, a “change in control” is deemed to occur if, as a result of one or more transactions (other than public offerings of securities by us), a person or group of persons acting in concert own collectively a majority of our voting securities or have the right to elect a majority of our board. However, if Mr. Serrao is afforded the opportunity to continue in the same positions with the surviving corporation following the change in control, with responsibilities, authority, compensation and other benefits no less favorable than those in effect prior to the change in control, Mr. Serrao may not terminate the agreement for good reason as a result of the change in control until the first anniversary of the change in control.

If Mr. Serrao terminates the agreement for good reason, he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) he would receive if we had terminated his employment without cause, plus payment of the full amount of the bonus that otherwise could have been payable to him with respect to the year of termination, with the bonus payable in 12 equal monthly installments payable at the same time as the continuing payments of his base salary.

The merger will result in a change in control under the agreement. If, subsequent to the change in control, the surviving corporation terminates Mr. Serrao’s agreement without cause, or he terminates the agreement for good reason, he would be entitled to receive cash severance in the amount of $459,500 and health, disability and insurance benefits valued at $21,784.

Potential Change in Control Payments to Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K and shows the payments and benefits that each named executive officer of the Company would receive in connection with the merger, assuming (i) the price per share of Company common stock is $19.00, (ii) the consummation of the merger occurred on [            ], 2011, the latest practicable date prior to the filing of this proxy statement, and, (iii) in the case of the Mr. Serrao, his employment was terminated by the surviving corporation without cause immediately following a change of control on [            ], 2011. The table and footnotes show the compensation payable to the Company’s executive officers, which is subject to an advisory vote of the Company’s stockholders, as described under “Advisory Vote on Merger-Related Executive Compensation” beginning on page [            ].

Named Executive	Cash ($)(1)	Equity ($)(2)	Total ($)(3)
Gregory A. Serrao		1,250,040
Breht T. Feigh	0	694,434	694,434
Michael J. Vaughan	0	742,122	742,122
Mark W. Vargo	0	119,235	119,235

(1)	As described above, the cash payments for Mr. Serrao consist of (i) a lump-sum severance payment equal to his current base salary ($459,500), (ii) a lump-sum payment equal to the cost of 12 months of continued health, disability and other insurance benefits ($21,784), and (iii) a pro rata share of any bonus that otherwise would have been payable with respect to the year in which termination of employment occurs ($ ), in each case, payable upon a qualifying termination of employment. These payments are based on the compensation and benefit levels in effect on [ ], 2011.
(2)	As described above, the equity amounts consist of the accelerated vesting of unvested stock options and unvested restricted performance shares, which are “single-trigger” in that the vesting and payments will occur immediately upon consummation of the merger, whether or not employment is terminated.
(3)	None of the named executives is entitled to any other payments or benefits on a change in control, including pension or non-qualified deferred compensation, perquisites or tax reimbursements.

Indemnification and D&O Insurance

Buyer has agreed to cause the surviving corporation in the merger to indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries against certain costs, liabilities and expenses arising out of or pertaining to each such person’s service as an officer or director of the Company or its subsidiaries (or in certain capacities for another entity at the request of the Company). We are required to use our reasonable best efforts to obtain and fully pay the premium for a six-year extension of the directors’ and officers’ liability coverage of our existing directors’ and officers’ insurance policies. If we or the surviving corporation, as applicable, fail to obtain these “tail” insurance policies, then Buyer has agreed to cause the surviving corporation to continue to maintain the current policies in place or to purchase comparable policies, in each case, for the six-year period following the effective time of the merger, provided that the annual premium for the insurance would not exceed 300% of the last annual premium paid prior to the effective time of the merger, and subject to certain limitations set forth in the merger agreement. Our present and former directors and officers will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose. A more complete description of the indemnification and insurance rights provided to our directors and officers under the merger agreement is set forth under the heading “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

Other Employment Matters

In addition, prior to the closing, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Buyer or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. There are no such agreements or arrangements in place as of the date of this proxy statement.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, the board determined that the chairman of the special committee would receive a retainer of $5,000 per quarter and that each other member of the special committee would receive a retainer of $1,500 per quarter. In addition, the board determined that each member of the special committee would receive a fee of $2,000 for each meeting attended, including telephonic meetings determined by the chairman to be compensable, for the duration of his or her service on the special committee. These fees are payable whether or not the merger is completed and were approved by the board prior to our receipt of Buyer’s proposal. No other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

INTENT TO VOTE IN FAVOR OF THE MERGER

As of [            ], 2011, the record date for the special meeting, our directors and executive officers owned, in the aggregate, [            ] shares of Company common stock, or collectively approximately [            ]% of the outstanding shares of Company common stock. Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock who or that is, or is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisors regarding the U.S. federal income tax consequences of the merger to that partner.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect and to differing interpretations, so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to beneficial owners who, at the effective time of the merger, hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Buyer or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity), cooperatives, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, stockholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or stockholders deemed to sell Company common stock under the constructive sale provisions of the Code).

This discussion does not address any state, local or foreign tax consequences of the merger and does not address any U.S. federal tax consequences other than income tax consequences. This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock, and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service, or IRS, may not agree with the description of tax consequences set forth in this proxy statement. All shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares of Company common stock in the merger.

Consequences to U.S. Holders

Exchange of Shares of Company Common Stock for Cash Pursuant to the Merger Agreement. The exchange of shares of Company common stock for cash in the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to those shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in those shares. If a U.S. holder acquired shares of Company common stock by purchase, the U.S. holder’s adjusted tax basis in those shares will generally equal the amount the U.S. holder paid for the shares, less any returns of capital that the U.S. holder might have received with regard to those shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. If the U.S. holder has held Company common stock for one year or less as of the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting. A U.S. holder of Company common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger, unless that U.S. holder is a corporation or other exempt recipient. Backup withholding may also apply to payments of cash to a U.S. holder in the merger, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that number is correct, and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle that holder to a refund, provided that the required information is timely furnished to the IRS.

Cash payments made pursuant to the merger will be reported to stockholders and the IRS to the extent required by the Code and applicable Treasury regulations.

Consequences to Non-U.S. Holders

Exchange of Shares of Company Common Stock for Cash Pursuant to the Merger Agreement. Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the outstanding Company common stock at any time during the five years preceding the merger. We believe that we are not and have not been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the non-U.S. holder’s net gain derived from the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting. Information reporting and, depending on the circumstances, backup withholding will apply to the payments received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the IRS in a timely manner.

The foregoing discussion of material U.S. federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of Company common stock. Because individual circumstances may differ, each stockholder should consult its own tax advisors regarding the applicability of the rules discussed above to such stockholder and the particular U.S. federal income tax consequences to such stockholder of the merger in light of the stockholder’s particular circumstances and the application of state, local and foreign tax laws.

REGULATORY APPROVALS AND NOTICES

The merger cannot be completed until the required regulatory approvals are obtained.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or FTC, the merger cannot be completed until each of the Company and Buyer files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. These notification and report forms were filed on November 23, 2011 and the parties have requested early termination of the waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC or any state could take such action under the antitrust laws as it considers necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the Company or Buyer, or requiring the Company or Buyer to terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the HSR approval described above will be obtained and, if obtained, there can be no assurance as to the timing of the approval, the ability of Buyer or the Company to obtain the approval on satisfactory terms or the absence of any litigation challenging the approval. There can also be no assurance that any governmental entity or any private entity will not attempt to challenge the merger on antitrust grounds and, if a challenge is made, there can be no assurance as to its result.

DELISTING AND DEREGISTRATION

If the merger is completed, Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act. Therefore, we would no longer file periodic reports with the SEC on account of Company common stock.

EFFECTS ON THE COMPANY IF THE MERGER IS NOT COMPLETED

If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock unless the Company is sold to another party. Instead, we will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq, and our stockholders will continue to be subject to the risks and opportunities they currently face with respect to their ownership of Company common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, the board would evaluate and review our business operations, dividend policy and capitalization and, among other things, make such changes as it considers appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that our business, prospects or results of operations will not be adversely affected. Under the merger agreement, under certain circumstances we are permitted to terminate the merger agreement and recommend an alternative transaction. See “The Merger Agreement — Termination.”

Under certain circumstances, if the merger is not completed, we may be obligated to pay to Buyer a termination fee. See “The Merger Agreement — Termination Fees.”

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page             .

EXPLANATORY NOTE REGARDING THE MERGER AGREEMENT

The merger agreement is included to provide you with information regarding its terms. The representations and warranties of the Company contained in the merger agreement have been made solely for the benefit of Buyer and Merger Sub. In addition, the representations and warranties (i) have been made only for purposes of the merger agreement, (ii) have been qualified by confidential disclosures made to Buyer and Merger Sub in connection with the merger agreement, (iii) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement, and (v) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the merger agreement is included with this proxy statement only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions of them as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, proxy statements and other documents that the Company has filed or will file with the SEC.

EFFECTS OF THE MERGER; DIRECTORS AND OFFICERS; CERTIFICATE OF INCORPORATION; BYLAWS

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a wholly-owned subsidiary of Buyer.

After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms and applicable law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger will, by virtue of the merger, be the bylaws of the surviving corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the surviving corporation and as provided by law.

Following the completion of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded.

CLOSING AND EFFECTIVE TIME OF THE MERGER; MARKETING PERIOD

The closing of the merger will take place no later than the second business day after the satisfaction or waiver in accordance with the merger agreement of all of the conditions to the closing of the merger (described under “— Conditions to the Merger” below) (other than delivery of items to be delivered at the closing and other than the conditions that by their nature are to be satisfied at the closing, but subject to the delivery of those items and satisfaction or waiver of those conditions at the closing), or at such other date as the parties may agree in writing. However, if the marketing period has not ended at that time, then the closing will occur instead on the date following the satisfaction or waiver of these conditions that is the earlier to occur of (i) any business day before or during the marketing period as may be specified by Buyer on no less than two business days’ prior notice to us and (ii) the final day of the marketing period. The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Buyer may agree and specify in the certificate of merger).

The marketing period is the first period of 20 consecutive business days throughout which:

•	Buyer has the required financing information described below (and has had all the information for at least five calendar days); and

•

the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals and absence of any law or order prohibiting the consummation of the merger have been satisfied or waived, and nothing has occurred and no condition exists that would cause any of the additional conditions to the obligations of Buyer and Merger Sub to consummate the merger to fail to be satisfied if the closing of the merger were to be scheduled at any time during the 20 consecutive business day period.

The 20 consecutive business day marketing period must end on or before December 17, 2011. If the marketing period has not ended by that date, then the marketing period will begin no earlier than January 3, 2012. However, the marketing period will end on any earlier date on which the debt financing is obtained. For purposes of calculating the marketing period, November 25, 2011 will not constitute a business day.

The marketing period will not be deemed to commence if, prior to the completion of the marketing period, (i) our auditors have withdrawn their audit opinion with respect to any audited financial statements contained in the required financing information, or (ii) the financial statements included in the required financing information that is available to Buyer on the first day of the marketing period would not be sufficiently current on any day during that period for a registration statement using the financial statements to be declared effective by the SEC on the last day of that period.

The required financing information consists of all information with respect to our business, operations, financial condition, projections and prospects that may be reasonably requested by Buyer and customarily provided by a borrower in a secured financing transaction, including, without limitation:

•

our audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the 2008, 2009 and 2010 fiscal years, audited in accordance with generally accepted accounting principles;

•

our unaudited consolidated balance sheets, related statements of income and related statements of cash flows for each fiscal quarter (other than the fourth fiscal quarter of any applicable fiscal year) ended after December 31, 2010 and 45 days or more prior to the closing date;

•

our pro forma consolidated balance sheet and our related pro forma consolidated statements of income, in each case, calculated using the most recent financial statements referenced above, prepared after giving effect to the merger; and

•	all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

MERGER CONSIDERATION

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes. Company common stock owned by Buyer, Merger Sub or the Company will be cancelled without payment of consideration. Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. Company common stock owned by stockholders with respect to which appraisal has been properly demanded under the DGCL, unless that demand has been withdrawn or becomes ineligible, will be cancelled without payment of consideration. Those stockholders will instead be entitled only to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

TREATMENT OF COMPANY COMMON STOCK OPTIONS, RESTRICTED PERFORMANCE SHARES AND OTHER EQUITY

Options

Immediately prior to the effective time of the merger, each then-outstanding option to purchase shares of Company common stock granted under any of our equity plans (other than rollover options and statutory options granted under the ESPP), whether or not vested or exercisable, will become fully vested and exercisable and will be converted into the right to receive, and we will pay to each such individual holder, at or promptly after (not later than five business days after) the effective time of the merger, an amount in cash equal to the product of (i) the excess of the merger consideration of $19.00 per share over the applicable exercise price per share of the stock option and (ii) the number of shares of Company common stock the holder could have purchased had the holder exercised the stock option in full immediately prior to the effective time of the merger, without interest and less any applicable withholding taxes. At the effective time, each rollover option will be automatically converted into an option to purchase common stock of any direct or indirect parent of the Company, with the number of shares underlying the option equitably adjusted to prevent any increase or decrease in the intrinsic value of the rollover option as a result of the merger.

Restricted Performance Shares

Immediately prior to the effective time of the merger, each then-outstanding restricted performance share issued by us will automatically vest and our reacquisition right with respect to those restricted performance shares will lapse, and the holder of the restricted performance share will be entitled to receive $19.00 in cash per restricted performance share, without interest and less any applicable withholding taxes.

ESPP

The ESPP will be terminated immediately prior to the closing date of the merger. No offering period with respect to the ESPP will be commenced on or after November 4, 2011. Each participant’s accumulated payroll deductions at December 31, 2011 will be used to purchase shares of Company common stock promptly following that date in accordance with the ESPP. Shares of Company common stock acquired under the ESPP prior to the closing of the merger will be treated the same as other outstanding shares of Company common stock (other than excluded shares) upon the closing of the merger.

EXCHANGE AND PAYMENT PROCEDURES

At or immediately prior to the effective time of the merger, Buyer will enter into an agreement with an exchange agent acceptable to us and Buyer to receive the merger consideration. At or immediately prior to the effective time of the merger, Buyer will deposit, or will cause to be deposited, with the exchange agent cash in an amount sufficient to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock.

Promptly, and in any event not later than the fifth business day after the effective time of the merger, Buyer will cause the exchange agent to mail to each holder of record of Company common stock a letter of transmittal and instructions for effecting the surrender of the certificates evidencing the shares of Company common stock in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

If you are the record holder of shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the exchange agent and surrender your stock certificate or certificates to the exchange agent. If ownership of your shares is not registered in our transfer records, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents required to evidence and affect the underlying transfer and to evidence that any applicable stock transfer taxes have been paid.

No interest will be paid or accrued on the cash payable as the merger consideration upon your surrender of your certificate or certificates. Buyer, the surviving corporation and the exchange agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. Any sum that is withheld will be treated as having been paid to the person in respect of whom it is withheld.

After the effective time of the merger, our stock transfer books will be closed and thereafter there will be no further registration of transfers of shares of Company common stock that were outstanding prior to the effective time of the merger. If, after the effective time of the merger, stock certificates are presented to the surviving corporation for transfer, those stock certificates will be cancelled and exchanged for the merger consideration.

After the date that is six months after the effective time of the merger, Buyer may require the exchange agent to deliver to it any remaining undistributed funds that have not been disbursed to holders of Company common stock, and thereafter such holders will be entitled only to receive from Buyer and the surviving corporation (subject to abandoned property, escheat or other similar laws) payment of their claims for the merger consideration. None of the parties to the merger agreement, the surviving corporation or the exchange agent will be liable to any holder of Company common stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any merger consideration remaining unclaimed by holders of Company common stock immediately prior to the time the amounts would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, become the property of Buyer, free and clear of any claims or interest.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of that fact, and, if required by Buyer, post a bond in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against Buyer with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

EQUITY FINANCING COVENANT

Each of Buyer and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing, including:

•	maintaining in effect the equity commitment letter;

•	complying with all covenants and agreements of Buyer or Merger Sub in the equity commitment letter;

•	satisfying on a timely basis all conditions applicable to Buyer or Merger Sub in the equity commitment letter that are within its control, other than the consummation of the debt financing;

•

consummating the equity financing contemplated by the equity commitment letter, subject to the terms and conditions in the equity commitment letter, at or prior to the closing, and in any event prior to March 31, 2012 ; and

•	enforcing the obligations of the investor and its respective investment affiliates, and the rights of Buyer and Merger Sub, under the equity commitment letter.

Neither Buyer nor Merger Sub is required to seek or obtain other equity financing and the guarantor is not required to provide equity financing in an amount that exceeds the amount set forth in the equity commitment letter.

DEBT FINANCING COVENANT; COMPANY COOPERATION

Each of Buyer and Merger Sub will use its reasonable best efforts to obtain the debt financing for the merger on the terms and conditions in the debt commitment letter and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt commitment letter if that amendment, modification or waiver would (i) reduce the aggregate amount of the debt financing, including by changing the amount of fees to be paid or original issue discount of the debt financing, unless the equity financing is increased by a corresponding amount, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the debt financing in a manner that would reasonably be expected to (a) prevent, materially delay or impair the closing, (b) make the funding of the debt financing, or satisfaction of the conditions to obtaining the debt financing, less likely to occur, or (c) adversely affect the ability of Buyer or Merger Sub to enforce its rights against the other parties to the debt commitment letter, the ability of Buyer or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement. Buyer and Merger Sub may replace or amend the debt commitment letters or debt financing documents to add commercial banks, investment banks or other institutional investors as lenders, lead arrangers, bookrunners, syndication agents, documentation agents or similar entities with commitments thereunder and increase the amount of those commitments in an amount equivalent to the aggregate merger consideration in connection with any permitted acquisition. Our consent to any amendment to the debt commitment letter that reduces the aggregate amount of debt financing available under the debt commitment letter may not be unreasonably withheld if, concurrently therewith, Buyer enters into additional commitment letters providing for debt financing in the amount of the proposed reduction.

Each of Buyer and Merger Sub will use its reasonable best efforts to:

•

maintain in effect the debt commitment letter and negotiate debt financing documents that contain terms and conditions set forth in the debt commitment letter, or terms not materially less favorable, in the aggregate, to Buyer and Merger Sub, taken as a whole, than the terms and conditions in the debt commitment letter);

•	comply with all covenants and agreements of Buyer or Merger Sub in the debt commitment letter that are within its control;

•

satisfy on a timely basis all conditions applicable to Buyer or Merger Sub in the debt commitment letter, including by consummating the financing contemplated by the equity commitment letter upon the terms and conditions of that letter, that are within its control; and

•

if all of the conditions to the debt commitment letter have been satisfied, other than the availability of funding of any of the financing contemplated under the equity commitment letter, consummate the debt financing at or prior to the closing of the merger, and in any event on or prior to March 31, 2012.

If all conditions precedent in the debt commitment letter, other than the availability of funding of any of the financing contemplated under the equity commitment letter, have been satisfied or, upon funding will be satisfied, each of Buyer and Merger Sub is required to use its reasonable best efforts to cause the lenders that are parties to the debt commitment letter to fund on the closing date of the merger the debt financing required to consummate the transactions contemplated by the merger agreement and otherwise enforce its rights under the debt commitment letter.

Obtaining financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, Buyer and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger. However, we may specifically enforce Buyer’s and Merger Sub’s obligations to consummate the merger only if the debt financing is funded or will be funded if the equity financing is funded. See “The Merger Agreement — Remedies” for further discussion of our remedies if Buyer and Merger Sub fail to consummate the merger under certain circumstances.

Buyer has agreed to keep us reasonably informed upon our request of the status of its efforts to consummate the debt financing. If all or any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, each of Buyer and Merger Sub will use its reasonable best efforts (i) to arrange to promptly obtain debt financing from alternative sources in an amount that is sufficient to pay in cash all amounts required to be paid and (ii) to obtain a new debt financing commitment letter and a new definitive agreement that provides for financing on terms not less favorable, in the aggregate, to Buyer and Merger Sub, taken as a whole, and in an amount that is sufficient together with any equity financing, to consummate the merger.

We have agreed to use our reasonable best efforts to provide Buyer with cooperation in connection with the financing of the merger, including the financings contemplated by the debt commitment letter, as may be reasonably requested by Buyer and as is customary in connection with the arrangement of similar financing, but (i) no liability or obligation, including any liability or obligation to pay any commitment or other similar fee, of the Company or any of its subsidiaries under any certificate, document or instrument will be effective until the merger is effective and none of the Company or any of its subsidiaries will be required to take any action under any certificate, document or instrument that is not contingent upon the closing of the merger, including the entry into any agreement that is effective before the merger is effective, or that would be effective prior to the merger being effective, and (ii) we are not required to provide cooperation to the extent it would interfere unreasonably with our business or operations. Buyer has agreed to, promptly upon our request, reimburse us for all reasonable out-of-pocket costs that we have incurred in connection with the cooperation contemplated by the merger agreement.

REPRESENTATIONS AND WARRANTIES

We made certain representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure letter we delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	our due organization, existence, good standing, power and authority to carry on our business;

•	our capitalization;

•	the due organization, existence, good standing, power and authority of our subsidiaries to carry on their respective businesses;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board, and the approval of the merger agreement and the merger by the board;

•

the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	required governmental consents, approvals, orders, authorizations, licenses, permits, registrations, declarations, notices and filings;

•	the absence of bonds, debentures, notes or other indebtedness having the right to vote on any matters on which our stockholders may vote;

•	our SEC filings since January 1, 2010 and the financial statements included in those filings, and this proxy statement;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and other rules and regulations of Nasdaq;

•	the absence of certain undisclosed liabilities;

•	the conduct of our business in accordance with the ordinary course since December 31, 2010;

•	the absence of a material adverse effect (as described below) since December 31, 2010 and the absence of certain other changes or events since June 30, 2011 through the date of the merger agreement;

•	tax matters;

•	real property;

•	intellectual property;

•

material contracts, the absence of any default under any material contract and the absence of any undisclosed material contracts or transactions with our executive officers or directors or any person beneficially owning more than 5% of the Company’s common stock;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	environmental matters;

•	employee benefit matters;

•	compliance with laws and receipt of required material permits and compliance with the terms thereof;

•	certain employment and labor matters;

•	insurance policies;

•	receipt of opinions of financial advisors;

•	the inapplicability of any anti-takeover law to the merger; and

•	the absence of any undisclosed brokers’ or finders’ fees.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any change, event, circumstance or development, in each case that, individually or in the aggregate with all other such changes, events, circumstances or developments, is, or would reasonably be expected to be, materially adverse with respect to, or has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of us and our subsidiaries, taken as a whole. However, none of the following, or any change, event, circumstance or development arising or resulting from any of the following, will constitute, or will constitute a basis for determining that there has occurred, a material adverse effect:

•	general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally;

•

conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions in the industries or markets in which we and our subsidiaries operate;

•

political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•

other than for purposes of certain representations and warranties, the public announcement of the merger agreement or the consummation of the merger or other transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with dental groups, dental professionals or their patients, vendors, suppliers or employees;

•

changes in laws or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards, or the interpretation thereof, in each case arising after the date of the merger agreement, or that result from any action reasonably required to be taken to comply with any of the foregoing;

•	any action taken or failure to take action, in each case, that Buyer has approved, consented to or requested in writing;

•	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

•

any (i) changes in our stock price or the trading volume of the Company common stock, or (ii) our failure to meet any public estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, or (iii) our failure to meet any internal budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations (but in each case described in any of the foregoing clauses (i), (ii) or (iii), the underlying cause of such changes or failures may be considered in determining whether there has been a material adverse effect, unless such changes or failures would otherwise be excepted from this definition); and

•	any legal proceedings arising out of or in connection with the merger agreement or any of the transactions contemplated by the merger agreement.

Any change, event, circumstance or development referred to in each of the first five and the seventh bullets above may be taken into account in determining whether there has been a material adverse effect to the extent that change, event, circumstance or development has a disproportionately adverse effect on us and our subsidiaries, taken as a whole, as compared to other industry participants.

The merger agreement also contains certain representations and warranties made by Buyer and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Buyer and Merger Sub relate to, among other things:

•	their due organization, existence, good standing, power and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;

•	required governmental consents, approvals, orders, authorizations, licenses, permits, registrations, declarations, notices and filings;

•	the absence of any requirement for any vote of any class or series of Buyer’s capital stock for consummation by Buyer of the transactions contemplated by the merger agreement;

•	information supplied for inclusion in this proxy statement;

•	the absence of legal proceedings and court orders or decrees against Buyer and Merger Sub;

•	operations of Merger Sub;

•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Buyer or Merger Sub;

•	validity and enforceability of the commitment letters;

•	the absence of any breach or default under the commitment letters;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

•	sufficiency of funds;

•	solvency of the surviving corporation immediately following consummation of the merger;

•	delivery of the executed guarantee; and

•	the absence of certain agreements or compensation or employee arrangements.

Many of Buyer’s and Merger Sub’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Buyer material adverse effect,” which means any change, event, circumstance or development, in each case, that individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have any material adverse effect on, the ability of Buyer or Merger Sub to timely consummate the transactions contemplated by the merger agreement or timely perform any of their respective obligations under the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Buyer and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

CONDUCT OF OUR BUSINESS PENDING THE MERGER

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule we delivered in connection with the merger agreement or as required by law or regulation, between the date of the merger agreement and the effective time of the merger, unless Buyer gives its prior written approval (which cannot be unreasonably withheld, conditioned or delayed), we will conduct our businesses in the ordinary course.

Subject to certain exceptions in the merger agreement and the matters contained in the disclosure schedule we delivered in connection with the merger agreement or as required by law, we and each of our subsidiaries will not, directly or indirectly, take any of the following actions without Buyer’s prior written approval (which cannot be unreasonably withheld, conditioned or delayed):

•

(i) declare, set aside or pay any dividends on, or make any other payment in respect of, any of our or its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of our or its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our or its capital stock or any of our or its other securities, or (iii) purchase, redeem or otherwise acquire any shares of our or its capital stock or any other of our or its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company common stock (A) in full or partial payment of the exercise price and any applicable taxes pursuant to the exercise, vesting or settlement of Company stock options or (B) pursuant to the forfeiture of Company stock options or restricted performance shares;

•

issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of our or its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company common stock upon exercise of outstanding Company stock options or pursuant to outstanding commitments with respect to any offering period in effect as of the date of the merger agreement under the Company’s ESPP);

•	amend our or its certificate of incorporation, by-laws or other comparable charter or organizational documents;

•

acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, except purchases of inventory and supplies in the ordinary course of business; unless, as a condition to seeking consent of the Buyer, we agree to provide Buyer with a quality of earnings report prepared by an independent auditing firm in respect of the target of any acquisition referred to in clause (i) or (ii) above with respect to which the purchase price exceeds $10 million;

•

sell, lease, license, pledge, allow to expire or lapse or otherwise dispose of or encumber any of our or its properties, rights or assets other than sales or dispositions of inventory, supplies or obsolete equipment in the ordinary course of business;

•

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the ordinary course of business, (B) letters of credit or similar arrangements issued to or for the benefit of vendors or suppliers in the ordinary course of business and (C) pursuant to existing credit facilities in the ordinary course of business or up to $7.5 million in principal amount to finance acquisitions of the assets of dental or related entities permitted by the terms of the merger agreement), (ii) issue or sell any (v) syndicated commercial bank facilities, (w) other credit facilities, (x) debt securities, (y) warrants or (z) other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any syndicated commercial bank facilities, other credit facilities or debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its subsidiaries for travel and other business expenses in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect subsidiaries; however, we may, in the ordinary course of business and consistent with our cash management policies in effect as of the date of the merger agreement, invest in money market funds and other debt securities maturing not more than 90 days after the date of investment, or

(iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment for the Company and its subsidiaries, taken as a whole, in excess of certain agreed amounts;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•

compromise, settle or agree to settle any action or claim in respect of any threatened action (including any action or claim in respect of any threatened action relating to the merger agreement or the transactions contemplated by the merger agreement), other than compromises or settlements that involve the payment of monetary damages not in excess of $250,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries, but the Company or any subsidiary may not settle, compromise or agree to settle any action or threatened action arising out of any dispute between the Company and/or any of its subsidiaries and any dentist-owned professional corporation, association, limited liability company or service corporation or any agreements related thereto;

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(i) enter into any new material contract (other than renewals or replacement of any existing material contract that is expiring by its terms, the terms and conditions of which renewal or replacement material contract, in the aggregate, are at least as favorable to us as the existing material contract) or terminate any material contract, (ii) other than in the ordinary course of business, modify or amend in any material respect or waive any material right under or renew any material contract, (iii) enter into or extend the term or scope of any contract that purports to materially restrict us, or any of our subsidiaries, from engaging or competing in any line of business or in any geographic area, or (iv) enter into any material contract that would be breached by, or require the consent of any other person in order to continue such contract in full force following, consummation of the merger;

•

except as required to comply with applicable law or required under our employee benefit plans on the date of the merger agreement, (i) adopt, enter into, terminate or materially amend any employment, retention, change in control, severance or similar agreement, material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement or other labor agreement or arrangement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries to employees who are not directors or officers and the annual payment of bonuses to the extent accrued on our consolidated financial statements, in each case, in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement, (iv) grant any equity compensation, or (v) take any other action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any of our employee benefit plans;

•

(i) make, change or revoke any tax election, (ii) settle or compromise any tax liability, audit, claim or assessment, (iii) surrender any right to a claim for a tax refund, (iv) change any method of tax accounting, (v) file any tax return that amends a prior tax return in any material respect, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes or (vii) enter into any closing agreement with respect to any tax;

•	enter into, amend or cancel any insurance policies other than in the ordinary course of business or to the extent such policy is replaced with a substantially similar policy;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•	enter into a material joint venture or partnership or similar third party business enterprise; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Buyer and Merger Sub are not permitted to, without our prior written consent, enter into any transaction or contract that could reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement, or propose, announce an intention, enter into any transaction or contract or otherwise make a commitment to take any such action, except as contemplated by the merger agreement, including actions to secure the financing for the merger.

SOLICITATION OF ALTERNATIVE ACQUISITION PROPOSALS

During the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on December 14, 2011, or the go-shop period, we and our subsidiaries and respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, our representatives, have the right, acting under the direction of the board or the special committee, to, directly or indirectly:

•

initiate, solicit, facilitate and encourage, whether publicly or otherwise, alternative acquisition proposals, including by way of providing access to non-public information under one or more acceptable confidentiality agreements, so long as we promptly provide to Buyer and Merger Sub any material non-public information concerning us or our subsidiaries that was provided to any person given such access that was not previously provided or made available to Buyer and Merger Sub, and

•

enter into and maintain or continue discussions or negotiations with respect to alternative acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

From 12:00 a.m., Eastern time, on December 15, 2011 to the effective time of the merger, or the exclusivity period, we are not permitted to, and we must use our reasonable best efforts to cause our representatives not to, directly or indirectly:

•

solicit, initiate, continue or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an alternative acquisition proposal; or

•

accept an alternative acquisition proposal or enter into any agreement or agreement in principle (other than an acceptable confidentiality agreement) providing for or relating to an alternative acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach our obligations under the merger agreement.

However, we may continue to take any of the actions described in the first and second bullets above during the exclusivity period with respect to any excluded party (as described below, on page [            ]).

No later than the third business day after the commencement of the exclusivity period, we must notify Buyer of the number and identity of the excluded parties and provide Buyer with a written summary of the material terms and conditions of any alternative acquisition proposal made by an excluded party and, if applicable, copies of all documents relating to that proposal received prior to that date. Immediately upon commencement of the exclusivity period, except with respect to excluded parties, we must immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any persons conducted before the exclusivity period by us or any of our representatives with respect to any alternative acquisition proposal and request that such person return or destroy all confidential information concerning us and our subsidiaries. During the go-shop period and the exclusivity period, we (i) will not, and will not permit any of our representatives to, provide any non-public information to any excluded party without first entering into an acceptable confidentiality agreement and (ii) will promptly provide Buyer and Merger Sub any material non-public information concerning us or our subsidiaries provided to any excluded party that was not previously made available to Buyer and Merger Sub.

If at any time during the exclusivity period and prior to obtaining the vote of our stockholders required for consummation of the merger,

•

we have otherwise complied with our obligations described under this section in all material respects and have received a written alternative acquisition proposal from a third party that the board or the special committee believes in good faith to be bona fide,

•

the board or the special committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the alternative acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, as defined below on page [            ], and

•

after consultation with its outside legal counsel, the board or the special committee determines in good faith that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the board or the special committee to our stockholders under applicable law, then we may

•	furnish information with respect to us to the person making the alternative acquisition proposal, and

•	participate in discussions or negotiations with the person making the alternative acquisition proposal regarding the alternative acquisition proposal, but we

•

will not, and will use our reasonable best efforts to cause our representatives not to, disclose any non-public information to that person without entering into an acceptable confidentiality agreement,

•

will promptly provide to Buyer and Merger Sub any material non-public information concerning us provided to the other person that was not previously provided or made available to Buyer and Merger Sub, and

•

if we receive the alternative acquisition proposal, will promptly, and in any case within 48 hours after receipt, notify Buyer and Merger Sub of the alternative acquisition proposal, including the material terms and conditions of the proposal and the identity of the party making the proposal, and provide copies of any written requests, proposals or offers, including proposed agreements, and must keep Buyer and Merger Sub reasonably informed as to the status and any material developments concerning those matters.

Neither we nor the board nor the special committee is prohibited from taking and disclosing to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to applicable law or making any other disclosure with regard to an alternative acquisition proposal required by applicable law. If any such disclosure with respect to a tender or exchange offer is not a recommendation of rejection of such offer or a “stop, look and listen” letter or similar communication that does not publicly reaffirm the recommendation of the board or the special committee of the adoption of the merger agreement, such disclosure will be considered an adverse recommendation change, as defined below on page [            ].

Prior to obtaining the required vote of our stockholders, our board may not, directly or indirectly,

•	(A) withdraw (or modify in a manner adverse to Buyer or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Buyer or Merger Sub), the recommendation by the board with respect to the proposal to adopt the merger agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or otherwise declare advisable any alternative acquisition proposal or publicly propose to do the foregoing, all referred to as an adverse recommendation change, or

•

approve or recommend, or publicly propose to approve or recommend, or allow us to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to any alternative acquisition proposal (other than an acceptable confidentiality agreement and, to the extent an alternative acquisition proposal involves the issuance of securities to our stockholders, other than an appropriate confidentiality agreement that allows us to receive and review confidential information with respect to a proposed issuer of any such securities), but we are not prohibited (whether before or after the commencement of the exclusivity period) from terminating the merger agreement and entering into a permitted alternative agreement, as defined below at page [            ].

At any time prior to obtaining the required vote of our stockholders, if there occurs a change in circumstances affecting us that does not relate to any alternative acquisition proposal, the board may make an adverse recommendation change if:

•

it determines in good faith (after consultation with its financial advisors and outside legal counsel) that, in light of the change in circumstances, failure to take the action would reasonably be expected to result in a breach of the fiduciary duties of the board to our stockholders under applicable law,

•

the board notifies Buyer in writing of its intention to make an adverse recommendation change at least five business days prior to doing so, which notice will contain a reasonably detailed description of the change in circumstances,

•

for the five business days following delivery of the notice described in the bullet point immediately above, we must, and must cause our representatives to, negotiate with Buyer (to the extent Buyer desires to negotiate) in good faith to make adjustments to the terms of the merger agreement and related transaction documents so that the failure to make an adverse recommendation change would not reasonably be expected to result in a breach of the fiduciary duties of the board to our stockholders under applicable law, and

•

following this five business day period described in the second bullet point immediately above, the board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to the merger agreement and related transaction documents proposed in writing by Buyer and Merger Sub in response to the notice described in the second bullet point immediately above, that failure to make the adverse recommendation change would reasonably be expected to result in a breach of the fiduciary duties of the board to our stockholders under applicable law.

An alternative acquisition proposal means (i) any bona fide inquiry, proposal or offer for, in one transaction or a series of related transactions, a merger, reorganization, consolidation, tender offer, dissolution, recapitalization, share exchange or other business combination or similar transaction involving us and our subsidiaries (other than (a) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations involving solely us and/or one or more of our subsidiaries and (b) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations or similar transactions that if consummated would result in the holders of the outstanding shares of Company common stock immediately prior to the transaction owning more than 80% of our equity securities, or any successor or acquiring entity, immediately thereafter), (ii) any proposal for the issuance by us of over 20% of our equity securities, or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of our and our subsidiaries’ equity securities or consolidated total assets, in each case other than the transactions contemplated by the merger agreement.

Excluded party means any person or group of related persons from whom we have received, during the go-shop period, a written alternative acquisition proposal that the board determines in good faith prior to the commencement of the exclusivity period, after consultation with our financial advisors and outside counsel, is bona fide and could reasonably be expected to result in a superior proposal.

A superior proposal means a bona fide written proposal made by a third party to acquire more than 50% of the equity securities or consolidated total assets of us and our subsidiaries, under a tender or exchange offer, a merger, a consolidation or a sale of our assets, (i) on terms that the board or special committee determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company common stock than the transactions contemplated by the merger agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of the proposal and the merger agreement after having complied with the merger agreement and taken into account all adjustments that have been offered by Buyer and Merger Sub during the period described under “— Termination,” and (ii) that the board or special committee has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial (including the financing terms thereof), regulatory, legal and other aspects of the proposal and the person making the proposal, and taking into account the likelihood and timing of consummation as compared to the transactions contemplated by the merger agreement.

STOCKHOLDER MEETING

We are required to promptly and duly call, give notice of, convene and hold a stockholders meeting for the purpose of considering and voting upon the proposal to adopt the merger agreement. The board is required, except as described under “— Solicitation of Alternative Acquisition Proposals” above, to include in the definitive proxy statement the board’s recommendation for adoption of the merger agreement and not to make an adverse recommendation change. Subject to an adverse recommendation change, we must take all action that is both reasonable and lawful and reasonably necessary or advisable to obtain the vote of our stockholders approving the merger. We are not required to hold the stockholders meeting if the merger agreement is terminated.

FURTHER ACTIONS; EFFORTS

We, Buyer and Merger Sub must use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, (ii) as promptly as practicable, obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement described under “The Merger — Regulatory Approvals and Notices,” (iii) as promptly as practicable, make all necessary filings and other required submissions with respect to the merger agreement and merger transaction required under the Exchange Act and other applicable federal and state securities laws, the HSR Act and any other applicable antitrust law and any related governmental request and any other applicable law, and (iv) execute or deliver any additional instrument necessary to consummate the transactions contemplated by, and carry out the purposes of, the merger agreement.

We and Buyer have agreed (i) to cooperate and to use our reasonable best efforts to obtain any government clearances or approvals required for the closing of the merger under the HSR Act; the Sherman Act, as amended; the Clayton Act, as amended; the Federal Trade Commission Act, as amended; and any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, referred to as the antitrust laws, (ii) to respond to any government requests for information under any antitrust law, and (iii) to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that restricts, prevents or prohibits the consummation of the merger or any other transaction contemplated by the merger agreement under any antitrust law. The parties to the merger agreement will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other party’s outside counsel any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the merger agreement in connection with proceedings under or relating to any antitrust law, but the materials may be redacted to remove references concerning valuation of our Company.

We and Buyer will use reasonable best efforts to give any notices to third parties other than governmental entities and use reasonable best efforts to obtain any consents from third parties other than governmental entities required in connection with the merger that are (i) necessary to consummate the transactions contemplated by the merger agreement, (ii) disclosed or required to be disclosed in the disclosure letter we provided in connection with the merger agreement, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a material adverse effect on us or Buyer prior to or after the effective time of the merger.

EMPLOYEE BENEFIT MATTERS

Buyer has agreed to, following the effective time of the merger, use its best reasonable efforts to give each employee of Buyer or the surviving corporation or their respective subsidiaries who have been an employee of ours immediately prior to the effective time, referred to as continuing employees, full credit for prior service with us for purposes of eligibility and vesting under any employee benefit plan of Buyer, and determination of benefit levels under any employee benefit plan of Buyer or policy relating to vacation or severance, in each case for which the continuing employee is otherwise eligible and in which the continuing employee is offered participation, except when this credit would result in a duplication of benefits or was not recognized immediately prior to the effective time of the merger for purposes of any comparable plan of ours.

In addition, Buyer must use its best reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent these limitations are waived under any comparable plan of ours and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the effective time of the merger occurs, to the same extent such payments are recognized under any comparable plan of ours.

INDEMNIFICATION; DIRECTORS’ AND OFFICER’S INSURANCE

From the effective time of the merger through the sixth anniversary of the merger, the surviving corporation will indemnify and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time of the merger, a director or officer of ours, referred to as the indemnified parties, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director, employee or agent of ours, or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted by law. Each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the surviving corporation within ten business days of receipt by the surviving corporation from the indemnified party of a request for advancement, but this advancement of expenses will be made only upon delivery to the surviving corporation of an undertaking by the indemnified party to repay all amounts so advanced if a court of competent jurisdiction determines that the indemnified party did not act in good faith or in a manner that the indemnified party believed to be in the best interest of the Company or the surviving corporation.

From the effective time of the merger through the sixth anniversary of the date of the merger, the certificate of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of our present and former directors and officers than are currently set forth in our certificate of incorporation and bylaws.

We will use our reasonable best efforts to purchase, prior to the effective time of the merger, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as our current policies of directors’ and officers’ liability insurance maintained by us and our subsidiaries with respect to matters existing or occurring at or prior to the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement, so long as the one-time premium for this insurance will not exceed three times the last annual premium paid prior to the effective time of the merger. If we obtain this prepaid “tail policy” prior to the effective time of the merger, the surviving corporation must maintain the policy in full force and effect for its full term.

If we do not obtain a six-year prepaid tail policy, the surviving corporation must maintain, at no expense to the beneficiaries, in effect for six years from the effective time of the merger, our current policies of directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), so long as the annual premium would not be in excess of 300% of our current annual premium, referred to as the maximum premium. If our existing insurance expires, is terminated or canceled during the six-year period, or exceeds the maximum premium, the surviving corporation must obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of that period for an annualized premium not in excess of the maximum premium, on terms and conditions no less advantageous, in the aggregate, to the indemnified parties than our existing directors’ and officers’ liability insurance.

If the surviving corporation or Buyer or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of the consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions must be made so that the successors and assigns of the surviving corporation or buyer, as the case may be, will assume all of the obligations of the surviving corporation or Buyer, as the case may be, with respect to indemnification and insurance.

Our present and former directors and officers will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose.

CONDITIONS TO THE MERGER

The respective obligations of the Company, Buyer and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions on or prior to the effective time of the merger:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock;

•	the waiting period applicable to the consummation of the merger under the HSR Act must have expired or been terminated;

•

other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur would have a material adverse effect, must have been filed and been obtained or occurred on terms and conditions that would not have a material adverse effect; and

•

no governmental entity of competent jurisdiction has enacted, issued or enforced any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

The obligations of Buyer and Merger Sub to effect the merger are also subject to the satisfaction or waiver in writing by Buyer at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding our capitalization (other than with respect to indebtedness and approval of stock options), authorization of the merger agreement and the transactions contemplated by the merger agreement, adoption of the merger agreement by our stockholders, no material adverse effect since December 31, 2010, the inapplicability of any anti-takeover law to the merger, and brokers or other representatives, must be true and correct in all material respects as of the closing date of the merger as though made on and as of that date;

•

our representations and warranties (other than those referenced in the immediately preceding bullet point) must be true and correct as of the closing date of the merger as though made on and as of that date (except to the extent the representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of that particular date), without giving effect to any materiality or “material adverse effect” qualifications in the merger agreement, except for breaches that have not had a material adverse effect on us;

•	our representation and warranty that there has been no material adverse effect on us since December 31, 2010 must be true and correct;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement on or prior to the closing date of the merger agreement;

•

we must have delivered to Buyer an officer’s certificate, dated as of the closing date of the merger, certifying to the satisfaction of the conditions regarding our representations and warranties and performance of our obligations; and

•

we must have delivered to Buyer a duly executed and acknowledged certificate, in form and substance acceptable to Buyer and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Company common stock and any other transactions contemplated by the merger agreement are exempt from withholding under Section 1445 of the Code.

Our obligation to effect the merger is subject to the satisfaction or written waiver by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Buyer and Merger Sub in the merger agreement must be true and correct as of the closing date of the merger as though made on and as of that date (except to the extent the representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of that particular date), without giving effect to any materiality or material adverse effect qualifications in the merger agreement, except for breaches that have not had a material adverse effect on Buyer;

•	Buyer and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger; and

•	Buyer must have delivered to us an officer’s certificate, dated as of the closing date of the merger, certifying to the satisfaction of the above conditions.

TERMINATION

We and Buyer may, by mutual written consent, terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated at any time prior to the effective time of the merger as follows:

•	by either Buyer or us, if:

•	the merger has not been consummated by March 31, 2012;

•

a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at the meeting or any adjournment or postponement of the meeting.

However, none of the termination rights described in the first two bullet points above will be available to any party whose failure to fulfill any obligations under the merger agreement has been a principal cause of or resulted in the failure of a condition to the consummation of the merger.

•	by Buyer, if:

•

our board has failed to recommend approval by our stockholders of the proposal to adopt the merger agreement in this proxy statement or has made an adverse recommendation change or publicly proposed an adverse recommendation change;

•	our board has approved, endorsed or recommended to our stockholders an alternative acquisition proposal (other than the merger);

•	we are in material breach of our obligations under the merger agreement with regard to the go-shop period and exclusivity period;

•

a tender offer or exchange offer for outstanding shares of Company common stock has been commenced (other than by Buyer or an affiliate of Buyer) and our board recommends that our stockholders tender their shares in that tender or exchange offer or, within ten business days after the commencement of the tender or exchange offer, our board fails to recommend against acceptance of the offer, including, for these purposes, by taking no position with respect to acceptance of the tender or exchange offer by our stockholders, which will constitute a failure to recommend against acceptance of the tender offer or exchange offer; or

•

there has been a breach or inaccuracy in any of our representations or warranties or we have failed to perform a covenant or agreement in the merger agreement, which breach, inaccuracy or failure to perform would cause the closing conditions not to be satisfied, and that has not been cured, or is not capable of being cured, within 20 days following our receipt of written notice of the breach, inaccuracy or failure to perform from the Buyer (or, if earlier, by March 31, 2012).

•	by us, if:

•

at any time prior to obtaining the required stockholder vote from our stockholders, the board resolves to enter into an agreement relating to the acquisition of the Company, referred to as a Company acquisition agreement, so long as

•

our board does not so resolve unless (i) we have complied in all material respects with our obligations under the merger agreement with regard to alternative acquisition proposals and the exclusivity period, (ii) the board or the special committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) that the alternative acquisition proposal to which the Company acquisition agreement relates constitutes a superior proposal, as defined above, and that the failure to take the action would reasonably be expected to result in a breach of the fiduciary duties of the board or the special committee to our stockholders under applicable law, (iii) we have first provided Buyer with written notice that the board is prepared to effect such resolution, which notice must include all material terms and conditions of the alternative acquisition proposal or any amendment or modification of the proposal, be accompanied by copies of the proposed Company acquisition agreement and any other material documents with the party making the alternative acquisition proposal, and disclose to Buyer the identity of the person making the alternative acquisition proposal, and (iv) for the five business days following delivery of such notice to Buyer, we must, and must cause our representatives to, negotiate with Buyer (to the extent Buyer desires to negotiate) in good faith to make adjustments to the terms of the merger agreement so that the alternative acquisition proposal would cease to constitute a superior proposal,

•

following this five business day period, our board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to the merger agreement proposed in writing by Buyer and Merger Sub in response to the notice, that the superior proposal giving rise to the notice continues to constitute a superior proposal,

•	we have entered into a definitive agreement, referred to as a permitted alternative agreement, with respect to the superior proposal following the resolution of our board, and

•

we immediately prior to or substantially concurrently with the termination pay to Buyer or its designees in immediately available funds the termination fees required to be paid under the merger agreement described below under “— Termination Fees — Company Termination Fee.”

•

there has been a breach or inaccuracy in any representation or warranty of Buyer or Merger Sub or a failure to perform a covenant or agreement on the part of Buyer or Merger Sub in the merger agreement, which breach, inaccuracy or failure to perform would cause the closing conditions in the merger agreement not to be satisfied, and has not been cured, or is not capable of being cured, within 20 days following receipt by Buyer of written notice of the breach, inaccuracy or failure to perform from us (or, if earlier, by March 31, 2012); or

•

all of the closing conditions have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and we have indicated in writing that we are ready and willing to consummate the transactions contemplated by the merger agreement, and Buyer and Merger Sub fail to consummate the transactions contemplated by the merger agreement within ten business days following the date the closing should have occurred under the merger agreement.

TERMINATION FEES

Company Termination Fee

We must pay Buyer a termination fee of $8.0 million if we terminate the merger agreement in order to enter into a permitted alternative agreement with an excluded party on or before the 20th calendar day following the expiration of the go-shop period.

We must pay Buyer a termination fee of $13.9 million if the merger agreement is terminated:

•	by Buyer because:

•	our board has failed to recommend approval of the proposal to adopt the merger agreement or the board makes an adverse recommendation change or publicly proposes an adverse recommendation change;

•	our board has approved, endorsed or recommended to our stockholders an alternative acquisition proposal;

•	we are in material breach of our obligations with regard to the go-shop and exclusivity provisions of the merger agreement; or

•

a tender offer or exchange offer for outstanding shares of Company common stock has been commenced (other than by Buyer or an affiliate of Buyer) and our board recommends that our stockholders tender their shares in that tender or exchange offer or, within ten business days after the commencement of that tender or exchange offer, our board fails to recommend against acceptance of that offer, including, for these purposes, by taking no position with respect to acceptance of the tender or exchange offer by our stockholders, which will constitute a failure to recommend against acceptance of the tender offer or exchange offer.

•

by us to enter into a permitted alternative agreement (other than in connection with a permitted alternative agreement with an excluded party entered into on or before the 20th calendar day following the expiration of the go-shop period); or

•

by (i) either Buyer or us if (a) the merger has not been consummated on or before March 31, 2012 or (b) our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at the meeting or any adjournment or postponement of the meeting or (ii) by Buyer if there has been a breach or inaccuracy in our representations or warranties or if we have failed to perform a covenant or agreement in the merger agreement, which breach, inaccuracy or failure to perform would cause the closing conditions not to be satisfied, and that has not been cured, or is not capable of being cured, within 20 days following our receipt of written notice of the breach, inaccuracy or failure to perform from the Buyer (or, if earlier, by March 31, 2012), and in the case of circumstances referred to in clause (i) or (ii) of this bullet point, so long as (x) before the date of the termination, an alternative acquisition proposal has been publicly announced and not publicly withdrawn (in the case of (i)(b), at least ten business days prior to the stockholders meeting) and (y) within twelve months after the date of termination, we have entered into a definitive agreement with respect to or consummated any alternative acquisition proposal (whether or not the alternative acquisition proposal is the same alternative acquisition proposal that had been announced);

•	provided, however, that, for purposes of the termination fees, all references to “20%” and “80%” in the definition of “alternative acquisition proposal” will be deemed to be references to “50%.”

Buyer Termination Fee

Buyer must pay us a termination fee of $15.9 million if we terminate the merger agreement because:

•

there has been a breach or inaccuracy in any representation or warranty of Buyer or Merger Sub or a failure to perform a covenant or agreement on the part of Buyer or Merger Sub in the merger agreement, which breach, inaccuracy or failure to perform would cause the closing conditions in the merger agreement not to be satisfied, and has not been cured, or is not capable of being cured, within 20 days following receipt by Buyer of our written notice of the breach, inaccuracy or failure to perform (or, if earlier, by March 31, 2012); or

•

all of the closing conditions have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and we have indicated in writing that we are ready and willing to consummate the transactions contemplated by the merger agreement, and Buyer and Merger Sub fail to consummate the transactions contemplated by the merger agreement within ten business days following the date the closing should have occurred pursuant to the merger agreement.

The guarantor has agreed to guarantee the obligation of Buyer to pay the termination fee pursuant to the guarantee.

EXPENSES

Each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

REMEDIES

Subject to our right to seek specific performance discussed below, our right to terminate the merger agreement and receive the termination fee from Buyer is our and our affiliates’ sole and exclusive remedy against Buyer, Merger Sub, the guarantor, the financing sources under the debt commitment letter, and certain related parties for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representations made or alleged to have been made in connection with the transactions in any circumstance in which we are permitted to terminate the merger agreement and receive the termination fee. Upon payment of these amounts, none of the Buyer, Merger Sub, the guarantor, the financing sources under the debt commitment letter and certain related parties have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to have been made in connection with the merger agreement, except that these parties will remain obligated for, and we and our subsidiaries may be entitled to remedies with respect to, the confidentiality agreement, the indemnification reimbursement and expense obligations of Buyer in the merger agreement, the guarantee, the equity commitment letter and in connection with any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated.

In connection with any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection with the transaction, in those circumstances in which we are not permitted to terminate the merger agreement and receive the termination fee from Buyer, the maximum aggregate liability of Buyer and Merger Sub is limited to an amount equal to the amount of the termination fee that would be payable by Buyer if we were so permitted, and in no event are we permitted to seek to recover any monetary damages in excess of that amount.

If Buyer has the right to receive a termination fee from us, the termination fee is the sole and exclusive remedy of Buyer, Merger Sub, the guarantor and the related parties against us, our subsidiaries and any of our respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement giving rise to or associated with that termination. Upon payment of these amounts, none of the Company, our subsidiaries or any of our respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents will have any further liability or obligations relating to or arising out of any such loss.

We may pursue both a grant of specific performance (to the extent permitted under the merger agreement and discussed below) and the payment of the termination fee by Buyer, but under no circumstances are we permitted or entitled to receive both a grant of specific performance that results in a closing of the merger and any monetary damages, including all or a portion of the termination fee from Buyer.

The parties are entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. However, prior to the closing of the merger, we are entitled to seek specific performance to cause Buyer and/or Merger Sub to draw down the full proceeds of the equity commitment letter and to cause Buyer or Merger Sub to consummate the transactions contemplated by the merger agreement, if and only if (i) all of our closing conditions (other than those conditions that by their nature are to be satisfied at closing) have been satisfied, (ii) Buyer and Merger Sub fail to complete the closing within ten business days after the date the closing is required to have occurred under the merger agreement, (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing, and (iv) we have irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur. We are not entitled to enforce or seek to enforce specifically Buyer’s and/or Merger Sub’s obligation to cause the equity financing to be funded or to complete the merger if the debt financing has not been funded (or will not be funded at the closing if the equity financing is funded at the closing).

AMENDMENT; WAIVER

The merger agreement may be amended by a written agreement signed by us, Buyer and Merger Sub at any time prior to the completion of the merger, whether or not our stockholders have adopted the merger agreement. However, after adoption of the merger agreement by our stockholders, no amendment that requires further approval of our stockholders will be made without obtaining that approval. At any time prior to the completion of the merger, we, Buyer or Merger Sub may waive the other party’s compliance with certain provisions of the merger agreement.

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION

THE NON-BINDING, ADVISORY VOTE

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation payable under existing agreements with the Company that certain of our named executive officers will or may be entitled to receive in connection with the proposed merger. All these existing agreements between the Company and our executive officers were entered into prior to negotiation of the merger agreement with Buyer.

Accordingly, the Company is asking our stockholders to vote on the adoption of the following resolution at the special meeting:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the section entitled “The Merger — Interests of Certain Persons in the Merger — Potential Change in Control Payments to Executive Officers” beginning on page [            ] of the Company’s proxy statement dated [            ], 2011 with respect to the merger, including the associated narrative discussion, is hereby APPROVED.”

Stockholders should note that this proposal regarding certain merger-related executive compensation is merely an advisory vote that will not be binding on the Company, our board or Buyer. Further, the underlying plans and arrangements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be eligible to receive the disclosed change in control payments in accordance with the terms and conditions applicable to those payments.

VOTE REQUIRED FOR APPROVAL AND BOARD RECOMMENDATION

Assuming a quorum is present, approval of the non-binding proposal regarding certain merger-related executive compensation requires the affirmative vote of a majority of the shares of Company common stock present or represented by proxy and entitled to vote on the proposal. For this proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as present for purposes of determining whether a quorum is present at the special meeting, and will have the same effect as a vote against the approval of the proposal. Assuming a quorum is present, the failure to instruct your broker, dealer, commercial bank, trust company or other nominee how to vote your shares will not have any effect on this proposal.

Our board recommends that you vote “FOR” the non-binding proposal regarding certain merger-related executive compensation.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table provides information with respect to the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of the outstanding shares, each named executive officer, each of our directors and all of our executive officers and directors as a group.

Except as otherwise noted, information in the following table is as of [                    ], 2011. The number of shares beneficially owned by each person or entity is calculated pursuant to rules promulgated by the SEC. Under those rules, a person or entity is considered to beneficially own all shares for which the person or entity has sole or shared voting or dispositive power, and all shares that the person or entity has the right to acquire within 60 days after [                    ], 2011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
5% Stockholders(3)
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	1,898,864	12.2%
Dimensional Fund Advisors LP(5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,097,750	7.1%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,029,191	6.6%
Bares Capital Management, Inc.(7) 221 W. 6th Street, Suite 1225 Austin, TX 78701	907,120	5.8%
Stadium Capital Management, LLC(8) 19785 Village Court, Suite 101 Bend, OR 97701	885,468	5.7%

Executive Officers & Directors
Gregory A. Serrao(9)	937,913	5.9%
Breht T. Feigh(10)	432,109	2.7%
Michael J. Vaughan(11)	352,419	2.2%
Mark W. Vargo(12)	32,650	*
Fay Donohue(12)	9,999	*
Robert E. Hunter, D.M.D.(13)	56,924	*
David E. Milbrath, D.D.S.(12)	27,125	*
Gerard M. Moufflet(14)	72,348	*
Lonnie H. Norris, D.M.D., M.P.H.(12)	9,999	*
Derril W. Reeves(15)	105,299	*
Steven J. Semmelmayer(12)	19,999	*
All executive officers and directors as a group (11 persons)(16)	2,056,784	12.2%

*	Represents less than 1% of the class.
(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person or entity has sole voting or dispositive power with respect to the shares identified as being beneficially owned by that person or entity.
(2)	Percentage ownership calculations are based on 15,528,106 shares of common stock outstanding as of [ ], 2011. Any shares that a person or entity has the right to acquire within 60 days after

[ ] are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.
(3)	Excludes Mr. Serrao, whose beneficial ownership data is provided in the table under the subheading “Executive Officers & Directors.”
(4)	Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC (“FMR”); Edward C. Johnson 3d, Chairman of FMR and FIL Limited (“FIL”); and Pyramis Global Advisors Trust Company (“Pyramis Trust”), an indirect wholly-owned subsidiary of FMR. FMR has sole voting power with respect to 1,763,247 of the shares, but dispositive power with respect to all of the shares. Pyramis Global Advisors, LLC (“Pyramis”), an indirect wholly-owned subsidiary of FMR, beneficially owns 169,360 of the shares as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies. Mr. Johnson and FMR, through its legal ownership of Pyramis, each has sole voting and dispositive power with respect to all of the shares beneficially owned by Pyramis. Pyramis Trust beneficially owns 1,476,504 of the shares as a result of serving as investment manager of institutional accounts owning those shares. Mr. Johnson and FMR, through its control of Pyramis Trust, each has sole voting power with respect to 1,340,887 of the shares beneficially owned by Pyramis Trust and sole dispositive power with respect to all of the shares beneficially owned by Pyramis Trust. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. FIL beneficially owns 235,000 of the shares. Partnerships controlled predominantly by members of Mr. Johnson’s family own shares of FIL voting stock with the right to cast approximately 39% of the total votes that may be cast by all holders of FIL voting stock.
(5)	Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional has sole voting power with respect to 1,062,229 of the shares, but dispositive power with respect to all of the shares. Dimensional disclaims beneficial ownership of the shares.
(6)	Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 3, 2011 by BlackRock, Inc.
(7)	Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 14, 2011 by Bares Capital Management, Inc. (“Bares”). Bares has sole voting and dispositive power with respect to 34,594 of the shares and shared voting and dispositive power with respect to 872,526 of the shares.
(8)	Beneficial ownership as of September 1, 2011, as reported on Scheduled 13G filed with the SEC on September 9, 2011 by Stadium Capital Management, LLC (“SCM”); Stadium Capital Partners, L.P. (“SCP”); Alexander M. Seaver; and Bradley R. Kent. SCM is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Messrs. Seaver and Kent are the Managing Members of SCM. SCM is the General Partner of SCP. Each of SCM, Mr. Seaver and Mr. Kent has shared voting power and shared dispositive power with respect to all of the shares. SCP has shared voting power and shared dispositive power with respect to 792,460 of the shares. SCM, Mr. Seaver and Mr. Kent disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interests therein. SCP filed jointly with the other filers, but not as a member of a group, and expressly disclaims membership in a group.
(9)	Includes 11,900 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee (Mr. Serrao has shared voting and dispositive power with respect to these shares); 7,500 shares held by Mr. Serrao’s wife; 3,300 shares held jointly by Mr. Serrao and his wife; and 447,413 shares issuable upon the exercise of stock options. Mr. Serrao disclaims beneficial ownership of the shares owned by the family trust and held by his wife.

(10)	Includes 322,346 shares issuable upon the exercise of stock options.
(11)	Includes 300,900 shares issuable upon the exercise of stock options.
(12)	Consists entirely of shares issuable upon the exercise of stock options.
(13)	Includes 55,874 shares issuable upon the exercise of stock options.
(14)	Includes 70,124 shares issuable upon the exercise of stock options.
(15)	Includes 100,799 shares issuable upon the exercise of stock options.
(16)	Includes 1,397,228 shares issuable upon the exercise of stock options.
(17)	Excludes shares of Company common stock not currently beneficially owned but issuable upon the exercise of outstanding stock options that are not currently exercisable and will not become exercisable, based on their original time-based vesting schedule, within 60 days of [ ], 2011. The vesting of these outstanding stock options will accelerate in connection with the consummation of the proposed transaction as described further herein.

Stock Options
Mr. Serrao	171,600
Mr. Feigh	93,625
Mr. Vaughan	100,200
Mr. Vargo	15,850
Ms. Donohue	20,001
Mr. Hunter	20,001
Mr. Milbrath	21,375
Ms. Moufflet	20,001
Mr. Norris	20,001
Mr. Reeves	20,001
Mr. Semmelmayer	20,001

Transactions by the Company’s Executive Officers and Directors

There have been no transactions in shares of Company common stock by our directors and executive officers within the 60 days prior to the date of this proxy statement.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, do make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and do otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized below, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights, and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” or to a “holder of shares” or similar references are to the record holder of shares of Company common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, we believe that if you are considering exercising appraisal rights, you should seek the advice of legal counsel.

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for notice of the meeting with respect to the shares for which appraisal rights are available, that appraisal rights are so available, and must include in each notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice to the holders of Company common stock, and Section 262 of the DGCL is attached to this proxy statement as Annex D and incorporated in this proxy statement by reference. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights, you must not vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the merger agreement, unless revoked you will effectively waive your appraisal rights because the shares represented by the proxy will be voted for the adoption of the merger agreement and will nullify any previously delivered written demand for appraisal. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the merger agreement or check either the “AGAINST” or the “ABSTAIN” box next to the proposal on the card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention on the proposal. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the holder of record of shares of Company common stock and that the stockholder intends to demand appraisal of the “fair value” of his, her or its shares of Company common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights, you must be the record holder of the shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold the shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who later transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Only a holder of record of Company common stock is entitled to assert appraisal rights for shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends to demand appraisal of his, her or its shares. The demand cannot be made by the beneficial owner if he, she or it is not the record holder of the shares of Company common stock. The beneficial holder must, in these cases, have the registered owner, such as the broker, dealer, commercial bank, trust company or other nominee, submit the required demand in respect of those shares of Company common stock. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for that owner or owners.

A record holder, such as a broker, dealer, commercial bank, trust company or other nominee, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising those rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, ATTN: Corporate Secretary, or should be delivered to the corporate secretary at the special meeting, prior to the vote on the adoption of the merger agreement. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of the stockholders will constitute a waiver of appraisal rights.

Within ten days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement. Within 120 days after the effective time of the merger, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by the stockholder. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. If no petition is filed within this time period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares and holders should not assume that we will file a petition. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of those shares. We must mail this statement within ten days after we receive the written request or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held by a broker, dealer, commercial bank, trust company or other nominee on behalf of that person may, in the person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy of the petition is served upon us, we will then be obligated, within 20 days after service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation on those stock certificates of the pendency of the appraisal proceeding; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that these relevant factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air value obviously requires consideration of all relevant factors involving the value of a company.” In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock to the stockholders entitled to that payment who have perfected appraisal rights, together with interest, if any, by the surviving corporation. In order to receive payment for shares entitled to appraisal, the holders of shares of Company common Stock represented by certificates must surrender those certificates to the surviving corporation. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application by a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his, her or its shares for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment for his, her or its shares pursuant to the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just, but any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger by delivering to us a written withdrawal of the demand for appraisal. If we do not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws that stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of that stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered under the merger agreement.

If you properly demand appraisal of your shares of Company common stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the per share merger consideration, without interest. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of those rights. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal and financial advisors.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is currently publicly traded on Nasdaq under the symbol “ADPI.” The following table sets forth the range of the reported high and low sale prices of our common stock for the periods indicated, as reported on Nasdaq.

Fiscal Year	High			Low
2009:
First Quarter		$7.20		$5.86
Second Quarter		$10.03		$6.02
Third Quarter		$14.37		$9.16
Fourth Quarter		$15.26		$10.99

2010:
First Quarter		$13.71		$12.27
Second Quarter		$14.23		$11.07
Third Quarter		$12.51		$10.05
Fourth Quarter		$13.86		$11.27

2011:
First Quarter		$13.33		$12.42
Second Quarter		$13.82		$12.58
Third Quarter		$13.39		$9.59
Fourth Quarter (through [ ])	$	[	]	$9.05

The Company has never paid dividends. We do not expect to declare or pay any dividends prior to the merger, and under the terms of the merger agreement, are prohibited from so doing.

On November 4, 2011, the last full trading day prior to the public announcement of the terms of the offer and the merger, the reported closing sales price on Nasdaq was $10.38 per common share. The $19.00 per share to be paid for each Company common share in the merger represents a premium of approximately 83% to the closing price on November 4, 2011. On [                    ], 2011, the closing price per share was $[                    ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of [                    ], 2011, there were approximately [                    ] record holders of shares of Company common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS

As of the date of this proxy statement, the Board knows of no other matter which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement of the meeting, it is intended that the proxies will be voted with respect to any other matter in accordance with the best judgment and in the discretion of the proxy holders.

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than [                    ], 2011, unless the date of our 2012 annual meeting is more than 30 days before or after [                    ], 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attn: Corporate Secretary.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to the Board or a proposal for consideration at our 2012 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or recommendation for nomination must be received by our corporate secretary at the above address not later than [                    ], 2012 nor earlier than [                    ], 2012, unless the date of our 2012 annual meeting is more than 30 days before or after [                    ], 2012, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

If the merger is completed, we will not hold our 2012 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to our website at www.amdpi.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference into this proxy statement.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	our proxy statement filed on April 8, 2011; and

•	our Current Reports on Form 8-K filed on April 6, 2011, May 17, 2011, May 20, 2011, July 25, 2011, November 4, 2011, and November 7, 2011.

Notwithstanding the foregoing, information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attn: Corporate Secretary, and should be made at least five business days before the date of the special meeting in order for the copies to be received before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information in this proxy statement is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JLL CROWN HOLDINGS, LLC,

JLL CROWN MERGER SUB, INC.

and

AMERICAN DENTAL PARTNERS, INC.

Dated as of November 4, 2011

-i-

-ii-

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acceptable Confidentiality Agreement	Section 6.1(e)
Acquisition Proposal	Section 6.1(e)
Adverse Recommendation Change	Section 6.1(d)
Affiliate	Section 3.5(c)
Agreement	Preamble
Annual D&O Premium	Section 6.8(c)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
BofA Merrill Lynch	Section 3.19
Business Day	Section 1.3
Buyer	Preamble
Buyer Employee Plan	Section 6.11
Buyer Material Adverse Effect	Section 4.1
Buyer Related Parties	Section 8.3(e)
Buyer Termination Fee	Section 8.3(d)
Cancelled Stock Option	Section 2.3(c)
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.2
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.2(f)
Commitment Letters	Section 4.7(a)
Company	Preamble
Company Acquisition Agreement Company Balance Sheet	Section 6.1(d) Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Letter	Article III
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(b)(i)
Company Stock Plans	Section 2.3(b)(i)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.14
Confidentiality Agreements	Section 5.2
Continuing Employees	Section 6.11
Contract	Section 3.4(b)
Debt Commitment Letters	Section 4.7(a)
Debt Financing	Section 4.7(a)
Debt Financing Documents	Section 5.4(g)(i)
Dissenting Shares	Section 2.4(a)

-iii-

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
DGCL	Section 1.1
Edgewater	Section 3.18
Effective Time	Section 1.2
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.7(a)
Equity Financing	Section 4.7(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Excluded Party	Section 6.1(e)
Exclusivity Period	Section 6.1(b)
Existing Company Debt	Section 5.4(e)
Filed Company SEC Reports	Article III
Financing	Section 4.7(a)
Financing Information	Section 5.4(g)(ii)
Financing Sources	Section 4.7(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Greenhill	Section 3.19
Grant Date	Section 3.2(g)
Guarantee	Section 4.9
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
Investor	Section 4.7(a)
IRS	Section 3.14(b)
Laws	Section 3.15
Leased Real Property	Section 3.9(b)
Liens	Section 3.9(a)
Marketing Material	Section 5.4(g)(iii)
Marketing Period	Section 5.4(g)(iv)
Material IP Agreements	Section 3.10(c)
Maximum Premium	Section 6.8(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(c)
Non-Exclusivity Period	Section 6.1(a)
Option Consideration	Section 2.3(c)
Ordinary Course of Business	Section 3.2(f)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.9(a)
Permitted Alternative Agreement	Section 8.1(f)
Permitted Liens	Section 3.9(a)(i)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Representatives	Section 6.1(a)

-iv-

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Required Company Stockholder Vote	Section 3.4(d)
Restricted Share	Section 2.3(a)
Retained Claims	Section 9.4(b)
Rollover Options	Section 2.3(b)(ii)
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Section 1.3
Section 409A	Section 3.14(c)
Securities Act	Section 3.4(c)
Special Committee	Section 3.4(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(e)
Surviving Corporation	Section 1.4
Tax Returns	Section 3.8(m)
Taxes	Section 3.8(m)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble
Transitory Subsidiary Stockholder Approval	Section 4.2(a)

-v-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 4, 2011, by and among JLL Crown Holdings, LLC, a Delaware limited liability company (the “Buyer”), JLL Crown Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and American Dental Partners, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of each of the Buyer, the Transitory Subsidiary and the Company deems it advisable and in the best interests of such corporation and its stockholders that the Buyer acquire the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger of the Transitory Subsidiary with and into the Company, with the Company being the survivor of such merger, in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware, as a result of which the Company will become a wholly-owned subsidiary of the Buyer; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Transitory Subsidiary shall merge with and into the Company (the “Merger”) at the Effective Time.

1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Company shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York, unless another date, place or time is agreed to in writing by the Buyer and the Company. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by the Buyer on no less than two (2) Business Days’ prior notice to the Company and (b) the final day of the Marketing Period. By mutual agreement of the Buyer and the Company, the Closing may take place by conference call and exchange of faxes and/or e-mails of documents in .pdf format. For purposes of this Agreement, a “Business Day” shall be any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, DC are open to accept filings, other than a day on which banking institutions located in New York, New York are permitted or required by applicable Law to remain closed.

1.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company, with the Company, following the Effective Time, continuing as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated, by virtue of the Merger, to read as set forth on Exhibit A hereto, and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $19.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding the foregoing, each share of Company Common Stock that is owned by any direct or indirect wholly-owned subsidiary of the Buyer (other than the Transitory Subsidiary) or the Company shall remain outstanding following the Merger.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, the Buyer shall deposit (or cause to be deposited) with a bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Buyer shall cause the Exchange Agent to promptly pay to the holder of such Certificate in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than any Certificate representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. The Buyer may cause any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time to be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter be entitled to receive only from the Buyer and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Withholding Rights. Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by the Buyer, the posting by such Person of a bond, in such reasonable amount as the Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Buyer shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Plans.

(a) Immediately prior to the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.3(b) below) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately prior to the Effective Time shall automatically vest, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article II (including Section 2.2(f)), be entitled to receive the Merger Consideration with respect to each such Restricted Share.

(b) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time; and

(ii) to cause each outstanding Company Stock Option, except for such Company Stock Options with respect to which the Buyer and the holder thereof agree otherwise (the “Rollover Options”), to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3 and subject to Section 2.2(f), a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

(c) Each Company Stock Option that is not a Rollover Option (a “Cancelled Stock Option”) shall be cancelled as of the Effective Time, and each holder of a Cancelled Stock Option shall receive from the Buyer or the Surviving Corporation, in respect and in consideration of each such Cancelled Stock Option, as soon as practicable following the Effective Time (but in any event not later than five Business Days thereafter), an amount (net of applicable taxes withheld pursuant to Section 2.2(f)) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Cancelled Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Cancelled Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Cancelled Stock Option is equal to or greater than the Merger Consideration, such Cancelled Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(d) At the Effective Time, each Rollover Option, if any, shall be automatically converted, by virtue of the Merger and without any further action on the part of a holder thereof, to an option to purchase common stock (or common units in the case of a non-corporate entity) of any direct or indirect parent of the Surviving Corporation, with the number of shares or units underlying such option, and the applicable exercise price, equitably adjusted to prevent any increase or decrease in the intrinsic value of such Rollover Option as a result of the transactions contemplated hereby.

(e) Following the execution of this Agreement, (i) if and as required by the Company Stock Plans, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for Cancelled Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Cancelled Stock Options and (ii) the Company shall take all actions necessary or appropriate to effectuate the actions contemplated by this Section 2.3 and to terminate the Company Stock Plans as of the Effective Time (including any necessary or appropriate Company Board action). The Buyer shall, or shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Cancelled Stock Options pursuant to this Section 2.3.

(f) The Company shall take any and all actions necessary under the Company’s Employee Stock Purchase Plan to prevent the commencement of any new offering periods thereunder following the date hereof and prior to the Closing.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has properly made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall, subject to Section 2.4(b), not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under the DGCL or otherwise), then the right of the holder of such Dissenting Shares to be paid such consideration as is determined due pursuant to the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall represent only, the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in this Section 2.4.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL prior to the Effective Time that relates to such demand; and (ii) the opportunity to control, and make decisions in respect of, all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that, except as set forth in the disclosure letter delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Letter”) or as disclosed in any Company SEC Report filed on or after January 1, 2010 and prior to the date hereof and only as and to the extent disclosed therein (the “Filed Company SEC Reports”), other than disclosure in the Filed Company SEC Reports referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any statements included in such Filed Company SEC Reports that are forward-looking in nature:

3.1 Organization, Standing and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as now being conducted and (b) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties, rights and assets it owns, operates or leases or the nature of its activities makes such qualification necessary, except, solely in the case of clause (b), for such failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate with all other such changes, events, circumstances or developments, is, or would reasonably be expected to be, materially adverse with respect to, or has, or would reasonably be expected to have, a material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event, circumstance or development arising or resulting from any of the following, shall constitute, or shall constitute a basis for determining that there has occurred, a Company Material Adverse Effect:

(a) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions in the industries or markets in which the Company and its Subsidiaries operate;

(d) political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) other than for purposes of any representation or warranty contained in Section 3.4(b) and Section 3.4(c) and, to the extent related thereto, the condition in Section 7.2(a), the public announcement of this

Agreement or the consummation of the Merger or other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with dental groups, dental professionals or their patients, vendors, suppliers or employees;

(g) changes in Laws or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case arising after the date of this Agreement, or that result from any action reasonably required to be taken to comply with any of the foregoing;

(h) any action taken or failure to take action, in each case, that the Buyer has approved, consented to or requested in writing;

(i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(j) any (i) changes in the Company’s stock price or the trading volume of the Company’s stock, or (ii) failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (iii) failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but in each case described in any of the foregoing clauses (i), (ii) or (iii), the underlying cause of such changes or failures may be considered in determining whether there has been a Company Material Adverse Effect, unless such changes or failures would otherwise be excepted from this definition); and

(k) any legal proceedings arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement;

provided, however, that any change, event, circumstance or development referred to in clauses (a), (b), (c), (d), (e) and (g) may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such change, event, circumstance or development has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the close of business on November 3, 2011, (i) 15,527,681 shares of Company Common Stock were issued and outstanding, including 66,100 Restricted Shares, (ii) 988,799 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 2,524,473 shares were reserved for issuance upon exercise of outstanding Company Stock Options.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on November 3, 2011, of (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant and (ii) all outstanding Restricted Shares, indicating with respect to such Restricted Shares the name of the holder thereof and the number of Restricted Shares held thereby. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements evidencing Restricted Shares.

(c) From November 3, 2011 to the date of this Agreement, no Company Stock Options or Company Preferred Stock have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options in accordance with their terms. Except as set forth in this Section 3.2, as of the date of this Agreement (A) there are no equity securities of any class of, or other voting interests in, the Company or any security exchangeable or convertible into or exercisable for such equity securities or other voting interests issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of, or voting interests in, the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or voting rights, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any stock appreciation or other equity compensation arrangements measured by the value of, or otherwise relating to, the capital stock of the Company. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or by which it is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other person for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of Company Common Stock to pay the exercise price thereof or to pay required withholding of income Taxes.

(f) As of the date of this Agreement, there was no outstanding indebtedness for borrowed money of the Company or its Subsidiaries other than as reflected in the Company Balance Sheet or incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet.

(g) With respect to each Company Stock Option outstanding as of the date hereof, (i) each grant was duly authorized no later than the date on which the Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (ii) each grant was made in accordance with the terms of the applicable Company Stock Plan, all applicable Laws, and the rules and regulations of The Nasdaq Global Select Market, and (iii) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign company (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding equity compensation with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Required Company Stockholder Vote, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, upon the recommendation of the Special Committee of the Company Board appointed to negotiate the terms and provisions of this Agreement (the “Special Committee”) and by the unanimous vote of all directors present at the meeting (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement not to be subject to any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation. Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary in Section 4.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Required

Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws or other organizational document of any Subsidiary of the Company, (ii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation, in each case issued, granted or promulgated by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) and applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, or (iii) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or result in the creation of any Lien on the Company or any of its Subsidiaries or any of their properties, rights or assets, except, in the case of clauses (ii) and (iii) of this Section 3.4(b), for any such conflicts, violations, breaches, defaults, losses, rights or other occurrences that would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) filings required by, and compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The NASDAQ Stock Market (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained or made, would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) have a Company Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary in Section 4.6, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for determination of the stockholders entitled to vote at the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2010. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) as of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since January 1, 2010 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, none of which are expected to have a Company Material Adverse Effect. The consolidated audited balance sheet of the Company as of December 31, 2010 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or on any other date of filing with the SEC, or at the time of the Company Meeting, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made; or, with respect to the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Agreement, the term “Affiliate”, when used with respect to any party, means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(d) The Company and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, to the Company’s Knowledge, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to the Buyer all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2010 to the date of this Agreement. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002, as amended and including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). Since January 1, 2010, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance with (i) the applicable listing and other rules and regulations of The Nasdaq Global Select Market and (ii) the applicable provisions of the Sarbanes-Oxley Act.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet or in any balance sheet included in any Company SEC Reports filed since the date of the Company Balance Sheet and except for (a) liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet and (b) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would have a Company Material Adverse Effect. There are no (i) unconsolidated Subsidiaries of the Company or (ii) off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (or any other material off-balance sheet liabilities) that have not been so disclosed in the Company SEC Reports, nor any obligations to enter into any such arrangements.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been a Company Material Adverse Effect. From June 30, 2011 through the date hereof, there has not occurred any other action or event that would have required the consent of the Buyer under clauses (a)(i), (a)(iii), (c), (d), (e), (f), (g), (h), (i), (l) or (o) of Section 5.1 of this Agreement.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that are due, other than any such Taxes that are being contested in good faith by appropriate proceedings, have not been finally determined and have been adequately reserved against in accordance with GAAP on the Company Balance Sheet (other than in the notes thereto). The unpaid Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the Company Balance Sheet did not, as of such date, exceed by a material amount the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the Company Balance Sheet (other than in the notes thereto).

(c) All material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d) The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods ending after December 31, 2007 and on or prior to December 31, 2010 and all revenue agent reports, private letter rulings, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary and relating to material Taxes for such taxable periods.

(e) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company, (ii) has any liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), as a transferee or successor, or pursuant to any contractual obligation, or (iii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(f) There are no examinations, audits or other proceedings in respect of any Tax liability of the Company or any of its Subsidiaries by any Governmental Entity that are currently in progress or pending or, to the Company’s Knowledge, threatened or contemplated. No deficiency for, or any proposed adjustment of, any material Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries or any of their assets or properties, except for deficiencies or adjustments that have been satisfied by payment in full, settled or withdrawn. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which the Company or any of its Subsidiaries did not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed or requested to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority that is still in effect.

(g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) There are no Liens with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

(j) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any of its Subsidiaries that could materially increase the amount of Taxes of the Company or any of its Subsidiaries for taxable periods or portions thereof beginning on or after the Closing Date.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning on or after the Closing Date as a result of (i) indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code, (ii) a prepaid amount received on or before the Closing Date, (iii) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law) or (vi) an installment sale or open transaction disposition made on or prior to the Closing Date.

(l) None of the Company or any of its Subsidiaries, nor any of their predecessors by merger or consolidation, has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(m) For purposes of this Agreement, (i) “Taxes” means any and all taxes and all other charges, fees, duties, contributions, levies, assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, value-added, net worth, capital gains, documentary, recapture, alternative or add-on minimum, recording, excise, escheat or unclaimed property, real property, personal property, sales, use, transfer, withholding, social security, business license, payroll, profits, severance, stamp, occupation, customs duties, franchise, and estimated taxes, imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and (ii) “Tax Returns” means any and all reports, returns, declarations, claim for refund or information return or statements relating to Taxes, including any schedule or attachment thereto or amendment thereof, filed with or submitted to any Governmental Entity.

(n) The Buyer specifically acknowledges that the representations and warranties contained in Sections 3.6 and 3.15 do not relate to tax matters and that any tax matters that would otherwise be addressed by Sections 3.6 and 3.15 are exclusively covered by this Section 3.8.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth the address of all real property and interests in real property owned by the Company or any of its Subsidiaries (together with all of the buildings, structures, and other improvements thereon, the “Owned Real Property”). With respect to the Owned Real Property:

(i) the Company or one of its Subsidiaries has good, valid and marketable title to the Owned Real Property, free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances (collectively, “Liens”), other than (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (ii) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or that are being contested in good faith and by appropriate proceedings with a maintenance of appropriate reserves on the Company Balance Sheet for payment of same, (iii) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the Ordinary Course of Business, provided that the same do not materially and adversely impair the use or value of the assets subject thereto, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities, provided that the same do not materially and adversely impair the use or value of the assets subject thereto, (v) Liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business and have been or will be assumed by the Buyer or the Transitory Subsidiary specifically in accordance with the provisions of this Agreement, and (vi) Liens that do not materially and adversely impair the use or value of the assets subject thereto (the items described in the foregoing clauses (i) through (vi) collectively, “Permitted Liens”), unless the absence of such good, valid and marketable title to the Owned Real Property does not materially and adversely impair the use or value of any such Owned Real Property in the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted;

(ii) except as would not have a Company Material Adverse Effect:

(A) there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to any Owned Real Property, or other matters affecting and adversely impairing the current use, occupancy or value thereof;

(B) the Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(C) other than published notice actually received and disclosed to the Buyer, there are no pending or contemplated rezoning or special designation proceedings affecting the Owned Real Property; and

(D) there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete and accurate list of all agreements, in each case as amended, modified or supplemented to date, providing for aggregate annual payments in excess of $250,000 (each, a “Company Lease”), pursuant to which the Company or any Subsidiary leases, subleases, licenses or otherwise occupies (whether as landlord, tenant, subtenant, or pursuant to any other occupancy arrangement) any real property or interests in real property (the “Leased Real Property”). The Company or one of the Subsidiaries has delivered to the Buyer or the Transitory Subsidiary true and complete copies of the Company Leases, together with all amendments, modifications and supplements thereto. With respect to the Leased Real Property, except as would not have a Company Material Adverse Effect:

(i) the Company or one of its Subsidiaries has a good and valid leasehold interest in all Leased Real Property, free and clear of all Liens, other than Permitted Liens;

(ii) each Company Lease is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the Company or one of its Subsidiaries and, to the Company’s Knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception;

(iii) each Company Lease will continue to be the valid and binding obligation of, and legally enforceable against, the Company or one of its Subsidiaries and, to the Company’s Knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception, and shall continue to be in full force and effect, following the consummation of the transactions contemplated hereby;

(iv) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Company Lease that remains uncured;

(v) to the Company’s Knowledge, there does not exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation or default under any Company Lease; and

(vi) no party to any Company Lease has repudiated any provision thereof.

(c) None of the Company or any of its Subsidiaries has received written notice of any breach under any agreement evidencing any Lien on the Leased Real Property, which breach continues on the date of this Agreement, other than any breach that would not have a Company Material Adverse Effect.

(d) There is no party (other than the Company or any of its Subsidiaries) in possession of any Leased Real Property, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of or interest in the Leased Real Property, other than any possession or grant that would not have a Company Material Adverse Effect.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own the material Intellectual Property used in the conduct of their business and own, license, sublicense or otherwise possess legally enforceable rights to use all other material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens (other than Permitted Liens). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, accelerate, cancel or modify or otherwise result in the loss or impairment of the Company’s or any of its Subsidiaries’ rights under (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”) or (ii) any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software licenses with a per license annual cost of less than $10,000 (the “Third Party Intellectual Property”).

(c) Section 3.10(c)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, trademarks, domain names and service mark registrations and applications for registration thereof and copyright registrations, in each case, owned by the Company or any of its Subsidiaries, and Section 3.10(c)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all licenses, sublicenses or other agreements for Third Party Intellectual Property or for Company Intellectual Property (collectively, the “Material IP Agreements”).

(d) All patents and registrations for trademarks, service marks, domain names and copyrights that are owned or licensed for use by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not expired or been cancelled and, to the Company’s Knowledge, are valid and enforceable. No action, suit, proceeding or claim is pending, or, to the Company’s Knowledge, is threatened, challenging the validity, enforceability, registration, ownership or use of any such Intellectual Property. To the Company’s Knowledge, no third party is infringing, violating or misappropriating in any material respect any of the Company Intellectual Property.

(e) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that would not have a Company Material Adverse Effect. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice (including cease and desist letters or invitations to take a patent license) alleging any such infringement, violation or misappropriation.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to maintain in confidence in accordance with adequate protection procedures all Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding the privacy and security of all medical, employee and other personally identifiable information in their possession and control, which policies and procedures are in material compliance with all applicable Laws, and there are no written claims alleging otherwise, and (ii) protect and maintain the security, operation and integrity of their material systems and software.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (i) related to indebtedness for borrowed money owed by the Company or any of its Subsidiaries, other than any such indebtedness between or among any of the Company and any of its Subsidiaries, (ii) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended December 31, 2010, more than $250,000, (iii) that prohibits or otherwise restricts, in any material respect, the

Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (iv) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, (v) that is an employment or consulting agreement with any executive officer of the Company or member of the Company Board, (vi) that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in connection with which or pursuant to which the Company and its Subsidiaries paid, or were paid, in the aggregate during the fiscal year ended December 31, 2010, more than $250,000, (vii) that is a Material IP Agreement, (viii) involving an outstanding obligation to acquire from another person or to dispose to another person (other than acquisitions or dispositions of inventory, products, services and other assets in the Ordinary Course of Business), assets or capital stock or other equity interests for aggregate consideration under such Contract (or series of related Contracts) in excess of $500,000 or, if any such transaction has been consummated, any such Contract pursuant to which the Company or any Subsidiary is or may be obligated to make any future payments, (ix) pursuant to which the Company or any of its Subsidiaries provides services to any dentist-owned professional corporation, association, limited liability company or service corporation or similar dental practices, including all amendments, addenda, supplements, acknowledgements or other similar instruments delivered thereunder or in connection therewith, (x) related to any outstanding loans or advances made by the Company or any Subsidiary to any person (other than routine advances to employees of the Company or any Subsidiary for travel and other business expenses in the Ordinary Course of Business), or (xi) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the Company’s Knowledge, any counterparty thereto, and is in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is or is alleged to be in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, and since January 1, 2010, neither the Company nor any Subsidiary, as the case may be, has waived any material right or relinquished any material benefit under any such Company Material Contract, except for matters that would not have a Company Material Adverse Effect. Since January 1, 2010, neither the Company nor any Subsidiary has received or sent any notice of nor, to the Company’s Knowledge, does there exist any breach, threatened breach or threat to suspend performance, terminate, materially alter or not renew, or commence any litigation in respect of, any such Company Material Contract.

(c) Except for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiary’s properties, rights or assets under, any of the terms, conditions or provisions of any Company Material Contract.

(d) Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective properties, rights or assets that (a) would have a Company Material Adverse Effect or (b) as of the date hereof, would prevent or materially impair or delay the consummation of the Merger. There are no material judgments, orders, decrees, injunctions, awards or settlements, whether civil, criminal or administrative, outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for matters that would not have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all, and has not violated any, applicable Environment Laws (including any and all obligations to obtain, maintain and comply with all permits and authorizations required under Environmental Laws) and neither the Company nor any of its Subsidiaries has, since January 1, 2010 and, to the Company’s Knowledge, at any time prior thereto, received any written notice alleging any of them is not in compliance with applicable Environmental Laws; (ii) since January 1, 2010 and, to the Company’s Knowledge, at any time prior thereto, there have been no releases of any Hazardous Substances (and, to the Company’s Knowledge, Hazardous Substances are not otherwise present) at any Leased Real Property or, to the Company’s Knowledge, at any other location, that would reasonably be expected to result in a claim against, or to be the subject of any obligation of, the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or any other entity or person pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law or regarding any Hazardous Substance involving uncompleted, outstanding or unresolved requirements on the part of the Company or any of its Subsidiaries; and (iv) the transactions contemplated by this Agreement will not require the Company or any of its Subsidiaries to transfer or amend any permit or authorization under any Environmental Law or require any submissions to a Governmental Entity with respect thereto (including under any transaction-triggered Environmental Law such as the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq.).

(b) For purposes of this Agreement, the term “Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any harmful or deleterious substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance, material, or waste that is regulated, listed or defined as “hazardous” or “toxic” (or terms of similar meaning) pursuant to any applicable Environmental Law; or (ii) any petroleum or petroleum by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The Buyer specifically acknowledges that the representations and warranties contained in Sections 3.6, 3.15 and 3.16 do not relate to environmental matters and that any environmental matters that would otherwise be addressed by Sections 3.6, 3.15 and 3.16 are exclusively addressed in this Section 3.13.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans currently sponsored, maintained, or currently contributed to, by the Company or any of the Company’s Subsidiaries, or under which the Company or any of the Company’s Subsidiaries has or could have any liability (the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, any other plan, policy, program, agreement or arrangement (including without limitation any and all amendments thereto) involving direct or indirect compensation or benefits, including pension benefits, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or benefits or post-retirement compensation or benefits, or involving the terms or conditions of any employment, consulting or other service relationship (including compensation, severance, retention, change in control, termination or other similar payments or benefits) and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (and any amendments thereto), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract, the most recent summary plan description and summaries of material modifications, if any, and the most recent actuarial reports, if any, relating to such Company Employee Plan, (iv) the most recent IRS determination letter, if applicable, and (v) for the last three years, all material correspondence with any Governmental Entity regarding such Company Employee Plan. There are no actions (other than routine claims for benefits) outstanding relating to or seeking benefits under any Company Employee Plan that are pending, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any Company Employee Plan or any fiduciary of any Company Employee Plan. No Company Employee Plan is subject to the law of any jurisdiction outside of the United States.

(c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms. Each Company Employee Plan that is or forms a part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and all applicable IRS guidance promulgated thereunder (“Section 409A”) (i) has at all times been administered in material compliance with the requirements of Section 409A and (ii) either (A) has at all times been in a form that materially complies with the requirements of Section 409A, or (B) has been timely amended under guidance issued pursuant to Section 409A so that its terms and provisions materially comply with the requirements of Section 409A; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. The Company’s U.S. federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Company Employee Plan that provides for any gross-up of any Taxes imposed by Section 409A(a)(1)(B) of the Code.

(d) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to result in the loss of such qualification or exemption.

(e) Neither the Company nor any of the Company’s Subsidiaries nor any of their ERISA Affiliates has, within the current or preceding six years, (i) maintained or contributed to or otherwise had any liability with respect to an Employee Benefit Plan that was ever subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (ii) been obligated to contribute to or otherwise had any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any stockholder, director, executive officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the execution or delivery of this Agreement, stockholder approval of this Agreement, or the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the execution or delivery of this Agreement, stockholder approval of this Agreement, or the occurrence of any of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)) or the value of any of the benefits of which shall be calculated or adjusted on the basis of the execution or delivery of this Agreement, stockholder approval of this Agreement or the occurrence of any of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)). None of the execution or delivery of this Agreement, stockholder approval of this Agreement or the occurrence of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)), could result in the payment of any amount that is reasonably likely to, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law or pursuant to and consistent with the terms of severance under individual employment, severance, retention or change in control agreements, each of which is set forth in Section 3.14(a) of the Company Disclosure Letter.

(h) The Buyer specifically acknowledges that the representations and warranties contained in Section 3.6 and 3.15 do not relate to employee benefit matters and that any employee benefit matters that would otherwise be addressed by Sections 3.6 and 3.15 are exclusively addressed in this Section 3.14.

3.15 Compliance With Laws. The Company and each of its Subsidiaries are, and have been since January 1, 2010, in compliance in all material respects with, not in violation in any material respect of, and have not received any written notice alleging any material violation with respect to, any state or federal statutes, laws, common laws, ordinances, codes, rules, orders, judgments, injunctions, rulings, opinions, writs, decrees, decisions, determinations, directives, regulations, governmental guidelines or interpretations having the force of law, permits, licenses, franchises, regulations, decrees and orders of Governmental Entities (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties, rights or assets, including Laws promulgated by any state dental board or other accrediting agency or by any Governmental Entity under any healthcare reimbursement program, except for failures to comply or violations that would not prevent or materially impair or delay the consummation of the Merger. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries or any entity to which the Company or any of its Subsidiaries provides management services has received any written notice alleging any material violation of law or any demand or request for documents or testimony from any government agency or government administrative or program integrity contractor outside the Ordinary Course of Business. To the Company’s Knowledge, none of the Company, any of its Subsidiaries or entity to which the Company or any of its Subsidiaries provides management services has material outstanding overpayments or refunds due to governmental programs or private programs except amounts arising in the Ordinary Course of Business that are subject to the Company’s, its Subsidiaries’ or such managed entities’ regular practices of identifying and resolving such overpayments or refunds due and there is no pattern or practice of submitting bills or claims to governmental programs or private programs for services, items or goods not actually provided to persons qualified under such governmental programs or private programs to receive such services, items or goods.

3.16 Permits. The Company and each of its Subsidiaries have all material permits, licenses and franchises (collectively, “Company Permits”) from Governmental Entities required to conduct their businesses as currently being conducted and all such Company Permits are in full force and effect and no cancellation or suspension of any Company Permit is pending or, to the Company’s Knowledge, threatened. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

3.17 Labor Matters. Section 3.17 of the Company Disclosure Letter contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year or who is a member of the “national leadership team”, along with the position, the annual rate of base compensation and annual bonus opportunity, of each such person. Neither the Company nor any of its Subsidiaries is the subject of, or, to the Company’s Knowledge, is threatened to be the subject of, any charge, claim, complaint or proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that would have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or labor union contract and no employees of the Company or any of its Subsidiaries are represented by any labor union or organization or works council. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services and employee terminations. No individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any misclassification of an employee as exempt versus non-exempt.

3.18 Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not have a Company Material Adverse Effect, all such insurance policies (i) are in full force and effect and no notice of cancellation or modification has been received thereunder and (ii) will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby. Edgewater Indemnity Company (“Edgewater”) maintains loss reserves calculated in accordance with proper actuarial principles and conducts its insurance operations in compliance in all material respects with applicable Laws, including the insurance laws and regulations of the State of Vermont. There are no material disputes between Edgewater and any fronting carrier.

3.19 Opinions of Financial Advisors. The Special Committee has received from Greenhill & Co., LLC (“Greenhill”) and the Company Board has received from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) an opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders. Copies of such written opinions will promptly be provided to the Buyer, solely for informational purposes, following receipt thereof by the Company. It is understood and agreed that Greenhill’s opinion is for the benefit of the Special Committee, and BofA Merrill Lynch’s opinion is for the benefit of the Company Board, and neither opinion may be relied on by the Buyer or the Transitory Subsidiary.

3.20 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21 Brokers; Other Representatives. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment by or on behalf of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for those persons or entities identified on Section 3.21 of the Company Disclosure Letter, the fees and expenses of which shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which any person or entity identified on Section 3.21 of the Company Disclosure Letter is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that:

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as now being conducted, and (b) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties, rights and assets it owns, operates or leases or the nature of its activities makes such qualification necessary, except, solely in the case of clause (b), for such failures to be so qualified or in good standing that would not have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any change, event, circumstance or development, in each case, that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have any material adverse effect on, the ability of the Buyer or the Transitory Subsidiary to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary (the “Transitory Subsidiary Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, subject only to the required receipt of the Transitory Subsidiary Stockholder Approval. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Transitory Subsidiary Stockholder Approval and compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation, in each case issued, granted or promulgated by any Governmental Entity and applicable to the Buyer or the Transitory Subsidiary or any of their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Buyer are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution, delivery and performance of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the approval of the Vermont Commissioner of Banking, Insurance, Securities & Health Care Administration and (iv) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 SEC Filings; Information Provided.

(a) Neither the Buyer nor any subsidiary or parent of the Buyer (other than portfolio companies of the Buyer or parent of the Buyer not participating in the Merger) is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement or in any Schedule 13E-3 shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting, or, in the case of any Schedule 13E-3, on the date it is filed with the SEC, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or, with respect to the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that has become false or misleading.

4.4 Absence of Litigation and Certain Changes or Events. As of the date hereof, there is no action pending or, to the knowledge of the Buyer, threatened against the Buyer or the Transitory Subsidiary or any of their respective properties or assets except as would not have a Buyer Material Adverse Effect. Neither the Buyer nor the Transitory Subsidiary is subject to any order, judgment, writ, injunction or decree, except as would not have a Buyer Material Adverse Effect.

4.5 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement (including the Financing), has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Ownership of Company Capital Stock. Neither the Buyer nor the Transitory Subsidiary, nor, to the Buyer’s knowledge, any of the Buyer’s “affiliates” or “associates”, is an “interested stockholder” of the outstanding Company Common Stock, as such terms are defined in Section 203 of the DGCL.

4.7 Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter from the financial institutions named therein (the “Debt Commitment Letter”), pursuant to which such financial institutions (the “Financing Sources”) have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement and (ii) a fully executed commitment letter from JLL Partners Fund VI, L.P. (the “Investor”) (such letter, the “Equity Commitment Letter”), pursuant to which the Investor has committed, upon the terms and subject only to the conditions set forth therein, to provide the equity financing described therein in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and any other debt commitment letter executed pursuant to Section 5.4 are hereinafter referred to together as the “Debt Commitment Letters;” and the Debt Commitment Letters and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.” The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The financing contemplated pursuant to the Debt Commitment Letters and the Equity Commitment Letter, respectively, is hereinafter referred to collectively as the “Financing.”

(b) As of the date hereof, the Commitment Letters are in full force and effect and are legal, valid and binding obligations of the Buyer and the Transitory Subsidiary and, to the knowledge of the Buyer and the Transitory Subsidiary, the other parties thereto (and the Company has been designated as a third party beneficiary of the Equity Commitment Letter as provided therein) and enforceable in accordance with their respective terms against the Buyer and the Transitory Subsidiary, and, to the knowledge of the Buyer and the Transitory Subsidiary, the other parties thereto (subject to the Bankruptcy and Equity Exception); all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full as and when due and the Buyer and the Transitory Subsidiary have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letters on or prior to the date hereof; the Commitment Letters have not been amended, modified or terminated on or prior to the date hereof and no such amendment, modification or termination is contemplated as of the date hereof; and as of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach or default by the Buyer or the Transitory Subsidiary thereunder. The consummation of the Financing is subject to no conditions other than those expressly set forth in the copies of the Commitment Letters delivered to the Company. Except (i) for a fee letter relating to fees with respect to the Debt Financing (a redacted copy of which, removing fee provisions and market flex provisions and amounts and any other thresholds, caps or other items not affecting conditionality, has been provided to the Company) and (ii) for a sponsor letter relating to payment of certain expenses with respect to the Debt Financing (a copy of which has been provided to the Company), there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing, other than as expressly set forth in the Commitment Letters delivered to the Company prior to the date hereof. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, neither the Buyer nor the Transitory Subsidiary have any reason to believe that any of the conditions to the Financing applicable to it will not be satisfied or the Financing will not be consummated as contemplated in the Commitment Letters. The aggregate proceeds of the Financing, assuming funding thereof, together with any cash or cash equivalents held by the Company as of the Effective Time, will be sufficient to enable the Buyer to pay in cash all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations under Sections 5.1 and 5.4.

(c) Subject to the accuracy of the representations and warranties of the Company contained in Article III, neither the Buyer nor the Transitory Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or ineffective.

(d) The equity investment by the Investor under the Equity Commitment Letter is not subject to any condition other than the conditions set forth in the Equity Commitment Letter.

(e) Neither the Buyer nor the Investor has any agreement with any Financing Source to provide any debt financing to the Buyer on an exclusive basis or that would otherwise reasonably be expected to prevent such Financing Source from providing financing in connection with an Acquisition Proposal made during the Non-Exclusivity Period in accordance with Section 6.1.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Buyer and the Transitory Subsidiary acknowledge and agree that (i) the Buyer’s or the Transitory Subsidiary’s obtaining any financing is not a condition to the obligations of the Buyer and the Transitory Subsidiary to effect the Merger and (ii) the existence or satisfaction of any conditions contained in the Commitment Letters shall not constitute, nor be construed to constitute, a condition to such obligations.

4.8 Solvency. Assuming (a) the payment of all amounts to be paid on the Closing Date (including the Merger Consideration, the Option Consideration and fees and expenses required to be paid hereunder) and the repayment or refinancing of any indebtedness contemplated in this Agreement or the Commitment Letters, (b) the accuracy of the representations and warranties of the Company set forth in Article III (without giving effect to any materiality or “Company Material Adverse Effect” qualifications or any Knowledge qualifications) (c) the satisfaction of the conditions to the Buyer’s obligation to consummate the Merger or the waiver of such conditions and (d) any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided to the Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Surviving Corporation shall, as of the Effective Time and immediately after giving effect to the transactions contemplated hereby, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing, the Surviving Corporation shall not have an unreasonably small amount of capital for the operation of its business in which it is engaged or proposed to be engaged at such time. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.9 Guarantee. Concurrently with the execution of this Agreement, the Buyer has delivered to the Company the duly executed guarantee of the Investor (the “Guarantee”). The Guarantee is valid and in full force and effect (except to the extent the Guarantee has terminated after the date hereof in accordance with its terms), and as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under the Guarantee.

4.10 Agreements with Company Stockholders, Directors, Officers and Employees. As of the date of this Agreement, neither the Buyer nor the Transitory Subsidiary is a party to any contract or agreement (whether or not binding) with any holder of the Company’s capital stock or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement or the transactions contemplated by this Agreement.

4.11 No Other Information. Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III of this Agreement. The representations and warranties set forth in Article III of this Agreement are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation.

4.12 Access to Information; Disclaimer. Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary further acknowledges and agrees that, except as set forth in Article III, none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of the Buyer and the Transitory Subsidiary hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Buyer and the Transitory Subsidiary are familiar, that the Buyer and the Transitory Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Buyer and the Transitory Subsidiary will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, other than fraud in connection therewith. Nothing in this Section 4.12 shall be deemed to modify or affect any of the representations and warranties of the Company contained in Article III.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided herein, set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) in full or partial payment of the exercise price and any applicable Taxes pursuant to the exercise, vesting or settlement of Company Stock Options or (B) pursuant to the forfeiture of Company Stock Options or Restricted Shares;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon exercise of outstanding Company Stock Options granted under a Company Stock Plan or pursuant to outstanding commitments with respect to any offering period currently in effect as of the date hereof under the Company’s Employee Stock Purchase Plan);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, except purchases of inventory and supplies in the Ordinary Course of Business; provided that as a condition to seeking consent of the Buyer, the Company agrees to provide the Buyer with a quality of earnings report prepared by an independent auditing firm in respect of the target of any acquisition referred to in clause (i) or (ii) above with respect to which the purchase price exceeds $10 million;

(e) sell, lease, license, pledge, allow to expire or lapse or otherwise dispose of or encumber any properties, rights or assets of the Company or of any of its Subsidiaries other than sales or dispositions of inventory, supplies or obsolete equipment in the Ordinary Course of Business;

(f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of vendors or suppliers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business or up to $7.5 million in principal amount to finance acquisitions of the assets of dental or related entities permitted hereby and undertaken in compliance herewith), (ii) issue or sell any (v) syndicated commercial bank facilities, (w) other credit facilities, (x) debt securities, (y) warrants or (z) other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any syndicated commercial bank facilities, other credit facilities or debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries for travel and other business expenses in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect Subsidiaries, provided that the Company may, in the Ordinary Course of Business and consistent with its cash management policies in effect as of the date hereof, invest in money market funds and other debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) make any capital expenditures or other expenditures in excess of the amounts set forth in Section 3.7 of the Company Disclosure Letter;

(h) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(i) compromise, settle or agree to settle any action or claim in respect of any threatened action (including any action or claim in respect of any threatened action relating to this Agreement or the transactions contemplated hereby), other than compromises or settlements that involve the payment of monetary damages not in excess of $250,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; provided that the Company or any

Subsidiary shall not settle, compromise or agree to settle any action or threatened action arising out of any dispute between the Company and/or any of its Subsidiaries and any dentist-owned professional corporation, association, limited liability company or service corporation or any agreements related thereto;

(j) (i) enter into any new Contract that would have been a Company Material Contract if it were entered into at or prior to the date hereof (other than renewals or replacement of any existing Company Material Contract that is expiring by its terms, the terms and conditions of which renewal or replacement Company Material Contract, in the aggregate, are at least as favorable to the Company as the existing Company Material Contract) or terminate any Company Material Contract, (ii) other than in the Ordinary Course of Business, modify or amend in any material respect or waive any material right under or renew any Company Material Contract, (iii) enter into or extend the term or scope of any Contract that purports to materially restrict the Company, or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area, or (iv) enter into any material Contract that would be breached by, or require the consent of any other person in order to continue such Contract in full force following, consummation of the transactions contemplated by this Agreement;

(k) except as required to comply with applicable Law or required pursuant to a Company Employee Plan under the terms thereof existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, retention, change in control, severance or similar agreement, material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement or other labor agreement or arrangement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries to employees who are not directors or officers and the annual payment of bonuses to the extent accrued on the consolidated financial statements of the Company, in each case, in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any equity compensation, or (v) take any other action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l) (i) make, change or revoke any Tax election, (ii) settle or compromise any Tax liability, audit, claim or assessment, (iii) surrender any right to a claim for a Tax refund, (iv) change any method of Tax accounting, (v) file any Tax Return that amends a prior Tax Return in any material respect, (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes or (vii) enter into any closing agreement with respect to any Tax;

(m) enter into, amend or cancel any insurance policies other than (i) in the Ordinary Course of Business or (ii) to the extent such policy is replaced with a substantially similar policy;

(n) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(o) enter into a material joint venture or partnership or similar third party business enterprise; or

(p) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that an Affiliate of each Investor and the Company have previously executed a confidentiality agreement, dated as of September 18, 2011, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Notwithstanding the foregoing and subject to the other applicable provisions of the Confidentiality Agreement, the Company hereby releases the Buyer and its Affiliates from their respective obligations under the Confidentiality Agreement not to provide confidential information to or enter into discussions, agreements, arrangements or understandings with potential sources of equity who are limited partners of the active investment funds of the Investor or prospective limited partners in such investment funds or, subject to Section 5.4(f), potential sources of debt financing with respect to the Merger and the other transactions contemplated by this Agreement.

5.3 Equity Financing Commitment.

(a) The Buyer and the Transitory Subsidiary acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) complying with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter that are within their control (other than the consummation of the Debt Financing, it being understood that the obligations of the Buyer and the Transitory Subsidiary with respect to the consummation of the Debt Financing are set forth in Section 5.4), (iv) consummating the Equity Financing contemplated by the Equity Commitment Letter (subject to the terms and conditions set forth therein) at or prior to the Closing (and in any event prior to the Outside Date), and (v) enforcing the obligations of the Investor and its respective investment Affiliates (and the rights of the Buyer and the Transitory Subsidiary) under the Equity Commitment Letter. In no event shall the Buyer or Transitory Subsidiary be required to seek or obtain equity financing other than the Equity Financing and in no event shall the Investor be required to provide Equity Financing in an amount in excess of the amount set forth in its Equity Commitment Letter.

(b) Neither the Buyer nor the Transitory Subsidiary shall amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction) any term of the Equity Commitment Letter without the prior written consent of the Company, if such amendment, alteration or waiver would (i) reduce the aggregate amount of the Equity Financing below the amount to be provided as set forth in the Equity Commitment Letter unless the Debt Financing is increased by a corresponding amount, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Equity Financing in a manner that would reasonably be expected to (A) prevent, delay or impair the Closing, (B) make the funding of the Equity Financing (or satisfaction of the conditions to obtaining the Equity Financing) less likely to occur, or (C) adversely impact the ability of the Buyer or the Transitory Subsidiary to enforce its rights against the other parties to the Equity Commitment Letter, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid), (ii) any Investor refuses to provide the full Equity Financing on the terms set forth in its Equity Commitment Letter or (iii) the Buyer or the Transitory Subsidiary believe that they will not be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letter.

5.4 Debt Financing Commitments.

(a) The Buyer and the Transitory Subsidiary acknowledge that they shall be fully responsible for obtaining the Debt Financing and each shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letters, if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) unless the Equity Financing is increased by a corresponding amount or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) prevent, materially delay or impair the Closing, (B) make the funding of the Debt Financing

(or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, or (C) adversely impact the ability of the Buyer or the Transitory Subsidiary to enforce its rights against the other parties to the Debt Commitment Letters, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; for the avoidance of doubt, the Buyer and the Transitory Subsidiary may replace or amend the Debt Commitment Letters or Debt Financing Documents to add commercial banks, investment banks or other institutional investors as lenders, lead arrangers, bookrunners, syndication agents or similar entities with commitments thereunder and increase the amount of such commitments in an amount equivalent to the purchase price in connection with any acquisition permitted hereby and undertaken in compliance herewith; provided, further, that the Company’s consent to any amendment to the Debt Commitment Letters that reduces the aggregate amount of Debt Financing available under such Debt Commitment Letters shall not be unreasonably withheld if, concurrently therewith, the Company shall enter into additional commitment letters providing for debt financing in the amount of such proposed reduction.

(b) Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to (1) maintain in effect each Debt Commitment Letter and negotiate Debt Financing Documents that contain terms and conditions set forth in such Debt Commitment Letter (or terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in such Debt Commitment Letter), (2) comply with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in each Debt Commitment Letter that are within its control, (3) satisfy on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in each Debt Commitment Letter (including by consummating the financing contemplated by the Equity Commitment Letter upon terms and conditions pursuant thereto) that are within their control and (4) in the event that all of the conditions to the Debt Commitment Letter have been satisfied (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letter) consummate the Debt Financing at or prior to the Closing (and in any event on or prior to the Outside Date). In the event that all conditions precedent in a Debt Commitment Letter (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letter) have been satisfied or, upon funding will be satisfied, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to cause the lenders party to the Debt Commitment Letters to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under such Debt Commitment Letter. To the extent not done on or prior to the date hereof, the Buyer will furnish correct and complete copies of each Debt Commitment Letter to the Company promptly upon its execution.

(c) The Buyer shall keep the Company reasonably informed upon request with respect to the status of its efforts to consummate the Debt Financing and shall give the Company prompt notice if it becomes aware that the Debt Financing has become unavailable. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the Buyer or the Transitory Subsidiary has actual knowledge of any breach or default by any party to any Debt Commitment Letter, (iii) the Buyer or the Transitory Subsidiary receives any written notice or other written communication from any person with respect to any breach, default, termination or repudiation by any party to any Debt Commitment Letter or (iv) a Financing Source refuses in writing to provide, expresses an intent in writing to refuse to provide, or expresses in writing any material concern or reservation regarding its obligation and/or ability to provide, all or any portion of the Debt Financing contemplated by a Debt Commitment Letter on the terms set forth therein.

(d) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts (i) to arrange to promptly obtain such Debt Financing from alternative sources in an amount that is sufficient, when added to the portion of the Financing that is available and together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement and (ii) to obtain a new debt financing commitment letter and a new definitive agreement with respect thereto that provides for debt financing on terms (including structure, covenants and pricing) not less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement.

(e) The Company agrees, at the Buyer’s sole cost and expense, to use its reasonable best efforts to provide (and to cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide) the Buyer with such cooperation in connection with the financing of the Merger (including the financings contemplated by the Debt Commitment Letters) as may be reasonably requested by the Buyer and as customary in connection with the arrangement of financing similar in all material respects to the Financing, provided that (i) no liability or obligation (including any liability or obligation to pay any commitment or other similar fee) of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time and (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Subject in all cases to the proviso to the immediately preceding sentence, such cooperation shall include the following: (A) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing; (B) delivery to the Buyer, the Transitory Subsidiary and their Financing Sources of the Financing Information as promptly as reasonably practicable following the Buyer’s request; (C) participation by senior management of the Company in the negotiation of, and (subject to clause (i) of the preceding sentence) the execution and delivery of Debt Financing Documents; (D) using its reasonable best efforts to take such actions as are reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent contained in paragraphs 8, 10, 11 and 12 of Exhibit C to the Debt Commitment Letters; and (E) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Debt Commitment Letters to be paid off, discharged and terminated on the Closing Date (the “Existing Company Debt”). The Company will provide to the Buyer, the Transitory Subsidiary and their Financing Sources such information as may be necessary so that the Financing Information and Marketing Material are complete and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by the Buyer or the Transitory Subsidiary or any of their respective Representatives pursuant to this Section 5.4(e) shall be kept confidential in accordance with the Confidentiality Agreements; provided that the Company agrees that the Buyer and the Transitory Subsidiary may share non-public or otherwise confidential information with the Financing Sources, and that the Buyer, the Transitory Subsidiary and such Financing Sources may share such information with potential Financing Sources in connection with the marketing of the Debt Financing if the recipients of such information agree to customary confidentiality arrangements. The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 5.4(e). The Buyer and the Transitory Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith (other than historical information relating to the Company approved by the Company for use therein).

(f) Neither the Buyer nor the Investor shall engage any Financing Source on an exclusive basis or otherwise on terms that would reasonably be expected to prevent such Financing Source from providing financing in connection with an Acquisition Proposal made during the Non-Exclusivity Period in accordance with Section 6.1.

(g) For purposes of this Agreement:

(i) “Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including (A) credit agreements, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters; (B) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letters or reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources; (C) documents reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources relating to the repayment of the Existing Company Debt and the release of related liens, including customary payoff letters; (D) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (E) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of certificated securities, control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Buyer, the Transitory Subsidiary or their Financing Sources.

(ii) “Financing Information” means all information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by the Buyer and customarily provided by a borrower in a secured financing transaction, including, without limitation, the information identified in paragraphs 8, 10 and 12 of Exhibit C to the Debt Commitment Letters.

(iii) “Marketing Material” means “public side” and “private side” bank books, information memoranda, ratings agency presentations and other information packages and presentations regarding the business, operations, financial condition, projections and prospects of the Company customarily provided by a borrower in a secured financing transaction.

(iv) “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which (x) the Buyer shall have been in possession of all of the Financing Information and (y) the conditions set forth in Section 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that such consecutive twenty (20) Business Day period shall end on or prior to December 17, 2011 or, if such period has not ended on or prior to December 17, 2011, then such period shall commence no earlier than January 3, 2012; provided further that for purposes of calculating the Marketing Period November 25, 2011 shall not constitute a Business Day; provided further that in no event shall the Marketing Period commence prior to five calendar days after the Buyer has been in possession of all of the Financing Information; provided further that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (x) the Company’s auditors shall have withdrawn their audit opinion with respect to any audited financial statements contained in the Financing Information or (y) the financial statements included in the Financing Information that is available to the Buyer on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by the Buyer of updated Financing Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period; and provided further that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained.

5.5 Conduct of Business by the Buyer and the Transitory Subsidiary Prior to the Effective Time. The Buyer and the Transitory Subsidiary agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement (including the Financing), they shall not, directly or indirectly, without the prior written consent of the Company, enter into any transaction or Contract that could reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement (including the Financing), or propose, announce an intention, enter into any transaction or Contract or otherwise make a commitment to take any such action. Without limiting the foregoing, the Buyer, in its capacity as the sole stockholder of the Transitory Subsidiary, shall adopt this Agreement immediately following the execution hereof.

5.6 Intellectual Property. The Company and its Subsidiaries shall, at or prior to the Closing Date, take commercially reasonable efforts to (i) clear and update the chain of title for the Intellectual Property registrations and applications set forth in Section 5.6 of the Company Disclosure Letter so as to reflect the current beneficial ownership of such Intellectual Property, and (ii) cause each of the persons who have contributed to Company Intellectual Property to execute and deliver to the Company an agreement assigning to the Company or one of its Subsidiaries all of such person’s Intellectual Property rights therein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on December 14, 2011 (the “Non-Exclusivity Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) shall have the right (acting under the direction of the Company Board or the Special Committee) to, directly or indirectly: (i) initiate, solicit, facilitate and encourage, whether publicly or otherwise, Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to the Buyer and the Transitory Subsidiary any material non-public information concerning the Company or its Subsidiaries that is provided to any person given such access that was not previously provided or made available to the Buyer and the Transitory Subsidiary and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Section 6.1(c), and except as may relate to an Excluded Party, from the end of the Non-Exclusivity Period until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (the “Exclusivity Period”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate, continue or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

No later than the third Business Day after the commencement of the Exclusivity Period, the Company shall notify the Buyer of the number and identity of the Excluded Parties and provide the Buyer with a written summary of the material terms and conditions of any Acquisition Proposal made by such Excluded Parties and, if applicable, copies of all documents relating thereto received prior to such date. Notwithstanding anything to the contrary set forth in this Agreement, the Company may continue to take any of the actions described in clauses (i) and (ii) above during the Exclusivity Period with respect to any Excluded Party. Subject to Section 6.1(c) and except as may relate to an Excluded Party, immediately upon commencement of the Exclusivity Period the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any persons conducted theretofore by the Company or any of the Company’s Representatives with respect to any Acquisition Proposal and request that such person return or destroy all confidential information concerning the Company and its Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, during the Exclusivity Period the Company (A) shall not, and shall not permit any of the Company’s Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to the Buyer and the Transitory Subsidiary any material non-public information concerning the Company or its Subsidiaries provided to any Excluded Party that was not previously provided or made available to the Buyer and the Transitory Subsidiary.

(c) Notwithstanding anything to the contrary contained in Section 6.1(b), if at any time during the Exclusivity Period and prior to obtaining the Required Company Stockholder Vote, (i) the Company has otherwise complied with its obligations under this Section 6.1 in all material respects and has received a written Acquisition Proposal from a third party that the Company Board or the Special Committee believes in good faith to be bona fide, and (ii) the Company Board or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its outside legal counsel, the Company Board or the Special Committee determines in good faith that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board or the Special Committee to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal and (y) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (A) will not, and will use its reasonable best efforts to cause its Representatives not to, disclose any non-public information to such person without entering into an Acceptable Confidentiality Agreement, (B) will promptly provide to the Buyer and the Transitory Subsidiary any material non-public information concerning the Company or its Subsidiaries provided to such other person that was not previously provided or made available to the Buyer and the Transitory Subsidiary and (C) in the event it receives such Acquisition Proposal, will promptly, and in any case within 48 hours after receipt thereof, notify the Buyer and the Transitory Subsidiary of such Acquisition Proposal, including the material terms and conditions thereof and the identity of the party making such proposal, and provide copies of any written requests, proposals or offers, including proposed agreements, and shall keep the Buyer and the Transitory Subsidiary reasonably informed as to the status and any material developments concerning the same. Nothing contained in this Section 6.1(c) shall prohibit the Company or the Company Board or the Special Committee from (x) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any other disclosure with regard to an Acquisition Proposal required by applicable Law; provided, however, with respect to clause (x) that any such disclosure that is not a recommendation of rejection of such offer or a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act and does not publicly reaffirm the recommendation of the Company Board or the Special Committee of the adoption of the Company Voting Proposal shall be deemed to be an Adverse Recommendation Change.

(d) Subject to the last sentence of this Section 6.1(d), prior to obtaining the Required Company Stockholder Vote, the Company Board shall not, directly or indirectly, (i) (A) withdraw (or modify in a manner adverse to the Buyer or the Transitory Subsidiary), or publicly propose to withdraw (or modify in a manner adverse to the Buyer or the Transitory Subsidiary), the recommendation by the Company Board with respect to the Company Voting Proposal or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or otherwise declare advisable any alternative Acquisition Proposal or publicly propose to do the foregoing (any such action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”), or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent an Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to a proposed issuer of any such securities) (a “Company Acquisition Agreement”); provided that the Company shall not be prohibited (whether before or after the commencement of the Exclusivity Period) from terminating this Agreement and entering into a Permitted Alternative Agreement in accordance with Section 8.1(f), subject to compliance with this Section 6.1 and Section 8.1(f). Notwithstanding the foregoing, at any time prior to obtaining the Company Required Stockholder Vote, if there occurs a change in circumstances affecting the Company and its Subsidiaries that does not relate to any Acquisition Proposal, the Company Board may make an Adverse Recommendation Change if (i) it determines in good faith (after consultation with its financial advisors and outside legal counsel) that, in light of such change in circumstances, failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, (ii) the Company Board notifies the Buyer in writing of its intention to make such Adverse Recommendation Change at least five Business Days prior to doing so, which notice shall contain a reasonably detailed description of the change in circumstances, (iii) for the five Business Days following delivery of the notice described in clause (ii), the Company shall, and shall cause its Representatives to, negotiate with the Buyer (to the extent the Buyer desires to negotiate) in good faith to make such adjustments to the terms of this Agreement, the Commitment Letters and the Guarantee so that such failure to make an Adverse Recommendation Change would not reasonably be expected to result in a breach of the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, and (iv) following such five Business Day period described in clause (ii), the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement, the Commitment Letters and the Guarantee proposed in writing by the Buyer and the Transitory Subsidiary in response to the notice described in clause (ii), that failure to make the Adverse Recommendation Change would reasonably be expected to result in a breach of the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law.

(e) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains customary terms and conditions with respect to transactions of the type contemplated by this Agreement not materially less restrictive than the Confidentiality Agreements (it being understood that such confidentiality agreement need not prohibit the making of an Acquisition Proposal);

“Acquisition Proposal” means (i) any bona fide inquiry, proposal or offer for, in one transaction or a series of related transactions, a merger, reorganization, consolidation, tender offer, dissolution, recapitalization, share exchange or other business combination or similar transaction involving the Company and its Subsidiaries (other than (1) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (2) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations or similar transactions that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Excluded Party” means any person or group of related persons from whom the Company has received, during the Non-Exclusivity Period, a written Acquisition Proposal that the Company Board determines in good faith prior to the commencement of the Exclusivity Period, after consultation with the Company’s financial advisors and outside counsel, is bona fide and could reasonably be expected to result in a Superior Proposal.

“Superior Proposal” means a bona fide written proposal made by a third party to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board or Special Committee determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (after having complied with and taken into account all of the adjustments that have been offered by the Buyer and the Transitory Subsidiary pursuant to Section 8.1(f)) and (ii) that the Company Board or Special Committee has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial (including the financing terms thereof), regulatory, legal and other aspects of such proposal and the person making the proposal, and taking into account the likelihood and timing of consummation as compared to the transactions contemplated hereby.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement (and in any event within fifteen (15) Business Days of the date hereof), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff concerning the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company (x) shall provide the Buyer with a reasonable opportunity to review and comment on the Proxy Statement prior to filing with the SEC and any responses to comments or inquiries by the SEC with respect to any filings of the Proxy Statement, (y) shall consider in good faith including in the Proxy Statement and such responses all comments reasonably proposed by the Buyer in respect of the filings and (z) shall provide the Buyer and its counsel a reasonable opportunity to participate in any material discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 NASDAQ Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The NASDAQ Global Select Market during the Pre-Closing Period. Prior to the Closing Date, the Company shall cooperate with the Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The NASDAQ Stock Market to cause the delisting of the Company Common Stock from The NASDAQ Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other Representatives, including financing sources, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, Contracts, commitments, personnel and records as the Buyer shall reasonably request, provided, however, that the Company shall not be required to, nor shall the Company be required to cause its Subsidiaries to, afford access, or disclose any information, (a) except as otherwise provided by Section 6.1, in connection with or related to an Acquisition Proposal or (b) that in the good faith judgment of the Company (after consultation with, and upon the advice of, outside counsel, and after providing to the Buyer notice of such judgment and the facts and circumstances of such judgment (including a general description of the subject matter of such information)) would (i) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (ii) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine, or (iii) violate any applicable Law. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. Any information disclosed pursuant to this Section 6.4 shall be treated in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Company Meeting or mail the Proxy Statement, in each case prior to the commencement of the Exclusivity Period; provided that the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as reasonably practicable after the later of (i) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement and (ii) the commencement of the Exclusivity Period. Subject to the occurrence of an Adverse Recommendation Change pursuant to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to the occurrence of an Adverse Recommendation Change pursuant to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting to provide any supplement or amendment to the Proxy Statement to the Company’s stockholders in advance of the Company Meeting (solely in the event that such supplement or amendment is determined by the Company Board in good faith, after consultation with outside counsel, to be required to comply with its fiduciary duty of disclosure to the Company’s stockholders or applicable securities Laws and then, only for so long as the Company Board determines in good faith, after having taken into account the advice of outside counsel, that such action is necessary to give the Company’s stockholders sufficient time to evaluate any information or disclosures that the Company has sent to stockholders or otherwise made available by issuing a press release or filing materials with the SEC), or if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting in favor to approve the Company Voting Proposal or to constitute a quorum necessary to conduct the business of the Company Meeting but only until a Company Meeting may be held at which there are a sufficient number of shares of Company Common Stock represented (either in person or by proxy) to obtain a quorum or the Company Required Vote (and in no event more than the earlier of 30 days after the originally scheduled meeting and the Outside Date).

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company, the Buyer and the Transitory Subsidiary shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any other applicable Antitrust Law and any related governmental request thereunder, and (C) any other applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company, the Buyer and the Transitory Subsidiary shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents filed to the non-filing party’s outside counsel; provided that materials may be redacted to remove references concerning valuation of the Company. Each of the Company, the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. Nothing in this Section 6.6(a) shall limit the parties’ obligations under the other provisions of this Section 6.6.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under the HSR Act, the Sherman Act, as amended, the Clayton

Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other party’s outside counsel any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law; provided that materials may be redacted to remove references concerning valuation of the Company.

(c) Each of the Company and the Buyer shall use their respective reasonable best efforts to give (or to cause their respective Subsidiaries to give) any notices to third parties other than Governmental Entities, and use, and cause their respective Subsidiaries to use, their respective reasonable best efforts to obtain any consents from third parties other than Governmental Entities required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Letter (or that would be required to be disclosed in the Company Disclosure Letter if any materiality or “Company Material Adverse Effect” qualifiers in the representations and warranties of the Company were disregarded), or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6(c).

6.7 Public Disclosure. Except as may be required by Law or stock market regulations, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer. Each of the Buyer, the Transitory Subsidiary and the Company shall each use its reasonable best efforts to consult with the other parties before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement (including if such public statement is required by applicable Law or stock market regulations). The restrictions set forth in this Section 6.7 shall not apply to any communication made by the Company regarding an Acquisition Proposal or the withholding, withdrawal or modification of the approval or recommendation by the Company Board with respect to the Company Voting Proposal which shall be governed by Section 6.1.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries, or, while a director or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that such advancement of expenses shall be made only upon delivery to the Surviving Corporation of an undertaking by such Indemnified Party to repay all amounts so advanced if a court of competent jurisdiction determines that such Indemnified Party did not act in good faith or in a manner that such Indemnified Party believed to be in the best interest of the Company or the Surviving Corporation.

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are currently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) The Company shall use its reasonable best efforts to purchase prior to the Effective Time a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided that the one-time premium therefor would not be in excess of three times the last annual premium paid prior to the Effective Time which amount is set forth on Section 6.8 of the Company Disclosure Letter (the “Annual D&O Premium”). If such prepaid “tail policy” is obtained by the Company prior to the Effective Time, the Buyer shall cause the Surviving Corporation to maintain such policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) If the Company shall not obtain a tail policy in accordance with Section 6.8(c), the Surviving Corporation shall, subject to the next sentence, maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the Annual D&O Premium (such 300%, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous, in the aggregate, to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(e) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8 that results in a judgment against the Buyer for any amount due hereunder.

(f) The Buyer and the Transitory Subsidiary agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(g) If the Surviving Corporation or the Buyer or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or the Buyer, as the case may be, shall assume all of the obligations of the Surviving Corporation or the Buyer, as the case may be, set forth in this Section 6.8.

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of the notifying party (or, in the case of the Buyer, the Transitory Subsidiary) contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 7.2(a) (with respect to representations and warranties made by the Company) or Section 7.3(a) (with respect to representations and warranties by the Buyer or the Transitory Subsidiary) would not be satisfied, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any failure of such party (or, in the case of the Buyer, the Transitory Subsidiary) to perform in all material respects any obligation to be performed by it under this Agreement such that the condition set forth in Section 7.2(b) (with respect to obligations of the Company) or Section 7.3(b) (with respect to obligations of the Buyer or the Transitory Subsidiary) would not be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company shall take steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

6.11 Service Credit. Following the Effective Time, the Buyer shall use its best reasonable efforts to give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits or was not recognized immediately prior to the Effective Time for purposes of any comparable plan of the Company or any of its Subsidiaries. In addition, the Buyer shall use its best reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or any of its Subsidiaries and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs, to the same extent such payments are recognized under any comparable plan of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) sponsored or maintained by the Buyer for its employees or the employees of the Surviving Corporation. This Section 6.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and nothing herein, expressed or implied, shall confer upon any current or former employee of the Company or any of its Subsidiaries, any Continuing Employee or other third party, any third party beneficiary rights or remedies (including, without limitation, any right to employment or continued

employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement. Nothing herein is intended to interfere with the Buyer’s right from and after the Closing Date to amend or terminate any Employee Benefit Plan, including any Company Employee Plan or Buyer Benefit Plan, or the employment of any Continuing Employee.

6.12 Company Employee Arrangements. Prior to the Effective Time, if the Buyer, the Transitory Subsidiary or any of their respective Affiliates enters into any contract or agreement, or makes or enters into any formal or informal arrangements (whether or not binding), with any officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement or the transactions contemplated by this Agreement, the Buyer or Transitory Subsidiary shall notify the Special Committee thereof.

6.13 Director Resignations. Prior to the Closing, the Company shall deliver to the Buyer resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed and been obtained or occurred on terms and conditions that would not have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2 (exclusive of paragraph (f) and (g) thereof), 3.4(a), 3.4(d), 3.7(b), 3.20 and 3.21) shall be true and correct as of the Closing Date as though made on and as of the Closing

Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Sections 3.2 (exclusive of paragraph (f) and (g) thereof), 3.4(a), 3.4(d), 3.20 and 3.21) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

(iii) The representation and warranty of the Company set forth in Section 3.7(b) shall be true and correct.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(d) FIRPTA. The Company shall have delivered to the Buyer a duly executed and acknowledged certificate, in form and substance acceptable to the Buyer and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Company Common Stock and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had a Buyer Material Adverse Effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer, certifying to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

7.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor the Buyer and the Transitory Subsidiary, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use the standard of effort required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.6.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company, if the Merger shall not have been consummated by March 31, 2012 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action); or

(d) by either the Buyer or the Company, if at the Company Meeting at which a vote on the Company Voting Proposal is taken, or any adjournment or postponement thereof, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer prior to the adoption of this Agreement by the Required Company Stockholder Vote, if (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have made an Adverse Recommendation Change or publicly proposed an Adverse Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) the Company is in material breach of its obligations under Section 6.1; or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten Business Days after the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer, including, for these purposes, by taking no position with respect to acceptance of such tender or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten Business Days after such commencement; or

(f) by the Company, at any time prior to obtaining the Required Company Stockholder Vote, upon the Company Board resolving to enter into a Company Acquisition Agreement; provided, that (i) the Company Board shall not so resolve unless (A) the Company shall have complied in all material respects with its obligations under Section 6.1, (B) the Company Board or the Special Committee shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) that the Acquisition Proposal to which such Company Acquisition Agreement relates constitutes a Superior Proposal and (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Company Board or the Special Committee to the stockholders of the Company under applicable Law, (C) the Company shall have first provided the Buyer with written notice that the Company Board is prepared to effect such resolution, which notice shall include all material terms and conditions of such Acquisition Proposal or any amendment or modification thereof, be accompanied by copies of the proposed Company Acquisition Agreement and any other material documents with the party making such Acquisition Proposal, and disclose to the Buyer the identity of the person making such Acquisition Proposal, and (D) for the five Business Days following delivery of the notice described in clause (i)(C) the Company shall, and shall cause its Representatives to, negotiate with the Buyer (to the extent the Buyer desires to negotiate) in good faith to make such adjustments to the terms of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal, (ii) following such five Business Day period described in clause (i)(D), the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by the Buyer and the Transitory Subsidiary in response to the notice described in clause (i)(C), that the Superior Proposal giving rise to such notice continues to constitute a Superior Proposal, (iii) the Company shall have entered into a definitive agreement (a “Permitted Alternative Agreement”) with respect to such Superior Proposal following such resolution of the Company Board, and (iv) the Company immediately prior to or substantially concurrently with such termination pays to the Buyer or its designees in immediately available funds any fees required to be paid pursuant to Section 8.3. The Company shall make a copy of such executed Permitted Alternative Agreement available to the Buyer (provided that failure of the Company to comply with this obligation shall not affect any of the Company’s rights under this Section 8.1(f)). Any material amendment to the financial terms or other material amendment of such Superior Proposal shall require a new notice pursuant to clause (i)(C) and the Company shall be required to comply again with the requirements of this Section 8.1(f); provided that references to five Business Days shall be deemed to be references to a two Business Day period;

(g) by the Buyer, if there has been a breach or inaccuracy in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from the Buyer (or, if earlier, by the Outside Date); or

(h) by the Company, if there has been a breach or inaccuracy in any representation or warranty of the Buyer or the Transitory Subsidiary or a failure to perform a covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Buyer of written notice of such breach, inaccuracy or failure to perform from the Company (or, if earlier, by the Outside Date); or

(i) by the Company, if all of the conditions set forth in Section 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and the Company has indicated in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement, and the Buyer and the Transitory Subsidiary fail to consummate the transactions contemplated by this Agreement within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) the Confidentiality Agreements (subject to their terms), the Guarantee (subject to its terms), the provisions of Sections 5.2 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver) and Article IX (Miscellaneous) of this Agreement and the indemnification and reimbursement provisions of Section 5.4(e) of this Agreement, and the liabilities and obligations of the parties pursuant to such Sections, shall remain in full force and effect and survive any termination of this Agreement and (b) such termination of this Agreement shall not relieve any party hereto from liability for fraud. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.10 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay the Buyer a termination fee of $8,000,000 in the event that this Agreement is terminated by the Company pursuant to Section 8.1(f) in order to enter into a Permitted Alternative Agreement with an Excluded Party on or before the twentieth calendar day following the expiration of the Non-Exclusivity Period.

(c) The Company shall pay the Buyer a termination fee of $13,900,000 in the event that this Agreement is terminated:

(i) by the Buyer pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f) (other than in connection with a Permitted Alternative Agreement with an Excluded Party entered into on or before the twentieth calendar day following the expiration of the Non-Exclusivity Period); or

(iii) by either the Buyer or the Company pursuant to Section 8.1(b) or 8.1(d) or by the Buyer pursuant to Section 8.1(g), so long as (x) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn (in the case of Section 8.1(d), at least ten (10) Business Days prior to the Company Meeting) and (y) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement with respect to or consummated any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal as referred to in clause (x));

provided, however, that, for purposes of this Section 8.3(c), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”. Any fee due under (A) Section 8.3(b) or Section 8.3(c)(ii) shall be paid to the Buyer by wire transfer of same-day funds immediately prior to or substantially concurrently with such termination, (B) Section 8.3(c)(i) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement and (C) Section 8.3(c)(iii) shall be paid to the Buyer by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (y) of Section 8.3(c)(iii) is consummated or the Company enters into a definitive agreement with respect thereto.

(d) The Buyer shall pay the Company a termination fee of $15,900,000 (the “Buyer Termination Fee”) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i). Any fee due under this Section 8.3(d) shall be paid to the Company by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement (it being understood that in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion whether or not the Buyer Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events).

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, (i)(x) the Company’s right to terminate this Agreement and receive the Buyer Termination Fee pursuant to this Section 8.3 shall, subject to Section 9.10, be the sole and exclusive remedy of the Company and its Affiliates against the Buyer, the Transitory Subsidiary, the Investor, the Financing Sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Buyer Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representations made or alleged to be have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Buyer Termination Fee pursuant to this Section 8.3 and upon payment of such amounts, none of the Buyer, Transitory Subsidiary, the Investor, the financing sources under the Debt Commitment Letters or any of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise (except that such parties shall remain obligated for, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, and the indemnification, reimbursement and expense obligations of the Buyer contained in Section 5.4(e)), the Guarantee, the Equity Commitment Letter and (y) in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Buyer Termination Fee pursuant to this Section 8.3, the Company agrees that the maximum aggregate liability of the Buyer and Transitory Subsidiary shall be limited to an amount equal to the amount of the Buyer Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount and (ii) if the Buyer has the right to receive a termination fee from the Company pursuant to this Section 8.3, the termination fee shall, subject to Section 9.10, be the sole and exclusive remedy of the Buyer, Transitory Subsidiary, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to or associated with such termination, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligations relating to or arising out of any such loss. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 9.10 (to the extent permitted thereby) and the payment of the Buyer Termination Fee pursuant to this Section 8.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or a portion of the Buyer Termination Fee. Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in accordance with Section 8.2, none of the Company, the Buyer, the Transitory Subsidiary and their respective Affiliates shall be entitled to bring or maintain any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors (or the Special Committee, in the case of the Company), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.8, Section 6.11 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to it at

JLL Partners

450 Lexington Avenue, 31st Floor

New York, New York, 10017

Attn: Michel Lagarde

Telecopy: (212) 210-9376

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Marni Lerner

Telecopy: (212) 455-2502

(b) if to the Company, to it at:

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts, 01880

Attn: Tim Rodenberger

Telecopy: (781) 213-0255

with a copy to:

Baker & Hostetler LLP

Capitol Square, Suite 2100

65 East State Street

Columbus, Ohio 43215-4260

Attn: Gary A. Wadman

Telecopy: (614) 462-2616

and

Wilmer Cutler Pickering Hale and Dorr LLP

399 Park Avenue

New York, New York 10022

Attn: Robert A. Schwed

Telecopy: (212) 230-8888

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, the Company Disclosure Letter and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreements shall remain in effect in accordance with their terms.

9.4 No Third Party Beneficiaries.

(a) Except (a) as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and (b) the rights of the Financing Sources or their Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys and representatives set forth in Sections 8.3(f), 9.10, 9.11 and 9.12 (with respect to which each Financing Source and each such person shall be a third-party beneficiary), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Other than with respect any Retained Claim, no recourse shall be had by the Company, any of its Affiliates or any person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel the Buyer or the Transitory Subsidiary to enforce any rights that they may have against any person, by attempting to enforce any assessment, or by attempting to enforce any purported right at Law or in equity, whether sounding in contract, tort, statute or otherwise) against the Buyer, the Transitory Subsidiary or any other Buyer Related Party in any way under or in connection with this Agreement, the Equity Commitment Letter, the Guarantee or any other agreement or instrument delivered in connection with this Agreement, the Equity Commitment Letter, the Guarantee, or the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith (whether at Law or in equity, whether in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise), against the Buyer, the Transitory Subsidiary or any Buyer Related Party except for claims that the Company may assert: (i) against any Buyer Related Party that is party to, and solely pursuant to the terms of, the Confidentiality Agreement; (ii) against the Investor (and its legal successors and assigns of their obligations hereunder) under, and solely pursuant to the terms of, the Guarantee (subject in each case to the Cap (as defined in the Guarantee)); (iii) against the Investor for specific performance of such Investor’s obligations under its Equity Commitment Letter to fund its commitment thereunder in accordance with and solely pursuant to the terms of the fifth paragraph thereof; and (iv) against the Buyer or the Transitory Subsidiary in accordance with and solely pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that the Buyer may assign or transfer the rights under this Agreement to any Affiliate without the prior written consent of the Company provided that the Commitment Letters and the Guarantee shall remain in full force and effect; and provided, further, that each of the Buyer and the Transitory Subsidiary may assign its rights and obligations hereunder to the Financing Parties providing the Debt Commitment Letter pursuant to the terms thereof to the extent necessary for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Commitment Letter, but no such assignment shall release any assigning party from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power described in the immediately preceding sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Section 5.4, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to cause the Buyer and/or the Transitory Subsidiary to draw down the full proceeds of the Equity Commitment Letter and to cause the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions of this Agreement, if, but only if, (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at Closing) have been satisfied, (B) the Buyer and the Transitory Subsidiary fail to complete the Closing within ten Business Days of the date the Closing is required to have occurred pursuant to Section 1.3, (C) the Debt Financing (or if alternative financing is being used in accordance with Section 5.4, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Buyer’s and/or the Transitory Subsidiary’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(c) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

(d) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether in Law or in equity) against a Financing Source (and/or any of their Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) relating to this Agreement or the Debt Commitment Letter. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates, any Financing Source whether by or through a claim by or on behalf of the Buyer against any Financing Source, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Recourse against the Buyer to the extent permitted in this Agreement shall be the sole and exclusive remedy of the Company and its Affiliates against the Financing Parties in respect of any liabilities arising under, or in connection with, this Agreement, the Debt Commitment Letter and the transactions contemplated hereby or thereby.

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) subject to the last sentence of this Section 9.11, agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding against a party arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Notwithstanding the foregoing, each of the parties hereto agrees that any claim, controversy or dispute arising in connection with any Debt Commitment Letter or the performance of services thereunder or related thereto shall be governed by, and construed in accordance with, the laws of the State of New York, and agrees that the Financing Parties are beneficiaries of any liability cap or limitation on damages or remedies in this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any person to serve legal process in any other manner permitted by Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or permit any of their Affiliates to bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter, in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and appellate courts thereof).

9.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Disclosure Letters. The Company Disclosure Letter shall be arranged in Sections corresponding to the numbered Sections contained in this Agreement. The disclosure in any Section, whether related to representations, warranties, covenants or agreements, shall qualify the corresponding Section of this Agreement. The disclosure in any Section of this Agreement in Article III or Article IV shall qualify each other Section in Article III or Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.14 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals identified in Section 9.14 of the Company Disclosure Letter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JLL CROWN HOLDINGS, LLC

By:	/s/ Ramsey Frank
Name: Ramsey Frank
Title: President

JLL CROWN MERGER SUB, INC.

By:	/s/ Ramsey Frank
Name: Ramsey Frank
Title: President

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Name: Gregory A. Serrao
Title: Chairman, Chief Executive Officer and
President

Exhibit A

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN DENTAL PARTNERS, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is American Dental Partners, Inc.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: (a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, iii) under Section 174 of the General Corporation Law of Delaware, or iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article SIXTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(e) The indemnification permitted by this Article SIXTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(f) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SIXTH or otherwise.

ANNEX B

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

(212) 389-1700 FAX

CONFIDENTIAL

November 4, 2011

Independent Special Committee of the Board of Directors

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Members of the Independent Special Committee of the Board of Directors:

We understand that American Dental Partners, Inc. (the “Company”), JLL Crown Holdings, LLC (“Parent”) and JLL Crown Merger Sub, Inc. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in treasury by the Company, shares of Common Stock owned by Parent or Merger Subsidiary, and any Dissenting Shares (as such term is defined in the Merger Agreement), shall be converted into the right to receive an amount equal to $19.00 per share in cash pursuant to the terms of the Merger Agreement, (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of JLL Partners.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock (other than Parent or any of its affiliates), the “Unaffiliated Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Unaffiliated Holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement dated as of November 4, 2011 and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

8.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

9.	compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate;

10.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal advisors; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections of the Company and other data with respect to the Company that have been furnished or otherwise provided to us, we have assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Independent Special Committee of the Board of Directors (the “Special Committee”) of the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Special Committee in connection with the Merger).

It is understood that this letter is for the information of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing any opinion as to any aspect of the Merger, other than the fairness to the Unaffiliated Holders of Common Stock of the Consideration to be received by them, from a financial point of view. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the Unaffiliated Holders of Common Stock in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Special Committee or the Board of Directors of the Company as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the

Merger or take any other action at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the Unaffiliated Holders of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Michael A. Giaquinto
Michael A. Giaquinto Managing Director

ANNEX C

[LETTERHEAD OF BOFA MERRILL LYNCH]

November 4, 2011

The Board of Directors

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

The Board of Directors:

We understand that American Dental Partners, Inc. (“American Dental”) proposes to enter into an Agreement and Plan of Merger, dated as of November 4, 2011 (the “Agreement”), among JLL Crown Holdings, LLC (“JLL Parent”), an affiliate of JLL Partners, Inc. (“JLL”), JLL Crown Merger Sub, Inc., a wholly owned subsidiary of JLL Parent (“Merger Sub”), and American Dental pursuant to which, among other things, Merger Sub will merge with and into American Dental (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of American Dental (“American Dental Common Stock”) will be converted into the right to receive $19.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of American Dental Common Stock (other than JLL, JLL Parent, Merger Sub and their respective affiliates to the extent they are holders of American Dental Common Stock, collectively, “Excluded Holders”) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to American Dental;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of American Dental furnished to or discussed with us by the management of American Dental, including certain financial forecasts relating to American Dental prepared by the management of American Dental (such forecasts, “American Dental Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of American Dental with members of senior management of American Dental;

(iv)	reviewed the trading history for American Dental Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of American Dental with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed the Agreement; and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of American Dental

The Board of Directors

American Dental Partners, Inc.

that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the American Dental Forecasts, we have been advised by American Dental, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of American Dental as to the future financial performance of American Dental. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American Dental, nor have we made any physical inspection of the properties or assets of American Dental. We have not evaluated the solvency or fair value of American Dental, JLL or any of their respective affiliates under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of American Dental, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on American Dental or the Merger.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of American Dental Common Stock (other than Excluded Holders) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of American Dental or any alternative transaction prior to the date hereof; however, the Agreement permits American Dental and its representatives to undertake a solicitation process and enter into negotiations with respect to other proposals for a specified period following execution of the Agreement. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to American Dental or in which American Dental might engage or as to the underlying business decision of American Dental to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to American Dental in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, American Dental has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of American Dental, JLL and certain of their respective affiliates or portfolio companies.

The Board of Directors

American Dental Partners, Inc.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to American Dental and have received or in the future may receive compensation for the rendering of these services, including, during the two-year period prior to the date hereof, (i) having acted or acting as co-lead arranger, co-book manager and administrative agent for, and as a lender and/or letter of credit issuer under, certain credit facilities of American Dental and (ii) having provided or providing certain treasury and trade management services and products to American Dental.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to certain portfolio companies of JLL unrelated to the Merger and have received or in the future may receive compensation for the rendering of these services, including, during the two-year period prior to the date hereof, (i) having acted or acting as lead or joint bookrunner in connection with certain debt and equity offerings of certain portfolio companies of JLL, (ii) having acted or acting as lead arranger for, and/or as a lender under, certain credit facilities of certain portfolio companies of JLL and (iii) having provided or providing certain treasury and trade management services and products to certain portfolio companies of JLL.

It is understood that this letter is for the benefit and use of the Board of Directors of American Dental (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on American Dental, JLL or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of American Dental Common Stock (other than Excluded Holders) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

401 EDGEWATER PLACE SUITE 430 WAKEFIELD, MA 01880 Special Meeting of Stockholders to be held on [ ], 2012

VOTE BY INTERNET - www.proxyvote.com

To vote by proxy over the Internet, please visit www.proxyvote.com any time prior to 11:59 p.m., EDT, on [                        ], 2012. Please have this proxy card in hand when visiting the website and follow the instructions provided.

VOTE BY PHONE - 1-800-[                ]

To vote by proxy by telephone, please call 1-800-[                ] any time prior to 11:59 p.m., EDT, on [                        ], 2012. Please have this proxy card in hand when calling and follow the instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to receive or access future stockholder communications electronically by e-mail or over the Internet, please follow the instructions above to vote by proxy over the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:	KEEP THIS PORTION FOR YOUR RECORDS

IF YOU HAVE NOT VOTED BY INTERNET OR PHONE, DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [                        ], 2012

The undersigned hereby appoints [                        ], and each of them singly, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of common stock of American Dental Partners, Inc., at the Special Meeting of Stockholders of American Dental Partners, Inc., to be held at the Company’s principal executive offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, on [                        ], 2012 at [10:00] a.m., Eastern time, and at all adjournments thereof, at which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting.

The shares represented by this Proxy will be voted in the manner set forth below. If signed and no direction is given for any item, the shares represented by this Proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding advisory proposal to approve certain merger-related executive compensation, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The shares represented by this Proxy will be voted in the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain			For	Against	Abstain

1	To adopt the Agreement and Plan of Merger, dated as of November 4, 2011 (the “merger agreement”), among the Company, JLL Crown Holdings, LLC, a Delaware limited liability company (“Buyer”), and JLL Crown Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Buyer.	☐	☐	☐	3	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or to constitute a quorum.	☐	☐	☐

		For	Against	Abstain

2	To cast a non-binding, advisory vote to approve certain merger-related executive compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger.	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)